 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 2, 1997

                                                     REGISTRATION NO. 333-36575
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO

                                 FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                           U.S. LEGAL SUPPORT, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

           TEXAS                      7338                   76-0523238
      (STATE OR OTHER           (PRIMARY STANDARD         (I.R.S. EMPLOYER
       JURISDICTION                INDUSTRIAL            IDENTIFICATION NO.)
    OF INCORPORATION OR        CLASSIFICATION CODE
       ORGANIZATION)                 NUMBER)

                                                RICHARD O. LOONEY
                                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                            1001 FANNIN ST., SUITE 650
                                               HOUSTON, TEXAS 77002
      1001 FANNIN ST., SUITE 650                  (713) 653-7100
         HOUSTON, TEXAS 77002         (NAME, ADDRESS, INCLDING ZIP CODE, AND
            (713) 653-7100          TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                                                AGENT FOR SERVICE)
  (ADDRESS , INCLUDING ZIP CODE, AND
TELEPHONE NUMBER, INCLUDING AREA CODE,
  OF REGISTRANT'S PRINCIPAL EXECUTIVE
               OFFICES)

                               ----------------

                                  Copies to:

            W. CLELAND DADE                         DAN BUSBEE
     BRACEWELL & PATTERSON, L.L.P.  LOCKE PURNELL RAIN HARRELL (A PROFESSIONAL
   711 LOUISIANA STREET, SUITE 2900                CORPORATION)
       HOUSTON, TEXAS 77002-2781           2200 ROSS AVENUE, SUITE 2200
            (713) 221-1314                     DALLAS, TEXAS 75201
                                                  (214) 740-8000

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIMES THE REGISTRATION STATEMENT       +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.  SUBJECT TO COMPLETION, DATED          , 1997                 +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                3,500,000 SHARES

                                   LOGO
                [LOGO OF U.S. LEGAL SUPPORT, INC. APPEARS HERE]

                                  COMMON STOCK

  All of the 3,500,000 shares of Common Stock offered hereby are being offered by U.S. Legal Support, Inc. (the "Company"). The Company and a shareholder have granted to the Underwriters a 30-day option to purchase up to 525,000 additional shares of Common Stock solely to cover over-allotments, if any. If the over-allotment option is exercised, up to 100,000 shares of Common Stock will be offered by a shareholder, Mr. Richard O. Looney, who serves as President and Chief Executive Officer of the Company.

  Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of the Common Stock will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "LEGL," subject to official notice of issuance.

  SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                     Price to   Underwriting Proceeds to
                                                      Public    Discount (1) Company (2)
----------------------------------------------------------------------------------------
Per Share.........................................   $            $            $
Total (3)......................................... $            $            $
----------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting expenses payable by the Company, estimated at $2,500,000.

(3) The Company and a shareholder have granted to the Underwriters a 30-day option to purchase up to 525,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option
    in full, the Price to Public will total $   , the Underwriting Discount
    will total $   , the Proceeds to Company will total $    and the Proceeds
    to Shareholder will total $   . See "Underwriting."

  The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at
the office of NationsBanc Montgomery Securities, Inc. on or about      , 1997.


NATIONSBANC MONTGOMERY SECURITIES, INC.

                               HAMBRECHT & QUIST

                                                             J.C. BRADFORD & CO.

                                        , 1997

              LOGO OF U.S. LEGAL SUPPORT, INC. APPEARS HERE

     [COLOR MAP OF UNITED STATES WITH COMPANY OFFICE AND NETWORK AFFILIATE
                            LOCATIONS IDENTIFIED.]

        A LEADING PROVIDER OF LEGAL SUPPORT AND STAFFING SERVICES

  The Company intends to furnish its shareholders with annual reports containing financial statements audited by independent certified public accountants and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the financial statements, including the related notes thereto, appearing elsewhere in this Prospectus. Concurrently with the closing of the Offering made by this Prospectus, the Company will acquire three legal support businesses and one staffing business (collectively, the "Pending Acquisitions") in separate transactions in exchange for shares of Common Stock and cash. Unless the context otherwise requires, the "Company" refers to U.S. Legal Support, Inc., its subsidiaries and the Pending Acquisitions. See "The Company--Pending Acquisitions." Disclosures herein relating to the number of shares of Common Stock to be outstanding after the Offering are estimated, based upon an assumed initial public offering price of $12.00 per share (the mid-point of the estimated initial public offering price range) and give effect to the conversion of all outstanding securities that are convertible into Common Stock as described herein. See "--The Offering." Unless otherwise indicated, the information in this Prospectus: (i) gives effect to the Pending Acquisitions;
(ii) assumes no exercise of the Underwriters' over-allotment option; (iii) gives effect to the 100-for-one stock split effected on December 16, 1996; and
(iv) gives effect to post closing adjustments to consideration paid in the completed acquisitions.

                                  THE COMPANY

  The Company is one of the largest providers of legal support and staffing services in the United States, providing court reporting, certified record retrieval, legal placement and staffing and related services to law firms and corporations, including insurance companies, through 40 offices in seven states and the District of Columbia. The Company seeks to become the leading national, full-service provider of legal support and staffing services through a combination of selective acquisitions and internal growth. Since commencing operations in January 1997, the Company has acquired 14 businesses and will acquire four additional businesses concurrently with the Offering. In 1997, the Company has provided court reporting and certified record retrieval services to The Boeing Company, Ford Motor Company, ITT Hartford, CNA and Kemper Insurance, among others. For the year ended December 31, 1996, the Company had pro forma revenues of $43.4 million and pro forma operating income of $5.2 million. For the nine months ended September 30, 1997, the Company had pro forma revenues of $37.3 million and pro forma operating income of $5.3 million compared with pro forma revenues of $32.0 million and pro forma operating income of $3.7 million for the nine months ended September 30, 1996.

  Based on available industry data, the Company estimates that the market for legal support and staffing services in the United States exceeds $5.0 billion annually. The industry is highly fragmented, with more than 1,000 court reporting and record retrieval firms and over 400 legal placement and staffing firms. The Company believes that the legal support and staffing services market is growing due to several trends, including an increase in the: (i) outsourcing of legal support services by law firms, corporations and insurance providers, to companies that specialize in providing such services at a lower cost; (ii) use of attorneys on a temporary basis by law firms and corporations; (iii) volume and complexity of litigation; and (iv) national scope of litigation, particularly in class action and product liability lawsuits.

  Legal support and staffing services traditionally have been marketed to law firms. Increasingly, corporations, especially insurance providers, who ultimately pay the costs of legal support and staffing services, are seeking to control and reduce the costs associated with lawsuits, centralize their purchasing decisions and ensure consistent service quality. As a result, the Company believes that these companies are more frequently selecting the providers of legal support services, rather than delegating that selection to the law firms engaged to represent them. Although the legal support and staffing services industry is undergoing consolidation, currently the industry is highly fragmented and consists primarily of local and regional firms that typically provide a single or limited number of legal support and staffing services. The Company believes that many legal support businesses lack:

(i) a full range of legal support services; (ii) regional or national coverage; and (iii) access to capital and effective marketing programs. As a result, the Company believes that many legal support and staffing companies are unable to effectively service large, geographically dispersed clients.

  The Company is implementing a focused business strategy that includes establishing full service operations in multiple metropolitan areas; adopting best practices, policies and procedures; achieving operating efficiencies; and managing its business on a decentralized basis, with local management retaining primary responsibility for day-to-day operations and local marketing. The Company believes that allowing local management to retain appropriate autonomy will preserve existing client relationships, provide opportunities for internal growth and enhance the Company's competitiveness in attracting acquisition candidates.

  The Company has implemented a strategy designed to continue its growth in existing and new markets based on the following key elements: (i) active pursuit of strategic acquisitions; (ii) establishment of an effective national marketing program; (iii) capitalization on cross-selling opportunities; and
(iv) development and expansion of new and existing client relationships. The Company's acquisition strategy is to identify, acquire and integrate independent companies with strong management, profitable operating results and recognized local or regional market presence. The Company typically pursues acquisitions that will allow it to accomplish one or more of the following: (i) expand the geographic markets served by the Company; (ii) increase the Company's penetration of existing markets; (iii) establish or enhance customer relationships; and (iv) offer services complementary to those offered by the Company. The Company believes there are numerous attractive acquisition candidates due to the large size and fragmentation of the legal support and staffing services industry, including participants in the Company's referral network of over 130 court reporting affiliates, through which the Company supplies court reporting services to its clients in locations not served directly by the Company.

  The Company is a Texas corporation. Its principal executive offices are located at 1001 Fannin Street, Suite 650, Houston, Texas 77002, and its telephone number at that location is (713) 653-7100.

                                  THE OFFERING

Common Stock offered by the             3,500,000 shares
Company.............................
Common Stock to be outstanding
 after the Offering.................

                                        7,813,115 shares (1) (2)
Use of proceeds.....................    To repay indebtedness, to pay a portion
                                        of the purchase price associated with
                                        the Pending Acquisitions and to redeem
                                        shares of the Company's Series C
                                        Preferred Stock. See "Use of Proceeds."

Proposed Nasdaq National Market         LEGL
symbol..............................
--------

(1) Includes 609,268 shares to be issued in connection with the Pending Acquisitions and gives effect to the conversion of: (i) 1,000,000 shares of Series A Convertible Preferred Stock into 1,560,000 shares of Common Stock;
    (ii) 2,046,667 shares of Series B Convertible Preferred Stock into 183,393 shares of Common Stock; and (iii) $1.8 million principal amount of Convertible Subordinated Promissory Notes into 225,890 shares of Common Stock, in each case to be effected concurrently with the Offering. See "Capitalization" and Notes 7 and 8 of Notes to Consolidated Financial Statements of U.S. Legal Support, Inc.

(2) Excludes (i) 900,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Incentive Plan and the Company's Stock Option Plan for Non-Employee Directors and (ii) 131,856 shares of Common Stock issuable upon exercise of options granted in connection with completed acquisitions. See "Management," "Capitalization" and "Principal Shareholders."

                           SUMMARY FINANCIAL DATA (1)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              PRO FORMA
                                                                 ------------------------------------
                                                  NINE MONTHS                       NINE MONTHS
                               YEAR ENDED            ENDED        YEAR ENDED           ENDED
                              DECEMBER 31,       SEPTEMBER 30,   DECEMBER 31,      SEPTEMBER 30,
                          --------------------- ---------------  ------------ -----------------------
                           1994    1995   1996   1996  1997 (2)  1996 (3)(4)  1996 (3)(4) 1997 (3)(4)
                          ------  ------ ------ ------ --------  ------------ ----------- -----------
STATEMENT OF INCOME
 DATA:
Revenues................  $8,363  $9,104 $7,667 $5,886 $14,549     $43,405      $32,024     $37,277
Cost of services........   5,589   5,763  4,839  3,726   9,287      25,474       18,575      21,261
                          ------  ------ ------ ------ -------     -------      -------     -------
Gross profit............   2,774   3,341  2,828  2,160   5,262      17,931       13,449      16,016
Selling, general and
 administrative
 expenses (5)...........   3,043   1,970  2,352  1,310   3,855      10,968        8,420       9,365
Depreciation and
 amortization (4).......     224     231    212    159     332       1,754        1,332       1,337
                          ------  ------ ------ ------ -------     -------      -------     -------
Operating income
 (loss).................    (493)  1,140    264    691   1,075       5,209        3,697       5,314
Interest expense........     185     230    238    178   1,147         880          668         707
                          ------  ------ ------ ------ -------     -------      -------     -------
Income (loss) before
 taxes..................    (678)    910     26    513     (72)      4,329        3,029       4,607
Provisions (benefit) for
 income taxes...........    (183)    327     10    174      11       1,847        1,298       1,928
                          ------  ------ ------ ------ -------     -------      -------     -------
Net income (loss).......    (495)    583     16    339     (83)      2,482        1,731       2,679
Accretion of preferred
 stock..................      --      --     --     --    (479)         --           --          --
                          ------  ------ ------ ------ -------     -------      -------     -------
Net income (loss)
 attributable to common
 shareholders...........  $ (495) $  583 $   16 $  339 $  (562)    $ 2,482      $ 1,731     $ 2,679
                          ======  ====== ====== ====== =======     =======      =======     =======
Net income (loss) per
 common share...........                               $  (.13)    $   .31      $   .22     $   .33
                                                       =======     =======      =======     =======
Weighted average shares
 outstanding (6)(7).....                                 4,226       8,002        8,002       8,002
                                                       =======     =======      =======     =======

                                                         SEPTEMBER 30, 1997
                                                      --------------------------
                                                      ACTUAL   PRO FORMA (3) (6)
                                                      -------  -----------------
BALANCE SHEET DATA:
Cash.................................................    $559        $1,238
Total assets.........................................  38,720        62,652
Short-term debt......................................   3,936            75
Long-term debt (net of current maturities)...........  26,339        11,083
Redeemable preferred stock...........................   3,757            --
Total shareholders' equity (deficit)................. $(2,321)      $43,940

--------
(1) Prior to January 17, 1997, the Company had no business operations. Therefore, the business of Looney & Company, for financial statement purposes, represents the predecessor business.

(2) The Company's completed acquisitions have been, and the Pending Acquisitions will be, accounted for as purchases, and therefore, the operations of the acquired businesses are included in the statement of income data from the respective dates of acquisition. See the Consolidated Financial Statements of U.S. Legal Support, Inc. included herein.

(3) Pro forma information gives effect to: (i) the completed acquisitions and completion of the Pending Acquisitions; (ii) an adjustment to compensation expense for the difference between actual compensation paid to certain officers of businesses acquired or to be acquired and employment contract compensation negotiated in connection with the completed acquisitions and the Pending Acquisitions; (iii) amortization expense relating to intangible assets recorded in conjunction with the completed acquisitions and to be recorded in the Pending Acquisitions; and (iv) the sale of the shares offered hereby and the application of the net proceeds thereof, as if such events had occurred on January 1, 1996 (for statement of income data) and as of September 30, 1997 (for balance sheet data). The Pending Acquisitions and the conversion of certain outstanding preferred stock and Convertible Subordinated Promissory Notes described in Note 6 below are contingent upon, and will close concurrently with, completion of the Offering. The pro forma results of operations are not necessarily indicative of the results that would have occurred had these transactions been completed as of such date or the results that may be attained in the future.
(4) Pro forma depreciation and amortization amounts consist primarily of amortization of goodwill totaling $1,313,000 and $985,000 for the periods ended December 31, 1996 and September 30, 1997, respectively, recorded or to be recorded as a result of the completed acquisitions and the Pending Acquisitions. Goodwill is amortized over periods ranging from ten to 40 years and computed on the basis described in Note 2 of Notes to Consolidated Financial Statements of U.S. Legal Support, Inc.
(5) Includes a non-recurring charge of $360,000 in the fourth quarter of 1996 representing the estimated fair value of ownership interests granted to certain employees by Looney's shareholder.

(6) Gives effect to: (i) 1,734,564 shares outstanding prior to the Offering;
    (ii) 3,500,000 shares issued in the Offering; (iii) 609,268 shares to be issued in the Pending Acquisitions; (iv) 1,969,283 shares issuable upon conversion of preferred stock and Convertible Subordinated Promissory Notes; and (v) 188,187 shares issuable upon exercise of outstanding stock options in accordance with SEC Staff Accounting Bulletin Topic 4D. See "Capitalization."
(7) Shares used in calculating net loss per share for the nine months ended September 30, 1997, include the number of shares, the proceeds from the sale of which would be necessary to repay the portion of the Company's debt that funded the distribution to Richard O. Looney in connection with the reorganization of the Company and Looney & Company.

                   SUMMARY OF INDIVIDUAL COMPANY REVENUES (1)

                                 (IN THOUSANDS)

  After succeeding to the operations of Looney in January 1997, the Company has acquired 13 businesses and will acquire four others in the Pending Acquisitions. The following table sets forth a summary of the revenues attributable to Looney and the principal businesses acquired and to be acquired in the Pending Acquisitions for the fiscal years ended December 31, 1995 and 1996 and for the nine-month periods ended September 30, 1996 and 1997.

                                                 YEAR ENDED    NINE MONTHS ENDED
                                                DECEMBER 31,     SEPTEMBER 30,
                                               --------------- -----------------
                                                1995    1996     1996     1997
                                               ------- ------- -------- --------
Looney (2).................................... $ 9,104 $ 7,667 $  5,886 $  5,641
Klein Bury (3)................................   7,302   8,526    6,524    6,460
Elaine Dine (4)...............................   3,503   4,658    2,808    5,821
Legal Enterprise..............................   2,756   3,707    2,711    3,464
Reporting Service (5).........................   1,906   3,012    2,171    3,067
Jilio (5).....................................   3,366   4,022    2,772    3,085
Johnson Group (6).............................   1,714   2,155    1,616    1,702
Ziskind Greene................................   1,442   1,841    1,593    1,653
Amicus One....................................   1,642   1,883    1,394    1,544
Kirby Kennedy (5).............................   1,629   1,866    1,455    1,427
G&G...........................................   1,544   1,517    1,152    1,371
San Francisco Reporting.......................   1,105   1,140      911      946
Block.........................................   1,025   1,317      947      760
Commander Wilson (5)..........................     578      94       84      336
                                               ------- ------- -------- --------
  Total....................................... $38,616 $43,405  $32,024  $37,277
                                               ======= ======= ======== ========

--------
(1) See "The Company" for the full names and additional information concerning the completed acquisitions and the Pending Acquisitions.

(2) The revenues of Looney include from their respective dates of acquisition, the revenues of: (i) Cindi Rogers & Associates (acquired April 3, 1997);
    (ii) Preferred Records, Inc. (acquired July 31, 1997); (iii) Rocca Reporting Service (acquired August 15, 1997); and (iv) Encore Reporting (acquired August 28, 1997). The table does not include revenues for these entities prior to their acquisition since these amounts are immaterial. See "The Company--Completed Acquisitions."

(3) Revenues for 1995 are for the year ended September 30, 1995.

(4) The revenues for the nine months ended September 30, 1997 include the revenues of Elaine Dine Temporary Attorneys, L.L.C. Revenues for 1995 and 1996 represent results for the years ended March 31, 1996 and 1997, respectively.
(5) To be acquired in a Pending Acquisition concurrently with the completion of the Offering.

(6) The revenues of Johnson Group include the combined revenues of Goren of Newport, Inc., Medtext, Inc. and Rapidtext, Inc.

                                 RISK FACTORS

  The factors set forth below should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus. Further, this Prospectus contains certain forward-looking statements. These forward-looking statements are subject to certain assumptions, risks and uncertainties which may cause actual results to be materially different from those expressed in or implied by such statements.

ABSENCE OF COMBINED OPERATING HISTORY; RISKS OF INTEGRATING ACQUIRED COMPANIES

  Since the combination of Looney and the Company in January 1997, the Company has acquired 13 businesses. The Company also has entered into agreements to acquire four additional businesses in the Pending Acquisitions. While the Company intends to continue to emphasize decentralized management of operations and marketing in the acquired businesses, its success will depend, to a large extent, upon its ability to integrate effectively the operations of the acquired businesses. There can be no assurance that the recently assembled management group will be able to implement successfully the Company's business and growth strategies or manage successfully the combined operations of the Company and the businesses acquired. Most of the businesses acquired or to be acquired in the Pending Acquisitions historically have operated with limited financial and other reporting systems, which will be inadequate for the combined businesses. The Company is currently upgrading its financial reporting, accounting and other systems to assist management in the integration of acquired businesses, but there can be no assurance that integration of the acquired businesses can be accomplished successfully. If the Company does not upgrade such systems in a timely manner or is required to rely on the existing financial reporting and accounting control systems of the businesses acquired, the Company's ability to integrate successfully and manage effectively the combined enterprise could be adversely affected. The pro forma combined historical financial results included herein cover periods during which the businesses acquired were not under common control and may not be indicative of the Company's future financial or operating results. See "Business--Acquisition and Integration Strategy" and "Management."

RISKS ASSOCIATED WITH ACQUISITIONS

  The Company's growth strategy is dependent upon a program of continuing acquisitions. However, there can be no assurance the Company will be able to identify attractive acquisition candidates or to negotiate acquisition terms acceptable to the Company, and the failure to do so would have a material adverse effect on the Company's results of operations and its ability to sustain growth. The Company's acquisition strategy involves a number of risks, each of which could affect adversely the Company's reported operating results, including the diversion of management attention from operation of the business, loss of key personnel from acquired businesses and the failure of an acquired business to achieve targeted financial results. In addition, the Company could encounter unanticipated business risks or unanticipated liabilities with respect to the acquired businesses, and significant amortization of acquired intangible assets is likely to be required in most acquisitions. Further, there can be no assurance that the Company's strategy to become a national, full service provider of legal support services will be successful, or that the Company's clients will accept the Company as a provider of such services. The legal support and staffing industry is undergoing consolidation, and the resulting increase in the competition for acquisition candidates could limit the Company's acquisition opportunities or increase the cost of acquisitions. See "Business--Growth Strategy."

  The Company will require additional financing for future acquisitions, which may not be available on terms favorable to the Company, if available at all. The Company currently intends to finance future acquisitions using shares of its Common Stock for a significant portion of the purchase price. In the event the Company's Common Stock does not maintain sufficient value or potential acquisition candidates are unwilling to accept Common Stock as consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to continue its acquisition program. The net proceeds of the Offering will be used primarily to repay existing indebtedness and to partially fund the cash portion of the purchase price of the Pending Acquisitions, and none of such proceeds will be available for future acquisitions. If the Company does not have sufficient cash resources, is unable to borrow the funds required to make acquisitions or is not able to use its Common Stock as consideration for acquisitions, its growth through acquisitions would be limited. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISKS ASSOCIATED WITH RAPID GROWTH

  The Company has experienced rapid growth through acquisitions since it commenced operations in January 1997, which has placed demands on its management, operational capacity and financial resources. The Company's growth strategy provides for a continuing acquisition program, which will place further demands on its management, operational capacity and financial resources and systems. The increased management requirements will necessitate the recruitment and retention of additional qualified management personnel and the purchase and implementation of new management information systems. There can be no assurance that the Company will be able to recruit and retain qualified personnel or expand and manage its operations effectively and profitably. The failure to manage growth effectively could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

REGULATORY INITIATIVES

  The Company derives most of its revenues from operations in California, Florida, New York, Pennsylvania and Texas. Legislation or regulations enacted in any of these states or at the federal level relating to lawsuits or other dispute resolution proceedings, or to the provision of court reporting or other legal support and staffing services provided by the Company, could have a material adverse effect on the Company's business and results of operations. A key component of the Company's business strategy is the pursuit of arrangements with insurance providers and major corporations under which the Company is designated as the exclusive or preferred provider of court reporting and certified record retrieval services. Legislation recently was proposed in the State of Texas that could have prohibited such arrangements by making illegal the provision of services by a court reporter under any agreement other than on a case-by-case basis. The proposed legislation also would have prohibited a court reporter from being employed by, or serving as an independent contractor for, a court reporting firm unless a majority of the firm is owned by certified shorthand reporters. While the foregoing provisions were not included in the Texas legislation as enacted, the Company expects that there will continue to be efforts to sponsor the adoption of similar prohibitions in legislative or regulatory action or through the ethics codes governing the conduct of court reporters or attorneys. If enacted, these prohibitions would represent a significant impediment to the implementation of the Company's current business strategy and could have a material adverse effect on the Company's business and results of operations. Other states have enacted or considered such legislation and may do so in the future. West Virginia recently enacted legislation that prohibits a court reporter from entering into a contract for the provision of court reporting services directly with a party to a lawsuit. In addition, recent federal and certain state legislative proposals have included limitations on the number and length of depositions or proposed the substitution of videotaped reporting for stenographic transcription of certain legal proceedings.

  State and national bar associations and committees on legal ethics and professional responsibility have from time to time issued opinions regarding the ethical implications of arrangements involving temporary attorneys. These opinions have suggested that the payment of fees to agencies that place temporary attorneys may constitute, in certain circumstances, the improper splitting of legal fees with a non-lawyer. The applicability of these opinions to the Company's business is uncertain, and there can be no assurance that a state will not determine that the business as conducted by the Company violates ethical or professional responsibility regulations for attorneys. In addition, the practice of placing temporary lawyers with a number of firms may raise conflict of interest issues under applicable ethics codes, particularly when attorneys from a placement firm are placed with opposing parties, or law firms representing such parties, in a lawsuit or business transaction.

  The Company cannot determine whether legislative or regulatory proposals affecting the Company's operations will be initiated, reproposed or enacted; however, if adopted, certain of such proposals could require the Company to alter the manner in which it conducts its business, and could materially and adversely affect its business and results of operations. See "Business-- Regulation."

ALTERNATIVE DISPUTE RESOLUTION

  The high cost of litigation in the United States has resulted in the more frequent use of alternative dispute resolution practices, such as arbitration and mediation. The increasing use of such alternative dispute resolution practices could affect the demand for the Company's legal support and staffing services; however, the Company is unable to assess the ultimate effect, if any, that such practices may have on its services.

COMPETITION

  The legal support and staffing services industry is highly competitive and fragmented, and limited barriers to entry exist with respect to each component of the Company's business. Although the industry is undergoing consolidation, the principal competition for the Company's court reporting and certified record retrieval businesses currently consists of numerous local and regional firms. In its legal staffing business, the Company competes with national, regional and local firms, some of which have substantially greater resources, offer more diversified services and operate in broader geographic areas than the Company. As the Company seeks to expand into new geographic markets, its growth in those markets will depend upon its ability to gain market share from competitors, and there can be no assurance that additional market share will be obtained. Prices for legal support services generally have remained stable or have declined in many markets over the past several years as law firms, insurance providers and corporations have increased their efforts to reduce expenses by centralizing their purchasing decisions and negotiating lower rates with vendors. As this trend and the related consolidation among legal support service companies continue, the Company anticipates that it will encounter more intense price-based competition which could adversely affect the Company's profitability. See "Business--Competition."

STATUS OF INDEPENDENT CONTRACTORS

  The Company typically provides court reporting services through independent contractors and, therefore, does not pay federal or state employment taxes or withhold income taxes for such persons. Further, the Company does not include these independent contractors in its employee benefit plans. From time to time persons engaged as independent contractors are determined to be employees as a result of challenges by the federal Internal Revenue Service ("IRS") and state authorities asserted in administrative proceedings or court action. In certain instances, persons engaged to be independent contractors also could initiate court proceedings asserting that they are employees under state law and should be included in employee benefit plans. Such determinations of employee status under these challenges are made on a case-by-case basis and are based upon the particular facts of each case. In the event persons engaged by the Company as independent contractors are determined to be employees by the IRS or any state taxation department, the Company would be required to pay applicable federal and state employment taxes and withhold income taxes with respect to such persons and could become liable for amounts required to be paid or withheld in prior periods. In addition, the Company could be required to include such persons in its employee benefit plans on a retroactive as well as a current basis. Approximately 500 court reporters are engaged by the Company as independent contractors, and any challenge by the IRS, state authorities or private litigants resulting in a determination that such persons are employees would have a material adverse effect on the Company's business, results of operations and financial condition. In October 1997, a bill was introduced in the U.S. House of Representatives that would amend the Internal Revenue Code to establish more stringent requirements for the engagement of independent contractors. The Company is unable to assess the likelihood that this bill or similar legislation will be enacted. See "Business--Legal Support and Staffing Services" and "--Independent Contractors."

DEPENDENCE UPON KEY PERSONNEL

  The Company is dependent on the continuing services of Richard O. Looney, other executive officers and the senior management of the acquired businesses, and the Company likely will depend on the senior management of any significant business it acquires in the future. The business or prospects of the Company could be affected adversely if any of these persons do not continue in their management roles and the Company is unable to attract and retain qualified replacements. The Company does not currently maintain key-man life insurance on any executive officer. See "Management."

ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL

  The Company is dependent on the availability of a sufficient number of licensed court reporters. From time to time, there are shortages of qualified court reporters, and there can be no assurance that the Company will be able to maintain an adequate force of licensed court reporters or that the Company's expenses will not increase as a result of such a shortage. The Company competes with other legal staffing companies, as well as its clients, for qualified attorneys. The Company expects that a substantial number of the Company's temporary legal staffing personnel will terminate their temporary assignments to accept full-time employment with Company clients. The Company also may encounter difficulty in recruiting a sufficient number of qualified attorneys. In addition, during periods of high demand for the Company's services, the Company may incur increased expense associated with recruiting qualified temporary attorneys. The Company's inability to attract and retain a sufficient number of qualified temporary attorneys, or the loss of a significant number of qualified temporary attorneys to clients, could adversely affect the Company's operating results and business strategy. See "Business--Business Strategy."

POTENTIAL LIABILITY TO CLIENTS

  The provision of personnel in the legal support and staffing business entails an inherent risk of professional malpractice and similar claims. The Company currently does not maintain malpractice insurance for attorneys placed with clients in the Company's legal staffing business, and the Company could be named as a defendant in legal malpractice litigation in connection with services rendered by attorneys placed with clients. There can be no assurance that, if named, the Company would be able to defend such claims successfully. The Company's business also involves the handling of clients' documents containing confidential and other sensitive information. There can be no assurance that unauthorized disclosures will not occur, or that clients' documents will not be mishandled or lost, which could have a material adverse effect on the Company's business reputation or results of operations. The Company also may be subject to discrimination and harassment claims for the acts of legal staffing personnel who are placed with the Company's clients. See "Business--Regulation."

TECHNOLOGICAL ADVANCES

  The Company's business is subject to changes in technology, which may result in the introduction of new products or services that are competitive with, superior to, or render obsolete the services provided by the Company. Voice recognition technology is designed to eliminate the need for manual transcription of oral testimony and has been under development for several years. There can be no assurance that substantial advances will not be made in the area of voice recognition technology or that other technology will not be developed that renders the Company's services obsolete or impractical. These changes in technology could also include conducting certified document retrieval electronically, with deposition notices and subpoenas being transmitted electronically to document custodians and witnesses who similarly would return responses electronically. The Company's ability to compete effectively will depend upon its ability to adapt to such changes and to develop services to satisfy evolving client requirements. There can be no assurance that current technologies, or technologies developed in the future, will not compete with or replace services provided by the Company, or that any technological advances made by the Company will be responsive to client requirements or represent the best available technology to meet client needs. See "Business--Legal Support and Staffing Services."

CONTROL BY OFFICERS, DIRECTORS AND SHAREHOLDERS

  Upon completion of the Offering, the Company's officers, directors and current principal shareholders will beneficially own approximately 42.0% of the outstanding Common Stock. These persons, if acting together, will have substantial control over matters requiring approval of the shareholders of the Company, including the election of directors. See "--Anti-Takeover Effect of Certain Charter Provisions," "Management" and "Principal Shareholders."

DILUTION

  Purchasers of Common Stock in the Offering will experience immediate dilution in net tangible book value per share of Common Stock of $12.93 from the initial public offering price per share and may experience further dilution in that value from issuances of Common Stock in connection with future acquisitions. See "Dilution."

ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for the Common Stock. There can be no assurance that an active trading market for the Common Stock will develop or be sustained after the Offering or that purchasers of the Common Stock will be able to resell their shares at prices equal to or greater than the initial public offering price. The initial public offering price will be determined through negotiations between the Company and the Underwriters and may not be indicative of the prices that will prevail in the public market after the Offering. Numerous factors, including fluctuations in the operating results of the Company or its competitors, fluctuations in the demand for the Company's services or business services in general, and the timing and announcement of acquisitions by the Company or its competitors, could have a significant impact on the price of the Common Stock. In addition, the stock markets have experienced significant price and volume fluctuations in recent years that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations may adversely affect the market price of the Common Stock. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have 7,813,115 shares of Common Stock outstanding. Of these shares, all of the shares sold in the Offering will be freely transferable without restriction or limitation under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by "affiliates" of the Company, as such term is defined in Rule 144 under the Securities Act. The remaining 4,313,115 shares constitute "restricted securities" within the meaning of Rule 144 and the resale of such shares is restricted for one year from the date they were acquired. The holders of such shares have certain rights to have shares registered in the future under the Securities Act pursuant to the terms of agreements between such holders and the Company. The Company, its executive officers, directors and principal shareholders have agreed not to offer or sell any shares of Common Stock for a period of 180 days following the date of this Prospectus without the prior written consent of Montgomery Securities, except that the Company may issue shares of Common Stock in connection with acquisitions and pursuant to the exercise of stock options described in this Prospectus. At November 15, 1997, there were outstanding options to purchase: (i) 131,856 shares of Common Stock issued in connection with the Completed Acquisitions;
(ii) 158,915 shares of Common Stock granted pursuant to the 1997 Stock Incentive Plan as of September 30,1997; (iii) 565,109 shares of Common Stock to be granted pursuant to the 1997 Stock Incentive Plan upon completion of the Offering; and (iv) 100,000 shares of Common Stock to be granted pursuant to the Company's Stock Option Plan for Non-Employee Directors upon completion of the Offering. The Company intends to register the 900,000 shares of Common Stock reserved for issuance pursuant to the exercise of options granted pursuant to the Company's 1997 Stock Incentive Plan and pursuant to the Company's Stock Option Plan for Non-Employee Directors under the Securities Act for public resale. Sales of substantial amounts of shares of Common Stock in the public market after this Offering or the perception that such sales could occur may adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

  The Board of Directors of the Company is empowered to issue preferred stock in one or more series without shareholder action, which could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, business combination, proxy contest or otherwise. In addition, certain provisions of the Texas Business Corporation Act also may discourage takeover attempts that have not been approved by the Board of Directors. See "Description of Capital Stock."

                                  THE COMPANY

  The Company was founded in October 1996 as the successor to Looney & Company ("Looney") and to create a leading provider of legal support and staffing services to law firms, insurance providers and major corporations. Since combining with Looney in January 1997, the Company has acquired 13 businesses (together with Looney, the "Completed Acquisitions") and will acquire four additional businesses concurrently with the Offering in the Pending Acquisitions. Prior to the combination with Looney & Company in January 1997, the Company did not conduct any operations.

  Looney & Company. Looney ("Looney") provides court reporting and certified record retrieval services through operations in Houston, Dallas, San Antonio, Austin, Corpus Christi and Harlingen, Texas. In addition, the Company provides court reporting services to customers in locations not directly served by the Company through U.S. Court Reporters, Inc., a referral network with over 130 affiliated court reporting firms located throughout the United States. In April 1997, the Company acquired Cindi Rogers & Associates, a Houston-based court reporting company. In July 1997, Looney acquired Preferred Records, Inc., a Dallas court reporting and certified record retrieval company. In August 1997, Looney acquired Encore Reporting, a Harlingen-based court reporting and record retrieval company and the Company acquired Rocca Reporting Service ("Rocca"), a Chicago, Illinois court reporting company. Mr. Richard O. Looney, serves as Chairman, President and Chief Executive Officer of the Company. Headquartered in Houston, Texas, Looney had 1996 revenues of $7.7 million.

  The following is a brief description of each of the Completed Acquisitions and the Pending Acquisitions.

COMPLETED ACQUISITIONS

  Klein, Bury & Associates. Klein, Bury & Associates ("Klein Bury") provides court reporting services through operations in Miami, Fort Lauderdale, West Palm Beach, Orlando, Jacksonville and Tampa, Florida and was previously a U.S. Court Reporters network affiliate. Michael Klein, President of Klein Bury, serves on the Board of Directors of the Company. Headquartered in Miami, Florida, Klein Bury had 1996 revenues of $8.5 million.

  G&G Court Reporters. G&G Court Reporters ("G&G") provides court reporting services in southern California. Headquartered in Los Angeles, G&G had 1996 revenues of $1.5 million.

  San Francisco Reporting Service. San Francisco Reporting Service ("San Francisco Reporting") provides court reporting services in the San Francisco and northern California markets and was previously a U.S. Court Reporters network affiliate. Headquartered in San Francisco, California, San Francisco Reporting had 1996 revenues of $1.1 million.

  Johnson Court Reporting Group. The Johnson Court Reporting Group ("Johnson Group"), through Johnson Court Reporting, Rapidtext, Inc. and Medtext, Inc., provides court reporting services, closed-captioning services for the hearing impaired, remote classroom captioning services, medical transcription services, and scanning and imaging services primarily in southern California. Headquartered in Los Angeles, California, Johnson Group had 1996 revenues of $2.2 million.

  Legal Enterprise, Inc. Legal Enterprise, Inc. ("Legal Enterprise") provides certified record retrieval services as well as digital scanning, reproduction services and automated subpoena preparation services through seven offices in California. Tony Maddocks, President of Legal Enterprise, serves as Vice President of Sales and Marketing for the Company. Headquartered in Los Angeles, California, Legal Enterprise had 1996 revenues of $3.7 million.

  Amicus One Legal Support Services, Inc. Amicus One Legal Support Services, Inc. ("Amicus One") provides court reporting, computer and still board animation exhibit preparation and image scanning services with operations in Manhattan, White Plains and Brooklyn, New York. Headquartered in New York, New York, Amicus One had 1996 revenues of $1.9 million.

  Block Court Reporting, Inc. Block Court Reporting, Inc. and its subsidiary ("Block") provide court reporting services to the Washington, D.C. and northern Virginia markets. Block was previously a U.S. Court Reporters network affiliate. Headquartered in Washington, D.C., Block had 1996 revenues of $1.3 million.

  Ziskind Greene Watanabe & Nason. Ziskind Greene Watanabe & Nason ("Ziskind Greene") provides permanent legal search services to national and California law firms and legal departments of major corporations through offices in Los Angeles, Orange County, San Diego and San Francisco, California. Headquartered in Los Angeles, California, Ziskind Greene had 1996 revenues of $1.8 million.

  Elaine P. Dine, Inc. Elaine P. Dine, Inc. ("Elaine Dine") provides permanent legal search services to national and New York law firms and legal departments of major corporations nationwide. In addition, Elaine Dine, through Elaine Dine Temporary Attorneys, L.L.C., provides temporary lawyer services to its clients. Headquartered in New York, New York, Elaine Dine had revenues of $4.7 million for the twelve months ended March 31, 1997.

  The consideration paid by the Company in the Completed Acquisitions consisted of: (i) $21.4 million in cash; (ii) 2,046,667 shares of Series B Preferred Stock; (iii) 231,250 shares of Series C Preferred Stock; (iv) $5.1 million aggregate principal amount of Subordinated Promissory Notes; (v) $1.8 million aggregate principal amount of Convertible Subordinated Promissory Notes; and (vi) 703,244 shares of Common Stock. In addition, with respect to certain of the businesses acquired, the Company may be obligated to pay contingent consideration based on improvements in the financial performance of the businesses during specified periods after their acquisition. The Company also granted options to purchase a total of 144,336 shares of Common Stock to the owners or employees of the businesses acquired. These options expire five years after their respective dates of grant and may be exercised for nominal consideration. See "Use of Proceeds" and Notes 7 and 8 of Notes to Consolidated Financial Statements of U.S. Legal Support, Inc.

PENDING ACQUISITIONS

  Jilio & Associates. Jilio & Associates ("Jilio") provides court reporting services in the Southern California market. Headquartered in Los Angeles, California, Jilio had 1996 revenues of $4.0 million.

  Kirby A. Kennedy & Associates. Kirby A. Kennedy & Associates ("Kirby Kennedy") provides court reporting services in the Minneapolis and St. Paul, Minnesota markets and is a U.S. Court Reporters network affiliate. Headquartered in Minneapolis, Minnesota, Kirby Kennedy had 1996 revenues of $1.9 million.

  Reporting Service Associates, Inc. Reporting Service Associates, Inc. ("Reporting Service") provides court reporting services in the mid-Atlantic markets. Headquartered in Philadelphia, Pennsylvania, Reporting Service had 1996 revenues of $3.0 million.

  Commander Wilson, Inc. Commander Wilson, Inc. ("Commander Wilson") provides permanent legal search services to national and Texas law firms and legal departments of major corporations. James Wilson, the owner of Commander Wilson, became Vice President, Legal Staffing of the Company on September 25, 1997. Headquartered in Houston, Texas, Commander Wilson had 1996 revenues of $94,000. See Note 6 of Notes to Financial Statements of Commander Wilson for a discussion of bankruptcy proceedings involving Commander Wilson. See "Management" and "Certain Transactions."

  The aggregate purchase price to be paid by the Company in connection with the Pending Acquisitions, subject to post-closing adjustments, if any, is approximately $16.9 million in cash and 609,268 shares of Common Stock.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of shares of Common Stock offered hereby are estimated to be approximately $36.6 million ($41.3 million if the Underwriters' over-allotment option is exercised in full), assuming an initial offering price of $12.00 per share and after deducting estimated underwriting discounts and estimated expenses payable by the Company.

  The net proceeds of the Offering will be utilized by the Company as follows:
(i) approximately $17.1 million will be used to repay the outstanding principal and interest under the Company's existing credit agreement with a commercial bank, which was used to finance the Completed Acquisitions and for working capital purposes (the "Bank Credit Agreement"); (ii) approximately $9.5 million will be used to repay the outstanding principal of, and accrued interest on, the Company's 12% Senior Subordinated Notes due 2005 (the "Senior Subordinated Notes"), which were issued in January 1997 to obtain funds to finance the Completed Acquisitions; (iii) $231,250 will be used to redeem 231,250 shares of Series C Preferred Stock issued in connection with the acquisition of San Francisco Reporting; (iv) approximately $5.0 million will be used to repay the outstanding principal balance of, and interest on, the Company's Subordinated Promissory Notes issued in connection with certain of the Completed Acquisitions; and (v) the remaining net proceeds of approximately $4.8 million will be applied to the $16.9 million required to pay the cash portion of the purchase price in the Pending Acquisitions. The additional $12.1 million required for the cash portion of the Pending Acquisitions is expected to be financed through borrowings under a new credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Indebtedness under the Bank Credit Agreement currently bears interest at the rate of 8.19% per annum and is required to be accelerated upon completion of the Offering. The Subordinated Promissory Notes become due and payable upon completion of the Offering and bear interest at rates ranging from 6.0% to 10% per annum. Approximately $1.6 million of the principal amount of the Subordinated Promissory Notes is held by two executive officers of the Company. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Certain Transactions" and Notes 3 and 7 of Notes to Consolidated Financial Statements of U.S. Legal Support, Inc.

                                DIVIDEND POLICY

  The Company has not paid a cash dividend on the Common Stock since its incorporation and does not anticipate paying any dividends on Common Stock in the foreseeable future. The Company intends to retain future earnings, if any, to finance its operations and to fund the growth of its business, to repay indebtedness and for general corporate purposes. Any payment of dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other relevant factors. The Bank Credit Agreement, prohibits the payment of dividends. The Company has entered into a new credit facility with a commercial bank, which will be effective concurrently with completion of the Offering, and such agreement contains provisions restricting the payment of dividends. See "Description of Capital Stock."

                                CAPITALIZATION

  The following table sets forth, as of September 30, 1997: (i) the historical consolidated capitalization of the Company; and (ii) the historical consolidated capitalization of the Company, as adjusted to reflect the sale of the Common Stock in the Offering, the application of the estimated net proceeds therefrom and the Pending Acquisitions. See "Use of Proceeds." This presentation should be read in conjunction with the historical and pro forma consolidated financial statements and related notes thereto included elsewhere herein.

                                                                   AS OF
                                                               SEPTEMBER 30,
                                                                   1997
                                                             ------------------
                                                             ACTUAL   PRO FORMA
                                                             -------  ---------
                                                              (IN THOUSANDS)
Short-term debt (including current portion of long-term
 debt)......................................................  $3,936       $75
                                                             =======   =======
Long-term debt, excluding current portion:
  Bank indebtedness (1)..................................... $12,424   $11,000
  Senior Subordinated Notes.................................   9,000        --
  Subordinated Promissory Notes.............................   2,694        --
  Subordinated Convertible Promissory Notes (2).............   1,845        --
  Subordinated Promissory Notes.............................   2,000        --
  Debt discount (3).........................................  (1,707)       --
  Capital leases and other obligations......................      83        83
                                                             -------   -------
    Total long-term debt.................................... $26,339   $11,083
                                                             -------   -------
Redeemable Preferred Stock:
  Series A Convertible Preferred Stock, 1,000,000 shares
   outstanding (4)..........................................   1,479        --
  Series B Convertible Preferred Stock, 2,046,667 shares
   outstanding (4)..........................................   2,047        --
  Series C Convertible Preferred Stock, 231,250 shares
   outstanding (5)..........................................     231        --
Shareholders' equity (deficit):
  Preferred Stock, $1.00 par value, 10,000,000 shares
   authorized...............................................      --        --
  Common Stock, $.01 par value, 100,000,000 shares
   authorized: 1,734,564 shares outstanding, actual; and
   7,813,115 shares, pro forma (6)..........................      17        78
  Additional paid-in capital................................   3,840    51,508
  Accumulated deficit.......................................  (6,178)   (7,646)
                                                             -------   -------
    Total shareholders' equity (deficit)....................  (2,321)   43,940
                                                             -------   -------
Total capitalization........................................ $27,775   $62,652
                                                             =======   =======

--------

(1) Includes borrowings made under the Company's new credit facility to fund a part of the cash portion of the purchase price of the Pending
    Acquisitions. Actual borrowings required for such purposes are estimated to be approximately $12.1 million.

(2) The Convertible Subordinated Promissory Notes were issued in connection with certain of the Completed Acquisitions, and will be converted into an aggregate of 225,867 shares of Common Stock.

(3) See Note 7 of Notes to Consolidated Financial Statements of U.S. Legal Support, Inc.

(4) The Series A Convertible Preferred Stock will be converted into 1,560,000 shares of Common Stock and the Series B Convertible Preferred Stock will be converted into an aggregate of 183,393 shares of Common Stock, in each case, upon completion of the Offering.

(5) The Series C Convertible Preferred Stock will be redeemed for $231,250 out of the net proceeds of the Offering.

(6) Excludes: (i) 900,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Incentive Plan and the Company's Stock Option Plan for Non-Employee Directors and (ii) 131,856 shares of Common Stock issuable upon exercise of options granted in connection with Completed Acquisitions. See "Management," "Certain Transactions" and "Principal Shareholders."

                                   DILUTION

  The net tangible book deficit of the Company at September 30, 1997 was approximately $30.3 million, or $(17.47) per share of Common Stock. Net tangible book deficit per share represents the Company's total tangible assets less its total liabilities, divided by 1,734,564 shares of Common Stock outstanding as of September 30, 1997. After giving effect to the sale of the 3,500,000 shares of Common Stock offered hereby (after deducting the underwriting discount and estimated Offering expenses) and consummation of the Pending Acquisitions, the pro forma net tangible book deficit of the Company at September 30, 1997 would have been approximately $7.3 million, or $(0.93) per share. This represents an immediate increase in such net tangible book value of $16.54 per share to existing shareholders at September 30, 1997, consisting of $10.54 per share attributable to the conversion of convertible subordinated debt and preferred stock, $8.11 per share attributable to the Offering, offset by a decrease of $3.22 per share attributable to the Pending Acquisitions. This results in immediate dilution of $12.93 per share to investors purchasing shares in the Offering. The following table illustrates pro forma dilution to new investors:

   Assumed initial public offering price per share..........            $12.00
     Net tangible book deficit as of September 30, 1997
      [$30.3 million].......................................  $(17.47)
     Increase in pro forma net tangible book value attribut-
      able to the conversion of convertible subordinated
      debt and preferred stock [$4.6 million]...............    10.53
     Increase in pro forma net tangible book value attribut-
      able to the Offering, net of the extraordinary loss on
      debt [$35.1 million]..................................     9.23
     Decrease in pro forma net tangible book value per share
      attributable to the Pending Acquisitions [$16.7 mil-
      lion].................................................    (3.22)
                                                              -------
   Pro forma net tangible book value per share after the Of-
    fering [$7.3 million]...................................             (0.93)
                                                                       -------
   Dilution per share to new investors......................           $(12.93)
                                                                       =======

  The following table presents, after giving effect to the Offering and the Pending Acquisitions, the difference among existing shareholders, sellers receiving shares in the Pending Acquisitions and new investors with respect to the number of shares purchased from the Company and the total consideration and average price per share paid to the Company, before deducting the underwriting discounts and estimated Offering expenses.

                                SHARES PURCHASED  TOTAL CONSIDERATION PURCHASE
                                ----------------- ------------------- PRICE PER
                                 NUMBER   PERCENT   AMOUNT    PERCENT   SHARE
                                --------- ------- ----------- ------- ---------
Existing common shareholders..  1,734,564     22%  $4,246,000      7%   $2.45
Common shareholders upon
 conversion of:
  Series A Preferred Stock....  1,560,000     20    1,000,000      2     0.64
  Series B Preferred Stock....    183,393      2    2,046,667      3    11.16
  Convertible Subordinated
   Promissory Notes...........    225,890      3    1,075,333      2     4.76
Sellers receiving shares in
 the Pending Acquisitions.....    609,268      8    6,580,000     12    10.80
New investors.................  3,500,000     45   42,000,000     74    12.00
                                ---------  -----  -----------  -----
  Total.......................  7,813,115  100.0% $56,948,000  100.0%
                                =========  =====  ===========  =====

  The foregoing tables assume no exercise of outstanding options. As of the date of this Prospectus, there are 795,880 shares of Common Stock issuable upon the exercise of stock options at a weighted average exercise price of $9.16 per share. See "Management."

                            SELECTED FINANCIAL DATA

  The financial data set forth below as of and for each of the years in the three year period ended December 31, 1996 were derived from audited financial statements of Looney. The financial data for the years ended December 31, 1992 and 1993 and as of and for the nine months ended September 30, 1996 and 1997 were derived from the unaudited financial statements of Looney and the Company, respectively, which include all adjustments (consisting only of normal recurring adjustments) that, in the opinion of management, are necessary to present fairly the information set forth therein.

  The pro forma financial data as of and for the nine months ended September 30, 1996 and 1997 and the year ended December 31, 1996, were derived from the pro forma combined financial statements of the Company appearing elsewhere in this Prospectus. Such pro forma combined financial statements give effect to the completed acquisitions and the Pending Acquisitions, the Offering and the application of the proceeds therefrom, and the related conversion of outstanding securities as if each of these events had occurred on January 1, 1996. The pro forma financial information of the Company does not purport to represent what the Company's results of operations or financial position actually would have been had the completed acquisitions and the Pending Acquisitions occurred on the dates specified, nor is it a projection of the Company's results of operations or financial position for any future period or date. The data presented below should be read in conjunction with the Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company, the financial statements and pro forma combined financial statements and the notes thereto included elsewhere herein.

                          SELECTED FINANCIAL DATA (1)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    PRO FORMA (2) (3)
                                                                               ----------------------------
                                                                NINE MONTHS                   NINE MONTHS
                                                                   ENDED        YEAR ENDED       ENDED
                               YEAR ENDED DECEMBER 31,         SEPTEMBER 30,   DECEMBER 31,  SEPTEMBER 30,
                          ------------------------------------ --------------  ------------ ---------------
                           1992   1993    1994    1995   1996   1996   1997        1996      1996    1997
                          ------ ------  ------  ------ ------ ------ -------  ------------ ------- -------
STATEMENT OF INCOME
 DATA:
Revenues................  $6,706 $7,722  $8,363  $9,104 $7,667 $5,886 $14,549    $43,405    $32,024 $37,277
Cost of services........   3,802  4,595   5,589   5,763  4,839  3,726   9,287     25,474     18,575  21,261
                          ------ ------  ------  ------ ------ ------ -------    -------    ------- -------
Gross profit............   2,904  3,127   2,774   3,341  2,828  2,160   5,262     17,931     13,449  16,016
Selling, general and
 administrative
 expenses (4)...........   2,612  2,824   3,043   1,970  2,352  1,310   3,855     10,968      8,420   9,365
Depreciation and
 amortization (5).......      95    110     224     231    212    159     332      1,754      1,332   1,337
                          ------ ------  ------  ------ ------ ------ -------    -------    ------- -------
Operating income
 (loss).................     197    193    (493)  1,140    264    691   1,075      5,209      3,697   5,314
Interest expense........     101    181     185     230    238    178   1,147        880        668     707
                          ------ ------  ------  ------ ------ ------ -------    -------    ------- -------
Income (loss) before
 taxes..................      96     12    (678)    910     26    513     (72)     4,329      3,029   4,607
Provisions (benefit) for
 income taxes...........      --     35    (183)    327     10    174      11      1,847      1,298   1,928
                          ------ ------  ------  ------ ------ ------ -------    -------    ------- -------
Net income (loss).......     $96   $(23)  $(495)   $583    $16   $339     (83)    $2,482     $1,731  $2,679
                          ====== ======  ======  ====== ====== ======            =======    ======= =======
Accretion of preferred
 stock..................                                                 (479)
                                                                      -------
Net income (loss)
 attributable to common
 shareholders...........                                                $(562)
                                                                      =======
Net income (loss) per
 common share...........                                                $(.13)     $0.31      $0.22   $0.33
                                                                      =======    =======    ======= =======
Weighted average shares
 outstanding (6) (7)....                                                4,226      8,002      8,002   8,002
                                                                      =======    =======    ======= =======

                                                         SEPTEMBER 30, 1997
                                                      --------------------------
                                                      ACTUAL   PRO FORMA (3) (6)
                                                      -------  -----------------
BALANCE SHEET DATA:
Cash.................................................    $559        $1,238
Total assets.........................................  38,720        62,252
Short-term debt......................................   3,936            75
Long-term debt (net of current portion)..............  26,339        11,083
Redeemable preferred stock...........................   3,757            --
Total shareholders' equity (deficit).................  (2,321)       43,940

-------
(1) Prior to January 17, 1997, the Company had no business operations. Therefore, the business of Looney & Company, for financial statement purposes, represents the predecessor business.

(2) The Completed Acquisitions have been, and the Pending Acquisitions will be, accounted for as purchases and therefore, the operations of the acquired businesses are included in the statement of income data from the respective dates of acquisition. See the Unaudited Pro Forma Combined Financial Statements of U.S. Legal Support, Inc. included herein.

(3) Pro forma information gives effect to: (i) the Completed Acquisitions and completion of Pending Acquisitions; (ii) an adjustment to compensation expense for the difference between actual compensation paid to certain officers of businesses acquired or to be acquired and employment contract compensation negotiated in connection with the completed acquisitions and the Pending Acquisitions; (iii) amortization expense relating to intangible assets recorded in conjunction with the Completed Acquisitions and to be recorded in the Pending Acquisitions; and (iv) the sale of the shares offered hereby and the application of the net proceeds thereof, as if such events had occurred on January 1, 1996 (for statement of income data) and as of September 30, 1997 (for balance sheet data). The Pending Acquisitions and the conversion of certain outstanding preferred stock and Convertible Subordinated Promissory Notes described in Note 6 below, are contingent upon and will close concurrently with completion of the Offering. The pro forma results of operations are not necessarily indicative of the results that would have occurred had these transactions been completed as of such date or the results that may be attained in the future.

(4) Includes a non-recurring charge of $360,000 in the fourth quarter of 1996 representing the estimated fair value of ownership interests granted to certain employees by the Company's shareholder.

(5) Pro forma depreciation and amortization amounts consist primarily of amortization of goodwill totaling $1,313,000 and $985,000 for the periods ended December 31, 1996 and September 30, 1997, respectively, recorded or to be recorded as a result of the Completed Acquisitions and the Pending Acquisitions. Goodwill is amortized over periods ranging from ten to 40 years and computed on the basis described in Note 2 of Notes to Consolidated Financial Statements of U.S. Legal Support, Inc.

(6) Gives effect to: (i) 1,734,564 shares outstanding prior to the Offering;
    (ii) 3,500,000 shares to be issued in the Offering; (iii) 609,268 shares to be issued in the Pending Acquisitions; (iv) 1,969,283 shares issued upon conversion of convertible preferred stock and Convertible Subordinated Promissory Notes; and (v) 188,187 shares issuable upon exercise of outstanding stock options in accordance with SEC Staff Accounting Bulletin Topic 4D. See "Capitalization."

(7) Shares used in calculating net loss per share for the nine months ended September 30, 1997, include the number of shares, the proceeds from the sale of which would be necessary to repay the portion of the Company's debt that funded the distribution to Richard O. Looney in connection with the reorganization of the Company and Looney & Company.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the historical financial statements and related notes and the pro forma financial statements and related notes included elsewhere in this Prospectus.

OVERVIEW

  The Company is one of the largest providers of legal support and staffing services in the United States providing court reporting, certified record retrieval, legal placement and staffing, and other related services to law firms and corporations, including insurance companies, through 40 offices in seven states and the District of Columbia. The Company seeks to become the leading national, full-service provider of legal support and staffing services in the United States through a combination of selective acquisitions and internal growth. Since commencing operations in January 1997, the Company has acquired 14 businesses and will acquire four additional businesses concurrently with the Offering. For the year ended December 31, 1996, the Company had pro forma revenues of $43.4 million and pro forma operating income of $5.2 million. For the nine months ended September 30, 1997, the Company had pro forma revenues of $37.3 million and pro forma operating income of $5.3 million, compared with pro forma revenues of $32.0 million and pro forma operating income of $3.7 million for the nine months ended September 30, 1996.

  In 1996, the Company derived approximately 64.0% of its pro forma revenues from court reporting services, 18.0% from certified record retrieval services, 15.0% from permanent placement and temporary legal staffing and 3.0% from other services. For the nine months ended September 30, 1997, the Company derived 60.0% of its pro forma revenues from court reporting, 17.0% from certified record retrieval, 21.0% from permanent placement and temporary legal staffing and 2.0% from other services. The Company believes that over the past several years prices for court reporting and certified record retrieval services have remained stable or have declined in many markets, while rates for permanent placement and temporary legal staffing have remained relatively constant. The Company also believes that law firms and corporations have increased their efforts to reduce legal expenses by centralizing their purchasing decisions and negotiating lower rates with vendors. As these trends and the consolidation among legal support companies continue, the Company believes that the industry will experience more price-based competition. The Company's strategy, however, is to capitalize on the centralization of purchasing decisions by increasing its share of the market represented by larger accounts and expanding the geographic markets in which it operates.

  Charges for court reporting services typically are based upon the number of pages transcribed, with a significant portion of revenues being derived from the production of additional copies. Substantially all of the Company's court reporting services are performed by independent contractors. Under its standard arrangements with independent court reporters, the Company retains a portion, typically averaging 40.0%, of the total court reporting fee and the independent court reporter receives the balance. The Company also derives court reporting revenues from its network of over 130 affiliated court reporting firms in locations not directly served by the Company. Under these arrangements, the Company refers court reporting assignments to network participants and, upon completion of the assignment, bills the client directly and retains a referral fee ranging from 5.0% to 10.0% of the total court reporting fees. The Company anticipates that its reliance on the network of court reporting affiliates will diminish as the Company acquires additional court reporting businesses, including certain of the network affiliates located in market areas not currently served by the Company.

  Charges for certified record retrieval services are based upon the number of subpoenas or other notices initiated and the volume of documents generated in response to these subpoenas and notices. Certified record retrieval services generally are used in personal injury and medical malpractice litigation. Because the number of transcript copies requested by the parties and the volume of certified records retrieved generally increase as the number of parties in a lawsuit increases, revenues derived from court reporting and certified record retrieval services are significantly higher in litigation involving more than two parties.

  The Company's legal staffing recruiters are compensated on a commission basis. Fees for successful placement of an attorney typically are based upon a percentage, approximately 25.0% to 30.0% of the attorney's compensation earned during the year following the placement, of which 40.0% to 50.0% is customarily paid to the individual recruiter. This fee is subject to a partial refund if the new employment arrangement is terminated prior to the expiration of a negotiated period, usually three to six months. The Company charges its clients an hourly fee for the number of hours worked by attorneys placed with clients on a temporary basis.

  Cost of services consists primarily of amounts due to the Company's independent contractors, payroll for field agents, commissions for recruiters, production equipment rental and costs associated with delivery of documents. Selling, general and administrative expenses include payroll for management and administrative employees, office occupancy costs, sales and marketing expenses and other general and administrative costs. Depreciation and amortization relates primarily to depreciation of office furniture and equipment and amortization of intangible assets. The Company pays fees to its independent contractors based on a percentage of the fees billed to clients. Similarly, the Company compensates its temporary staffing attorneys only for the hours actually worked. Consequently, the compensation for such personnel is a variable cost that fluctuates in proportion to revenues.

  The Completed Acquisitions have been, and the Pending Acquisitions will be, accounted for under the purchase method of accounting, with the results of operations of businesses acquired being included in the Company's results of operations beginning on the date of acquisition. Upon completion of the Offering, the Company will have recorded approximately $51.0 million as goodwill, representing the excess of the fair value of the consideration paid over the fair value of the assets to be acquired. Approximately 77.0% of the goodwill is deductible for federal income tax purposes over 15 years. For financial reporting purposes, goodwill is amortized over periods ranging from ten to 40 years. The pro forma effect of this amortization expense is expected to be approximately $1.3 million annually. Certain owners and employees of the businesses acquired and to be acquired in the Pending Acquisitions have agreed to reductions totaling $1.3 million from the levels of their 1996 compensation. These reductions have been reflected in the pro forma financial statements included herein.

COMBINED AND PRO FORMA OPERATING DATA

  The combined operating data of the Company for the periods presented do not represent combined results of operations prepared in accordance with generally accepted accounting principles, but are only a summation of the revenues, cost of services and gross profit of the individual businesses on a historical basis. The combined results of operations assume that each of the businesses was combined from January 1, 1995.

  The pro forma operating data for the year ended December 31, 1996 and the nine months ended September 30, 1997 assumes that the Completed Acquisitions as well as the Pending Acquisitions, were consummated as of January 1, 1996. Pro forma adjustments include a reduction in compensation expense to reflect amounts to be paid under the terms of employment agreements entered into in connection with certain of the acquisitions. Pro forma adjustments also have been made to reflect the amortization of the goodwill recorded in connection with each acquisition.

  The following table sets forth certain combined and pro forma operating data for the indicated periods:

                                                       NINE MONTHS ENDED SEPTEMBER
                           YEAR ENDED DECEMBER 31,                 30,
                         ----------------------------  ----------------------------
                             1995           1996           1996           1997
                         -------------  -------------  -------------  -------------
                           COMBINED       PRO FORMA             PRO FORMA
                                         (DOLLARS IN THOUSANDS)
 Revenue................ $38,616 100.0% $43,405 100.0% $32,024 100.0% $37,277 100.0%
 Cost of services.......  23,200  60.1   25,474  58.7   18,575  58.0   21,261  57.0
                         ------- -----  ------- -----  ------- -----  ------- -----
 Gross profit........... $15,416  39.9  $17,931  41.3  $13,449  42.0  $16,016  43.0
                         ======= =====
 Selling, general and
  administrative
  expenses..............                 10,968  25.3    8,420  26.3    9,365  25.1
 Depreciation and
  amortization..........                  1,754   4.0    1,332   4.2    1,337   3.6
                                        ------- -----  ------- -----  ------- -----
 Operating income.......                 $5,209  12.0   $3,697  11.5   $5,314  14.3
                                        ======= =====  ======= =====  ======= =====

RESULTS OF OPERATIONS--PRO FORMA 1996 AND COMBINED 1995

Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

  Revenue. Revenue increased $5.3 million, or 16.4%, to $37.3 million for the nine months ended September 30, 1997 from $32.0 million for the nine months ended September 30, 1996. The increase in revenue was a result of the following: (i) revenue from court reporting services increased by approximately $1.6 million, primarily due to higher demand in Pennsylvania, California and New York; (ii) the Company's permanent legal search services revenue increased by approximately $2.3 million as the result of several significant retained searches; and (iii) revenue from certified record retrieval services in California increased by $754,000 as the result of several new insurance clients. In addition the start-up of temporary attorney staffing services contributed approximately $1.0 million to the revenue increase. Revenue was offset by lower revenue from certified record retrieval services in Texas.

  Gross Profit. Gross profit increased $2.6 million, or 19.1%, to $16.0 million for the nine months ended September 30, 1997 from $13.4 million for the nine months ended September 30, 1996. The gross profit on court reporting services increased by approximately $800,000, while the gross profit on permanent legal placement and temporary staffing services increased by approximately $1.7 million. The gross margin percentage improved to 43.0% during the nine months ended September 30, 1997 from 42.0% during the nine months ended September 30, 1996. The improvement in the gross margin percentage was primarily the result of an increase in the gross margin percentage on court reporting services resulting from a reduction in the percentage of court reporting fees paid to court reporters at one of the Company's locations, offset by a slight decrease in the gross margin percentage on permanent legal search and temporary staffing services as the result of the start-up of temporary attorney staffing services.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Revenue. Revenue increased $4.8 million, or 12.4%, to $43.4 million in 1996 from a combined $38.6 million in 1995. The increase in revenue was a result of the following: (i) revenue from court reporting services increased by approximately $3.2 million primarily as the result of higher demand in Florida, Pennsylvania and California; (ii) the Company's permanent legal search services revenue increased by approximately $1.1 million as the result of several significant retained searches; and (iii) revenue from certified record retrieval services in California increased by $950,000 as the result of several new insurance clients. The increase in revenue was partially offset by lower court reporting and certified record retrieval revenue in Texas resulting from the settlement of a number of large lawsuits in which the Company had been providing services.

  Gross Profit. Gross profit increased $2.5 million, or 16.3%, to $17.9 million in 1996 from $15.4 million in 1995. The gross profit on court reporting services increased by approximately $2.0 million while gross profit on permanent legal placement services increased by approximately $400,000 due to the higher level of revenue and improved gross margin percentages. The gross margin percentage improved to 41.3% in 1996 from 39.9% in 1995. The improvement in the gross margin percentage was primarily the result of an increase in the gross margin percentage from court reporting services resulting from a reduction in the percentage of court reporting fees paid to court reporters at one of the Company's locations. Also, the gross margin percentage on certified record retrieval services in California improved as the result of increased volume from new insurance clients.

RESULTS OF OPERATIONS--THE COMPANY AND LOONEY

  The Company provides court reporting, certified record retrieval, legal placement and staffing and related services and derives its revenues from fees associated with these services. Looney provides court reporting and certified records retrieval services. The Company acquired Looney in January 1997.

Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

  The Company acquired Klein Bury and eight other businesses during the nine months ended September 30, 1997. Consequently, certain aspects of the Company's results of operations in that period are not comparable to the results of Looney for the nine months ended September 30, 1996.

  Revenue. Revenue increased $8.7 million, or 147.2%, to $14.5 million for the nine months ended September 30, 1997 from $5.9 million for the nine months ended September 30, 1996. The increase in revenue was primarily the result of the acquisitions made by the Company during the nine months ended September 30, 1997 which contributed $8.9 million of additional revenue.

  Gross Profit. Gross profit increased $3.1 million, or 143.6%, to $5.3 million for the nine months ended September 30, 1997 from $2.2 million for the nine months ended September 30, 1996. The gross margin percentage decreased by 0.5% to 36.2% for the nine months ended September 30, 1997 from 36.7% for the nine months ended September 30, 1996. The slight decrease in the gross margin percentage was primarily the result of higher fees paid to court reporters at the Company's Florida subsidiary as compared to fees paid by Looney.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $2.5 million, or 194.3%, to $3.9 million for the nine months ended September 30, 1997 from $1.3 million for the nine months ended September 30, 1996. Approximately $1.8 million was attributable to acquisitions and $746,000 was the result of higher expenses related to the addition of corporate personnel to facilitate anticipated future growth. Selling, general and administrative expenses as a percentage of revenue was 26.5% for the nine months ended September 30, 1997 as compared to 22.3% for the nine months ended September 30, 1996 as the result of the additional corporate office personnel.

  Depreciation and Amortization. Depreciation and amortization increased by $173,000, or 108.8%, to $332,000 for the nine months ended September 30, 1997 from $159,000 for the nine months ended September 30, 1996. The increase was due to the amortization of goodwill incurred in connection with the 14 acquisitions made during the nine months ended September 30, 1997.

  Operating Income. As the result of the foregoing, operating income increased by $384,000, or 55.5%, to $1.1 million for the nine months ended September 30, 1997 from $691,000 for the comparable period in 1996. The operating margin percentage decreased 4.3% to 7.4% for the nine months ended September 30, 1997 from 11.7% for the nine months ended September 30, 1996.

Year Ended December 31, 1996 Compared To Year Ended December 31, 1995

  Revenue. Revenue decreased $1.4 million, or 15.8%, to $7.7 million in 1996 from $9.1 million in 1995. The decrease in revenue was primarily a result of the bankruptcy of a major client and the settlement of a number of significant lawsuits in late 1995 and early 1996.

  Gross Profit. Gross profit decreased $512,000, or 15.3%, to $2.8 million in 1996 from $3.3 million in 1995. The gross margin percentage remained relatively constant at 36.9% in 1996 compared with 36.7% in 1995.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $381,000, or 19.4%, to $2.4 million in 1996 from $2.0 million in 1995. The increase was due to a non-recurring charge of $360,000 related to equity interests in the Company that was granted to certain employees. Excluding this non-recurring charge, selling, general and administrative costs remained relatively constant from 1995 to 1996. Selling, general and administrative expenses as a percentage of revenue increased 9.1% to 30.7% at December 31, 1996 from 21.6% for December 31, 1995.

  Depreciation and Amortization. Depreciation and amortization decreased $18,000, or 7.8%, to $212,000 in 1996 from $231,000 in 1995 due to certain assets becoming fully depreciated.

  Operating Income. As a result of the foregoing, operating income decreased by $875,000, or 76.8%, to $264,000 in 1996 from $1.1 million in 1995. The operating margin percentage decreased 9.0% to 3.5% in 1996 as compared to 12.5% in 1995.

Year Ended December 31, 1995 Compared To Year Ended December 31, 1994

  Revenue. Revenue increased by $741,000, or 8.9%, to $9.1 million in 1995 from $8.4 million in 1994 as the result of higher business activity attributable to two major lawsuits for which the Company was providing both court reporting and certified record retrieval services.

  Gross Profit. Gross profit increased $567,000, or 20.5%, to $3.3 million in 1995 from $2.8 million in 1994. The gross margin percentage increased 3.5% to 36.7% in 1995 from 33.2% in 1994 as a result of improved margins related to major multi-party lawsuits.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased by $1.1 million, or 35.3%, to $2.0 million in 1995 from $3.0 million in 1994. The decrease was the result of reduced expenses resulting from cost containment actions in 1995. In addition, in 1994 the Company recorded non-recurring charges totalling $611,000 related to the settlement of certain employee-related litigation and elimination of certain document copying services. Selling, general and administrative expenses as a percentage of revenue decreased 14.8% to 21.6% in 1995 from 36.4% in 1994 due to the factors discussed above.

  Depreciation and Amortization. Depreciation and amortization increased $7,000, or 3.0%, to $231,000 in 1995 from $224,000 in 1994.

  Operating Income. As a result of the foregoing, operating income increased $1.6 million to $1.1 million in 1995 from an operating loss of $493,000 in 1994.

RESULTS OF OPERATIONS--KLEIN BURY

  Klein Bury provides court reporting services and derives its revenue from court reporting fees. The Company acquired Klein Bury in January 1997.

Twelve Month Period ended December 31, 1996 Compared To the Twelve Month Period Ended September 30, 1995

  Revenue. Revenue increased $1.2 million, or 16.7%, to $8.5 million in 1996 from $7.3 million, for the fiscal year ended September 30, 1995. The increase in revenue was a result of higher demand for Klein Bury's court reporting services attributable to Klein Bury obtaining additional clients in the insurance and health care industry, the expansion of services statewide for certain existing clients and the addition of court reporting services for municipal courts in Dade County, Florida which were previously performed by municipal employees. In addition, Klein Bury derived additional revenue from a new office which opened in 1995.

  Gross Profit. Gross profit increased $475,000, or 19.3%, to $2.9 million in 1996 from $2.5 million in 1995. The gross margin percentage increased slightly to 34.5% in 1996 from 33.7% at September 30, 1995. The improvement in gross margin percentage was the result of slightly lower independent contractor costs in 1996.

  Operating Expenses. Operating expenses increased $515,000, or 22.6%, to $2.8 million in 1996 from $2.3 million for the fiscal year ended September 30, 1995. The increase in operating expenses was the result of increased revenue and increased compensation to executive officers. Operating expenses as a percentage of revenue increased to 32.7% in 1996 from 31.2% in fiscal year ended September 30, 1995.

  Operating Income. As a result of the foregoing, operating income decreased $41,000, or 22.1%, to $144,000 in 1996 from $185,000 for the fiscal year ended
September 30, 1995. Operating margin percentage decreased to 1.7% in 1996 from 2.5% in 1995.

RESULTS OF OPERATIONS--REPORTING SERVICE

  Reporting Service provides court reporting services and derives its revenue from court reporting fees. Reporting Service will be acquired concurrently with the Offering.

Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

  Revenue. Revenue for the nine months ended September 30 1997 increased $896,000, or 41.3%, to $3.1 million from $2.2 million for the nine months ended September 30, 1996. The increase in revenue was the result of: (i) increased demand from existing clients; (ii) more multi-party lawsuits which result in higher demand for services as well as an increased number of court reporting transcripts; and (iii) improved pricing of Reporting Service's court reporting services.

  Gross Profit. Gross profit for the nine months ended September 30, 1997 increased $718,000, or 72.4%, to $1.7 million from $992,000 for the nine months ended September 30, 1996. The gross margin percentage improved by 10.1% to 55.8% for the nine months ended September 30, 1997 compared with 45.7% at September 30, 1996. The improvement in gross margin percentage primarily resulted from (i) increased volume of copies required by parties in multi-party lawsuits and (ii) cost containment actions taken by Reporting Service and improved pricing of its services.

  Operating Expenses. Operating expenses for the nine months ended September 30, 1997 increased $114,000, or 29.1%, to $505,000 from $391,000 for the nine months ended September 30, 1996. The increase in operating expenses resulted from costs attributable to additional administrative personnel and other expenses attributable to the increased demand for Reporting Service's court reporting services. Operating expenses as a percentage of sales decreased 1.5% to 16.5% at September 30, 1997 from 18.0% at September 30, 1996, due to the impact of higher volume without a corresponding increase in fixed overhead costs.

  Operating Income. As the result of the foregoing, operating income for the nine months ended September 30, 1997 increased $603,000 or 101.4%, to $1.2 million from $595,000 for the nine months ended September 30, 1996. The operating margin percentage improved 11.7% to 39.1% for the nine months ended September 30, 1997 from 27.4% for the nine months ended September 30, 1996.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Revenue. Revenue increased $1.1 million, or 58.0%, to $3.0 million in 1996 from $1.9 million in 1995. The increase was due to increased demand from existing clients, more multi-party lawsuits and improved pricing.

  Gross Profit. Gross profit increased $581,000, or 77.5%, to $1.3 million in 1996 from $749,000 million in 1995. The gross margin percentage increased 4.9% to 44.2% in 1996 from 39.3% in 1995. The improvement in the gross margin percentage was due to cost containment actions and improved pricing.

  Operating Expenses. Operating expenses increased $162,000, or 38.2%, to $586,000 in 1996 from $424,000 in 1995 as a result of additional administrative personnel and increased demand for Reporting Service's court reporting services. Operating expenses as a percentage of revenue decreased 2.7% to 19.5% at December 31, 1996 from 22.2% at December 31, 1995.

  Operating Income. As a result of the foregoing, operating income increased $419,000, or 128.8%, in 1996, to $744,000 from $325,000 in 1995. Operating margin percentage improved 7.6% to 24.7% in 1996 from 17.1% in 1995.

RESULTS OF OPERATIONS--JILIO

  Jilio provides court reporting services and derives its revenue from court reporting fees. Jilio will be acquired concurrently with the Offering.

Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

  Revenue. Revenue for the nine months ended September 30 1997 increased $313,000, or 11.3%, to $3.1 million from $2.8 million for the nine months ended September 30, 1996. The increase in revenue was due to an expansion of Jilio's client base as a result of marketing efforts, the impact of large multi-party litigation and the offering of new services, including document depository services, to its clients.

  Gross Profit. Gross profit for the nine months ended September 30, 1997 increased $108,000, or 7.7%, to $1.5 million from $1.4 million for the nine months ended September 30, 1996. The gross margin percentage declined 1.6% to 49.1% for the nine months ended September 30, 1997 from 50.7% for the nine months ended September 30, 1996. The decrease in the gross margin percentage was primarily the result of volume pricing discounts related to multi-party lawsuits and start-up costs related to new document depository services.

  Operating Expenses. Operating expenses increased $101,000, or 13.4%, to $857,000 for the nine months ended September 30, 1997 from $756,000 for the nine months ended September 30, 1996. Operating expenses as a percentage of revenue increased 0.5% to 27.8% at September 30, 1997 from 27.3% for the nine months ended September 30, 1996. The increase in operating expenses and operating expenses as a percentage of revenue were the result of additional personnel and increased costs related to the initiation of new document depository services and complimentary services related to large multi-party lawsuits.

  Operating Income. As the result of the foregoing, operating income for the nine months ended September 30, 1997 increased $7,000, or 1.0%, to $656,000 from $649,000 for the nine months ended September 30, 1996. Operating margin percentage declined 2.1% to 21.3% for the nine months ended September 30, 1997 from 23.4% at September 30, 1996.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Revenue. Revenue increased $657,000, or 19.5%, to $4.0 million in 1996 from $3.4 million in 1995. The increase in revenue was the result of an increase in the number of clients, additional services from existing clients and the number of multi-party lawsuits.

  Gross Profit. Gross profit increased $384,000, or 23.0%, to $2.1 million in 1996 from $1.7 million in 1996. Gross margin percentage increased slightly to 51.0% in 1996 from 49.6% in 1995. The improvement in the gross margin percentage was the result of cost containment actions.

  Operating Expenses. Operating expenses increased $188,000, or 21.1%, to $1.1 million in 1996 from $891,000 in 1995 as the result of the higher level of business activity. Operating expenses as a percentage of revenue increased slightly from 26.8% in 1996 from 26.5% in 1995.

  Operating Income. As a result of the foregoing, operating income increased $196,000, or 25.2%, to $973,000 in 1996 from $777,000 in 1995. Operating margin percentage increased to 24.2% in 1996 from 23.1% in 1995.

RESULTS OF OPERATIONS--ELAINE DINE

  Elaine Dine provides permanent placement and temporary legal staffing and derives its revenue from legal placement and staffing fees which are based upon a percentage of the attorney's compensation earned during the year following the placement.

  Historically, the operations of Elaine Dine have been focused on the permanent placement of attorneys. In April 1996, Elaine Dine created Elaine Dine Temporaries LLC which provides temporary legal staffing services. Revenue from temporary staffing services are derived from hourly fees charged to clients for the number of hours worked by temporary staffing attorneys.

  The Company acquired Elaine Dine in September 1997.

Three Months Ended June 30, 1997 Compared to Three Months Ended June 30, 1996

  Revenue. Revenue for the three months ended June 30, 1997 increased $488,000, or 70.2%, to $1.2 million from $695,000 for the three months ended June 30, 1996. The increase was the result of the addition of several new corporate clients and a higher number of searches for corporate in-house attorneys.

  Gross Profit. Gross profit for the three months ended June 30, 1997 increased $210,000, or 62.3%, to $546,000 from $337,000 for the three months ended June 30, 1996. During the three months ended June 30, 1997, the gross margin percentage declined 2.3% to 46.2% at June 30, 1997 from 48.5% at June 30, 1996. The decrease in gross margin percentage was the result of an increase in the commission percentages paid to staff recruiters.

  Operating Expenses. Operating expenses increased $58,000, or 35.2%, to $222,000 for the three months ended June 30, 1997 from $164,000 for the three months ended June 30, 1996. Operating expenses as a percentage of revenue decreased 4.8% to 18.8% for the three months ended June 30, 1997 from 23.6% for the three months ended June 30, 1996.

  Operating Income. As a result of the foregoing, operating income increased $152,000, or 88.0%, to $325,000 for the three months ended June 30, 1997 from $173,000 for the three months ended June 30, 1996. During the three months ended June 30, 1997, the operating margin percentage improved 2.6% to 27.5% for the three months ended June 30, 1997 from 24.9% for the three months ended June 30, 1996.

Year Ended March 31, 1997 Compared to Year Ended March 31, 1996

  Revenue. Revenue increased $1.2 million, or 32.9%, to $4.7 million for the year ended March 31, 1997 from $3.5 million for the year ended March 31, 1996. The increase in revenue was due to favorable economic conditions in the financial services industry which created a need for additional attorneys for both law firms and large corporations. In 1996, Elaine Dine added new clients and was awarded several large retained searches, including searches for in-house attorneys.

  Gross Profit. Gross profit increased $544,000, or 36.9%, to $2.0 million in 1997 from $1.5 million in 1996. Gross margin percentage increased slightly to 43.3% in 1997 from 42.1% in 1996.

  Operating Expenses. Operating expenses decreased $116,000, or 9.2%, to $1.1 million in 1997 from $1.3 million in 1996. The reduction in operating expenses in 1997 was primarily due to lower health insurance costs and outside professional fees as compared with 1996. Operating expenses as a percentage of revenue decreased 11.4% to 24.6% in 1997 from 36.0% in 1996.

  Operating Income. As a result of the foregoing, operating income increased $660,000, or 313.1%, to $870,000 in 1997 from $211,000 in 1996. Operating margin percentage improved 12.7% to 18.7% in 1997 from 6.0% in 1996.

RESULTS OF OPERATIONS--LEGAL ENTERPRISE, INC.

  Legal Enterprise provides certified record retrieval services and derives its revenue from fees generated from such services, which typically are based upon the number of subpoenas or other notices initiated and the volume of documents generated in response to these subpoenas. The Company acquired Legal Enterprise in August 1997.

Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

  Revenue. Revenue increased $512,000, or 29.8%, to $2.2 million for the six months ended June 30, 1997 from $1.7 million for the six months ended June 30, 1996. The increase in revenue was attributable to several new clients during 1996 and early 1997, including several large insurance companies. In addition, Legal Enterprise opened a new office in northern California.

  Gross Profit. Gross profit increased $80,000, or 12.5%, to $722,000 for the six months ended June 30, 1997 from $642,000 for the six months ended June 30, 1996. Gross margin percentage declined 5.0% to 32.4% from 37.4% for the six months ended June 30, 1996. The decline in gross margin percentage was the result of increased costs attributable to hiring additional personnel and training costs incurred in connection with the initiation of record retrieval services to be provided to new clients. In addition, Legal Enterprise was negatively impacted by servicing clients outside its core geographic area in the six months ended June 30, 1997.

  Operating Expenses. Operating expenses increased $13,000, or 2.4%, to $584,000 for the six months ended June 30, 1997 from $571,000 for the six months ended June 30, 1996. Operating expenses as a percentage of revenue decreased 7.0% to 26.2% for the six months ended June 30, 1997 from 33.2% for the six months ended June 30, 1996 as a result of achieving operating leverage.

  Operating Income. As a result of the foregoing, operating income increased $67,000, or 93.5%, to $138,000 for the six months ended June 30, 1997 from $71,000 for the six months ended June 30, 1996. Operating margin percentage improved 2.1% to 6.2% for the six months ended June 30, 1997 from 4.1% for the six months ended June 30, 1996.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Revenue. Revenue increased $950,000, or 34.5%, to $3.7 million in 1996 from $2.8 million in 1995. During 1996, Legal Enterprise obtained several new insurance company clients and expanded its business into northern California.

  Gross Profit. Gross profit increased $444,000, or 45.8%, to $1.4 million in 1996 from $971,000 in 1995. Gross margin percentage increased 3.0% to 38.2% in 1996 from 35.2% in 1995. The increase in the gross margin percentage was the result of the impact of greater revenue on the fixed component of cost of services.

  Operating Expenses. Operating expenses increased $377,000, or 43.3%, to $1.2 million in 1996 from $870,000 in 1995. Operating expenses as a percentage of revenue increased 2.0% to 33.6% in 1996 from 31.6% in 1995, primarily as the result of costs associated with relocating the headquarters and the opening of additional locations in 1996.

  Operating Income. As a result of the foregoing, operating income increased $67,000, or 66.7%, to $167,000 in 1996 from $100,000 in 1995. Operating margin percentage improved 0.9% to 4.5% in 1996 from 3.6% in 1995.

FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

  Revenues from the Company's services historically have shown no significant seasonal variations. Revenues can vary from period to period due to the effects of the timing of acquisitions and the timing and magnitude of costs related to such acquisitions, as well as the timing of the commencement, settlement or completion of major lawsuits. The increase in corporate overhead associated with the Completed Acquisitions and the Pending Acquisitions will be reflected in the Company's results of operations in the periods immediately following the Offering, while the realization of benefits, if any, from such acquisitions may not be reflected until future periods.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's cash requirements have been primarily to fund the cash portion of the purchase price of the acquisitions. The Company has obtained these funds principally through borrowings under the Bank Credit Agreement, the proceeds from the placement of $10.0 million of Senior Subordinated Notes and Preferred Stock, and cash provided by operations. For the nine months ended September 30, 1997, cash provided by operating activities was $615,000. The aggregate cash consideration paid to sellers for acquisitions completed through September 30, 1997 was approximately $21.4 million, prior to giving effect to any associated working capital adjustments. The cash portion of the purchase price for the Pending Acquisitions will be approximately $16.9 million, which will be provided from approximately $4.8 million of the net proceeds of the Offering and borrowings of approximately $12.1 million under the new credit facility described below.

  The Company's existing Bank Credit Agreement provides for a $3.3 million revolving line of credit of which approximately $2.6 million has been utilized and a $14.0 million acquisition line of credit which has been fully utilized. Borrowings under the Bank Credit Agreement bear interest at a base rate plus 0.75%, or LIBOR plus 2.5%, at the Company's option. As of November 15, 1997, the average annual interest rate on borrowings under the credit facilities was 8.19% and such borrowings are secured by substantially all of the assets of the Company, including the capital stock of subsidiaries. The Bank Credit Agreement contains various covenants that, among other matters, restrict or limit the Company's ability to pay dividends, incur indebtedness, make capital expenditures and repurchase capital stock. The Company must also maintain minimum fixed charge coverage and other ratios. All borrowings under the Bank Credit Agreement are required to be repaid concurrently with the completion of the Offering. See "Use of Proceeds."

  The Company anticipates that it will require significant amounts of cash to support its acquisition strategy after the Offering. The Company expects to fulfill these requirements for cash primarily through bank borrowings, cash from operations, and from the sale of debt or equity securities of the Company. The Company has entered into a credit agreement (the "New Credit Agreement") with NationsBank of Texas, N.A. ("NationsBank") to provide a new $40.0 million revolving credit facility upon completion of the Offering. The amount the Company may borrow under the revolving credit facility will be subject to limitations based upon the EBITDA of the Company for the preceding twelve months, adjusted to give effect to all acquisitions completed during such period or pending as of the date of borrowing. The Company expects that, immediately upon completion of the Offering, approximately $12.1 million will be borrowed and approximately $10.0 million will be available for borrowing under the New Credit Agreement. Management believes, however, that future acquisitions and cash flows from operations will increase the borrowing capacity under the New Credit Agreement in 1998. Loans under the New Credit Agreement will bear interest at rates based, at the Company's option, on either LIBOR or NationsBank's base rate plus, in each case, an applicable margin. The applicable margin will be contingent upon the ratio of the Company's consolidated funded debt to its consolidated EBITDA (the "Debt Coverage Ratio") and will vary from 1.75% to 2.25% in the case of LIBOR loans and 0% to .50% in the case of base rate loans. In addition, the Company will be required to pay to the lenders a quarterly fee with respect to the unused portion of the credit facility. The unused fee varies depending on the Debt Coverage Ratio and ranges from .30% to .50%. The New Credit Agreement will also permit $2.5 million of the amount available for borrowings to be used for the issuance of letters of credit. A per annum fee based on the applicable margin for LIBOR loans is payable each quarter with respect to the face amount of letters of credit outstanding during the applicable quarter.

  Borrowings under the New Credit Agreement will be secured by substantially all of the assets of the Company and its subsidiaries and by a pledge of the stock of the subsidiaries. In addition, subsidiaries of the Company will be required to guarantee the Company's obligations under the New Credit Agreement. The New Credit Agreement also will require the Company and its subsidiaries to comply with various affirmative and negative covenants related to, among other matters: (i) the maintenance of certain financial ratios; (ii) limitations on the incurrence of indebtedness; (iii) restrictions on liens, guarantees, dividends and stock redemptions; and (iv) limitations on mergers and sales of assets. The new revolving credit facility will terminate, and all borrowings will be required to be repaid on December 31, 2000. The Company anticipates that bank borrowings and cash from operations will be sufficient to meet the Company's capital requirements through the end of 1998.

  The Company's business has not typically required substantial capital expenditures, and during the nine months ended September 30, 1997, capital expenditures were approximately $111,000. However, the Company anticipates that capital expenditures will increase to approximately $150,000 for the remainder of 1997 and will be approximately $750,000 in 1998. These amounts include approximately $500,000 expected to be incurred to acquire and implement a centralized management information system designed to standardize financial reporting and accounting controls.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). SFAS 128 changes the computation of earnings per share and requires dual presentation of basic and diluted earnings per share. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. The Company will adopt SFAS 128 in the fourth quarter of 1997 as required.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131").

  SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. It requires: (i) classification of the components other comprehensive income by their nature in a financial statement and (ii) the display of the accumulated balance of the components other comprehensive income separate from retained earnings and additional paid-in-capital in the equity section of a statement of financial position. SFAS 130 is effective for years beginning after December 15, 1997 and is not expected to have a material impact on financial position or results of operations.

  SFAS 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has not determined the impact of SFAS 131 on its financial reporting practices.

                                   BUSINESS

GENERAL

  The Company is one of the largest providers of legal support and staffing services in the United States, providing court reporting, certified record retrieval, legal placement and staffing, and other related services to law firms and corporations, including insurance companies, through 40 offices in seven states and the District of Columbia. The Company seeks to become the leading national, full-service provider of legal support and staffing services through a combination of selective acquisitions and internal growth. Since commencing operations in January 1997, the Company has acquired 14 businesses, and will acquire four additional businesses concurrently with the Offering. In 1997, the Company has provided court reporting and certified record retrieval services to clients such as The Boeing Company, Ford Motor Company, ITT Hartford, CNA and Kemper Insurance Company. For the year ended December 31, 1996, the Company had pro forma revenues of $43.4 million and pro forma operating income of $5.2 million. For the nine months ended September 30, 1997, the Company had pro forma revenues of $37.3 million and pro forma operating income of $5.3 million, compared with pro forma revenues of $32.0 million and pro forma operating income of $3.7 million for the nine months ended September 30, 1996.

  Legal support and staffing services are frequently used by the participants in civil litigation, particularly in cases involving personal injury, products liability, workers' compensation and property casualty claims. While most civil proceedings are resolved by settlement or are otherwise terminated prior to trial, most legal support services are required in the pre-trial period. The following presents the general progression of a civil lawsuit or other proceeding opportunities by the Company:

   [Flowchart of basic steps in the progression of a lawsuit or other legal proceeding identifying Company's services at each step as follows:] [Claimant
  Retains Counsel--Legal Staffing and Placement]--[File Lawsuit]--[Defendant Retains Counsel--Legal Staffing and Placement]--[Gather & Prepare Documents--
     Certified Record Retrieval]--[Examine Witnesses by Deposition--Court
                Reporting]--[Trial or Other Proceeding Occurs].

  Legal Placement and Staffing. During the course of litigation, particularly in the pre-trial phase of complex, multi-party cases, law firms and corporate legal departments may hire additional attorneys on a permanent or temporary basis to assist in the preparation of the case for trial. In addition, law firms and corporations increasingly are utilizing temporary lawyers in other areas of practice to more effectively manage fluctuating work loads.

  Certified Record Retrieval. After the initiation of a lawsuit or other legal proceeding, the parties typically seek medical, employment, financial or other records to assist in the evaluation, furtherance or defense of the claims asserted. These records must be obtained through the issuance of subpoenas or other notices directed to hospitals, physicians, employers, banks or others in accordance with applicable federal and state rules of procedure to ensure the admissibility of the records in the lawsuit. The Company prepares and delivers subpoenas and other document request notices, monitors the recipient's response and coordinates the retrieval and dissemination of documents for litigation.

  Court Reporting. Prior to commencement of a trial or other proceeding, attorneys for the parties to the dispute and their insurance providers often seek sworn oral testimony of witnesses. Oral testimony is generally obtained through a deposition transcribed by a court reporter. The persons deposed may include the parties to the proceeding as well as expert witnesses and others, and the depositions may include testimony concerning the content of documents previously obtained through certified record retrieval. Licensed court reporters typically transcribe the testimony given in deposition and written copies are made available to the parties. Testimony given during a deposition often leads to further depositions and to additional certified document retrieval assignments.

INDUSTRY OVERVIEW

  Based on available industry data, the Company estimates that the market for legal support and staffing services in the United States exceeds $5.0 billion annually. The industry is highly fragmented, with more than 1,000 court reporting and record retrieval firms and over 400 legal placement and staffing firms. The Company believes that the legal support and staffing services market is growing due to several trends, including an increase in the: (i) efforts by law firms and corporations, especially insurance providers, to reduce legal expenses; (ii) outsourcing of legal support services to companies that specialize in providing such services at a lower cost; (iii) use of lawyers on a temporary basis by law firms and corporations; (iv) volume and complexity of litigation; and (v) national scope of litigation, particularly in class action and product liability lawsuits.

  Legal support services, such as court reporting and certified record retrieval, traditionally have been marketed to law firms. Increasingly, insurance providers and major corporations, who ultimately pay the costs of legal support and staffing services, are seeking to: (i) control and reduce the costs associated with lawsuits; (ii) centralize their purchasing decisions; and (iii) ensure consistent service quality. As a result, these companies are more frequently selecting the providers of legal support services themselves, rather than delegating that decision to the law firms engaged to represent them.

  Although the legal support and staffing services industry is undergoing consolidation, currently the industry is highly fragmented and consists primarily of local and regional firms that typically provide a single or limited number of legal support and staffing services. The Company believes that many legal support and staffing businesses lack: (i) a full range of legal support services; (ii) regional or national coverage; (iii) access to capital; or (iv) effective marketing programs, and are therefore unable to meet the needs of large, geographically dispersed clients. In addition, there are limited opportunities for owners of local legal support and staffing firms to obtain liquidity or to sell their businesses. The Company consequently believes that many owners of such businesses will be receptive to consolidation.

BUSINESS STRATEGY

  The Company seeks to become the leading national, full-service provider of legal support and staffing services in the United States. To achieve this goal, the Company is implementing a focused business strategy that includes the following key elements:

  Establish Full Service Operations in Multiple Metropolitan Areas. The Company seeks to capitalize on the trend toward vendor consolidation in the legal support and staffing services industry. The Company believes that national and regional accounts are increasingly contracting with vendors such as the Company that are capable of delivering a full range of high-quality legal support and staffing services on a broad geographic basis. The Company offers an array of complementary services that includes court reporting, certified record retrieval, legal placement and staffing, and related services through 40 offices located in or near major metropolitan markets in the United States. The Company expects to continue to increase the variety and geographic scope of its services in targeted metropolitan areas throughout the United States through selected acquisitions and expansion of its existing businesses.

  Adopt Best Practices, Policies and Procedures. The Company evaluates its operating policies and procedures in order to identify and implement practices that best serve the objectives of the Company and its clients ("best practices"). The Company intends to integrate these best practices, including marketing, sales, field operations, human resources policies and recruiting and training programs into the operations of acquired businesses. The Company also intends to evaluate the practices of each acquired company and to implement selected practices of the acquired companies on a Company-wide basis.

  Achieve Operating Efficiencies. The Company seeks to be a low-cost provider of legal support services through operating efficiencies and cost savings, which the Company believes can be achieved by combining a number of general and administrative functions at the corporate level and by reducing or replacing redundant functions and facilities of acquired companies. In addition, the Company believes that it will be able to reduce costs in the purchase of insurance, management information systems, advertising and other services.

  Maintain Decentralized Management. Many of the businesses the Company will seek to acquire operate on a local or regional basis. To take advantage of existing relationships between the acquired companies and their clients, the Company intends to manage its business on a decentralized basis, with acquired-company management retaining primary responsibility for day-to-day operations and local marketing. The Company believes that allowing local management to retain appropriate autonomy will provide opportunities for internal growth, enhance competitiveness in attracting acquisition candidates and assist in preserving the entrepreneurial spirit of the acquired-company management.

GROWTH STRATEGY

  The Company has implemented a strategy designed to continue its growth in existing and new markets based on the following key elements:

  Actively Pursue Strategic Acquisitions. The Company intends to pursue an aggressive strategy of acquiring companies in the fragmented legal support and staffing services industry. Through strategic acquisitions, the Company will seek to serve new geographic markets, expand its presence in existing markets and add complementary services. One source of acquisition candidates has been the court reporting firms that have been affiliated with the Company's national court reporting network, through which the Company provides court reporting services to customers in locations not directly served by the Company. Since inception, the Company has acquired four network affiliates.

  Establish Effective National Marketing Program. Insurance providers and major corporations, which ultimately pay the cost of legal support and staffing services, are increasingly seeking to centralize their purchasing decisions on a national and regional level and to control or reduce the costs associated with lawsuits. The Company seeks to capitalize on these initiatives by marketing its services directly to these companies and has established a national sales force to pursue these opportunities. The Company seeks to be designated as the exclusive or preferred provider of legal support services on a regional or national basis, which may result in assignments substantially larger than those obtained through local accounts.

  Capitalize on Cross-Selling Opportunities. The Company believes that significant cross-selling opportunities exist which could enhance the Company's revenue growth. Many legal support and staffing companies are local or regional and specialize in one segment of the legal support services market. The Company believes that its acquisition of such companies will enable it to become a full-service provider of legal support services nationwide and to leverage its existing client relationships by selling such clients a full range of legal support and staffing services. For example, as a result of the Company's acquisition of a certified record retrieval business in California, the Company recently obtained the California certified record retrieval business from a national insurance provider, who previously had utilized only the Company's court reporting services. In addition, the Company works closely with its clients to identify cost-savings opportunities and to develop solutions to their legal support needs.

  Develop New and Expand Existing Client Relationships. The Company intends to develop new client relationships and expand existing relationships with law firms, insurance providers and major corporations through aggressive sales and marketing of its services. Sales and marketing efforts are conducted on both a local and national level and are designed to focus potential clients on the
Company's: (i) ability to provide a broad range of complementary legal support and staffing services; (ii) national geographic coverage through 40 offices and its network of more than 130 affiliated court reporting firms; and (iii) high-quality services and programs.

ACQUISITION AND INTEGRATION STRATEGY

  The Company's acquisition strategy is to identify, acquire and integrate companies with strong management, profitable operating results and recognized local or regional market presence. The Company typically pursues acquisitions that will allow it to accomplish one or more of the following: (i) expand the geographic markets served by the Company; (ii) increase the Company's penetration of existing markets; (iii) establish or enhance customer relationships; and (iv) offer services complementary to those offered by the Company.

  The Company believes that there are numerous attractive acquisition candidates due to the large size and fragmentation of the legal support and staffing services industry. These candidates include but are not limited to participants in the Company's referral network of over 130 affiliated court reporting firms, through whom the Company supplies court reporting services to its clients in locations not served directly by the Company. The Company has acquired four businesses that were previously part of its affiliated network and the Company believes that others in the affiliated network may be likely acquisition candidates. The Company also pursues smaller "tuck-in" businesses that can be easily assimilated into the Company's existing operations. Such tuck-in acquisitions are intended to enable the Company to benefit from the operating leverage of its existing business by adding market share while eliminating or reducing certain general administrative and operating costs. The Company has made three such acquisitions of court reporting businesses in Texas.

  The Company's corporate officers are responsible for identifying acquisition prospects, conducting due diligence, negotiating the terms of acquisitions and integrating acquired companies. The Company expects that the management of acquired companies will actively assist the Company in identifying additional acquisition candidates. The Company also utilizes the services of The GulfStar Group, Inc. ("GulfStar"), an investment banking firm and an affiliate of one of the founding shareholders of the Company, in evaluating acquisition candidates and negotiating acquisition terms. The Company's policy is to include Common Stock as part of the consideration for acquisitions to more closely align the interests of the shareholders and managers of acquired companies with those of the Company. See "Certain Transactions."

  The Company has relied on the existing accounting, financial and computer systems of certain of the acquired companies for a transition period following completion of their acquisition. Although the Company believes that the systems currently in place are adequate for the operation of the Company on an integrated basis, the Company does not believe that the systems currently in place will be effective for the long-term operation of the Company on a combined basis. The Company currently is evaluating enhancements to its management information systems to address the future needs of the combined businesses and to standardize and centralize accounting and financial procedures of acquired companies and establish a uniform system of accounts and standardized budgeting and reporting processes. The marketing, sales, field operations and personnel programs of the acquired companies also will be evaluated and integrated with those of the Company under its best practices program. Further, the Company seeks to identify any practices of an acquired company that could be beneficial if implemented on a Company-wide basis. Management of each of the acquired companies meet regularly to discuss the assimilation of acquired companies, as well as cross-selling and other opportunities to improve operating efficiency and increase revenue and profitability. The Company has entered into employment agreements with certain of the principal executives of each acquired business and intends to continue to seek to enter into such arrangements with key executives of companies acquired in the future.

  Since January 1997, the Company has acquired 14 businesses and will acquire four additional businesses concurrently with the Offering. Certain information relating to the Company's acquisitions is summarized in the following table:

                                                                     NUMBER OF
         SERVICES              ACQUIRED COMPANY       HEADQUARTERS   LOCATIONS
Court Reporting............ Amicus One              New York              3
                            Block                   Washington, D.C.      3
                            G&G                     Los Angeles           1
                            Jilio (1)               Los Angeles           1
                            Johnson Group           Los Angeles           1
                            Kirby Kennedy (1)       Minneapolis           1
                            Klein Bury              Miami                 6
                            Looney (2)              Houston               8
                            Reporting Service (1)   Philadelphia          1
                            Rocca                   Chicago               1
                            San Francisco Reporting San Francisco         1
                                                                        ---
                                                                         27
Certified Record
Retrieval.................. Legal Enterprise        Los Angeles           7
Legal Placement and
Staffing................... Elaine Dine             New York              1
                            Ziskind Greene          Los Angeles           4
                            Commander Wilson (1)    Houston               1
                                                                        ---
                                                                          6
                                                    Total:               40
                                                                        ===

--------
(1) Pending Acquisition to be completed concurrently with the Offering.
(2) Looney also provides certified record retrieval services. Excludes the operations of Cindi Rogers & Associates, Encore Reporting and Preferred Records, Inc., which were acquired in 1997.

LEGAL SUPPORT AND STAFFING SERVICES

  The Company provides court reporting, certified record retrieval, legal placement and staffing and other services, as described below.

  Court Reporting. Court reporting is the verbatim transcription of sworn oral testimony, generally for use in legal proceedings. While the transcription of legal proceedings held in a courtroom generally is performed by personnel employed by the federal court system or by state agencies, counties or municipalities, court reporting performed outside a courtroom is generally conducted by private court reporters who transcribe depositions and certain other proceedings. Most states require court reporters to be licensed under regulations that require each candidate to attend a certified court reporting school, pass a written examination and demonstrate transcription proficiency using machine shorthand equipment. Court reporters are officers of the court and subject to ethical codes governing their professional conduct.

  The Company believes that its court reporters utilize state-of-the-art technology, including computer-aided transcription ("CAT") systems. CAT systems allow the testimony transcribed by a court reporter to be simultaneously recorded on computer disk. In addition to CAT systems, the Company utilizes the following technologies to provide high-quality court reporting services:

  . Transcription on a Real-Time Basis. The Company's court reporters provide instant transcripts of testimony on computer monitors, which may be located where the testimony is taking place, as well as at remote locations. This system also allows attorneys to receive a transcript of the testimony on diskette at the conclusion of the proceeding.

  . Search and Retrieval Programs. Through the use of computers, court reporters can search, store, index and manage transcripts and other documents. In particular, a search through a transcript for a particular reference in the text can be accomplished quickly.

  . Compressed Transcripts. Compressed transcripts contain an index listing all words in the transcript as well as the frequency and location of the words, thereby simplifying the summarizing of transcripts. This technique also reduces transcript bulk by organizing the text in block and columns.

  . Video Services. Video services include the taping of depositions and other testimony on videotape while the court reporter simultaneously transcribes the testimony on a CAT system. Videotaped testimony is sometimes used in legal proceedings when a witness is unable to appear in person at trial or when capturing the demeanor of a witness is important.

  The Company believes that voice recognition technologies currently do not represent a practicable alternative to the Company's court reporting services because of the extremely high accuracy required in the transcription of legal proceedings, the difficulties associated with the electronic recognition of multiple voices, variances in dialect and regional accents and the higher cost of the application of voice recognition technology.

  Certified Record Retrieval. The parties to legal proceedings frequently use certified record retrieval services. Certified record retrieval services are labor-intensive and involve the preparation, handling, tracking and delivery of large numbers of written documents. A significant portion of the record retrieval business involves medical records acquired on behalf of insurance companies and their counsel. The Company's record retrieval services include the preparation and delivery of written deposition notices and subpoenas, the monitoring of the recipient's response and the coordination of document retrieval and production for litigation or other legal proceedings.

  The Company has developed customized computer software to link record retrieval directly to law firms. This software permits instant communication and promotes efficient litigation management. The Company anticipates that certified document retrieval will increasingly be conducted electronically, with deposition notices and subpoenas being transmitted electronically to document custodians and witnesses, and responses similarly returned electronically.

  Legal Placement and Staffing. The Company provides clients with qualified permanent and temporary attorneys through a team of 14 recruiters located in six metropolitan markets. The Company believes it is able to attract clients based on the reputation and relationships of its recruiting personnel, its emphasis on client service and its extensive legal staffing databases, which allow it to match qualified personnel with its clients' needs. The Company's databases include more than 50,000 attorneys and include individuals with practices encompassing a broad range of legal specialties. The Company's permanent search activities consist primarily of the recruitment and placement of attorneys on a permanent basis with law firms and corporate legal departments. The Company also has been engaged from time to time on assignments to establish entire departments or offices. The Company is engaged and paid by the hiring firm or corporation on either an exclusive or non-exclusive basis pursuant to arrangements that may include a non-refundable retainer paid to the Company or entitle the Company to a fee only upon the successful placement of a candidate with the client.

  Law firms and corporate legal departments are increasingly using temporary legal personnel to enable them to respond more effectively to fluctuations in work load. In response to this trend, the Company recently has begun to expand its services beyond permanent placement services and supplies attorneys to clients on a temporary basis. Temporary attorney assignments may range from one day to more than a year and may involve one attorney or a team composed of numerous lawyers. The Company does not maintain malpractice insurance to cover the performance of services by its temporary attorneys. Instead, the Company requests that clients agree to include temporary attorneys under their policies and to indemnify the Company from losses associated with the provision of legal services by temporary attorneys. In addition, the Company believes that malpractice insurance coverage maintained by its clients typically includes coverage for temporary attorneys who are supervised by employees of clients.

  Other Ancillary Services. The Company also offers its clients transcription, closed captioning, translation and document management services, either directly or through relationships or alliances with other companies. Document management services include the electronic recording, storage, coding, indexing and automated retrieval of documents, as well as database management services. The Company markets these services to legal support applications.

CLIENT RELATIONSHIPS

  The Company's client base is composed primarily of over 9,000 law firms, insurance providers and corporations. The Company has a broad customer base, and no customer of the Company accounted for more than 5% of the Company's pro forma revenues for 1996 or for the nine months ended September 30, 1997. Clients typically engage the Company on a case-by-case basis, although the Company intends to market its services increasingly to general counsels, regional or national litigation managers, or other corporate officers in an effort to persuade such persons to retain the Company on an exclusive or "preferred provider" basis. The Company also works closely with its clients to identify cost-saving opportunities and to develop solutions to the client's legal support needs.

SALES AND MARKETING

  The Company markets its services through management and sales personnel located in 40 offices. Because the Company derives a majority of its revenues from local or regional accounts, the managers of the Company's individual offices are primarily responsible for sales and marketing in their respective markets. These managers seek to identify leads, qualify prospects and close sales. The Company obtains new clients in local markets primarily through direct sales, client referrals and a variety of local media, including direct mail, Yellow Pages and trade publications. In response to the trend among insurance providers and major corporations to centralize their purchasing decisions and to engage legal support and staffing services on a regional or national basis, the Company also has established a national sales force consisting of six salespersons. These national sales personnel focus on national accounts and seek to have the Company designated as the exclusive or preferred provider of legal support and staffing services. Company operating personnel also participate in marketing efforts by providing advice regarding the Company's operational capabilities. Because the Company offers a variety of services and is seeking to establish national market coverage, sales and operating personnel also seek to capitalize on cross-selling opportunities.

  The Company is developing a marketing and advertising program to establish a national brand identification, while preserving the value of the established trade names and customer relationships of the acquired companies. The Company's logo and identifying marks will be featured in promotional materials of the Company, in a manner designed not to detract from the local recognition of an acquired business.

COMPETITION

  The market for legal support and staffing services is highly competitive. The Company competes with a large number of local and regional court reporting and certified record retrieval companies, as well as with permanent and temporary legal staffing companies, including national temporary staffing firms. A significant source of competition is also the in-house provision of legal support and staffing services by law firms, insurance providers and major corporations. There can be no assurance that these businesses will continue to increase their outsourcing of legal support and staffing services needs or that such businesses will not bring in-house services that they currently outsource. Certain of the Company's competitors have substantially greater resources and operate in broader geographic areas than the Company. Many larger clients retain multiple legal support and placement and staffing service providers, which exposes the Company to continuous competition. The Company competes primarily on the basis of the quality, breadth and timeliness of service, geographic coverage and price.

  The Company believes that further consolidation among legal support and staffing services providers will continue during the next few years and that there will be significant competition for attractive acquisition candidates. This competition could lead to higher prices being paid for businesses. The Company believes that it will have certain advantages in completing acquisitions, including: (i) management's personal relationships with existing legal support and staffing companies; (ii) its decentralized, entrepreneurial management strategy; (iii) its greater size and scope of services; and (iv) its visibility and resources as a public company. However, there can be no assurance that the Company's acquisition program will be successful or that the Company will be able to compete effectively for acquisitions.

INDEPENDENT CONTRACTORS

  The Company provides court reporting services through the use of independent contractors who are not employees of the Company. The Company does not pay federal or state employment taxes or withhold income taxes with respect to these independent contractors or include such persons in the Company's employee benefit plans. Independent court reporters are responsible for owning and operating their court reporting equipment. The use of independent contractors as court reporters is widespread industry practice and allows the Company to control costs. In the event the Company were required to treat these court reporters as its employees, the Company could become responsible for the taxes required to be paid or withheld and could incur additional costs associated with employee benefits and other employee costs on both a current and a retroactive basis.

EMPLOYEES

  The Company currently employs approximately 280 persons and believes that its relationships with employees are good.

FACILITIES

  The Company maintains 40 leased office locations in seven states and the District of Columbia. The initial terms of most of the Company's leases range from one to five years and do not contain renewal terms. The Company's leases generally specify a fixed annual rent with fixed increases, or increases based on changes in the Consumer Price Index, at various intervals during the lease term. Generally, the leases are net leases which require the Company to pay all or a portion of the cost of insurance, maintenance and utilities. The Company believes that these facilities are adequate to serve its current level of operations. If additional facilities are required, the Company believes that suitable additional or alternative space will be available as needed on commercially reasonable terms. Substantially all of the leasehold interests and personal property of the Company are subject to a lien under its Bank Credit Agreement. See "Certain Transactions."

REGULATION

  Court reporters are subject to significant regulation under state licensing programs. The conduct of court reporters is also subject to ethical and other restrictions imposed by state laws and regulations. While these regulations are not directly applicable to the Company, they affect the Company's court reporting business. In addition, attorneys are subject to significant regulation by committees on legal ethics and professional responsibility of the various state and national bar associations, who from time to time, examine and issue opinions regarding attorney services, including the use of temporary attorneys through a placement agency. Changes in these laws and regulations, particularly in California, New York, Florida, Pennsylvania or Texas, the states from which the Company derives most of its revenues, could have a material effect on the Company, its business, operations and profitability.

LEGAL PROCEEDINGS

  The Company is involved in legal proceedings from time to time in the ordinary course of its business. Management believes that no pending legal proceeding will have a material adverse effect on the financial condition or results of operations of the Company.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information concerning the executive officers and directors of the Company and certain persons who will become directors or executive officers upon completion of the Offering:

             NAME               AGE                     POSITION
------------------------------- --- ------------------------------------------------
Richard O. Looney..............  40 Chairman of the Board, President and Chief
                                     Executive Officer
David P. Tusa..................  37 Executive Vice President and Chief Financial
                                     Officer
Tony L. Maddocks...............  40 Vice President, Sales and Marketing
James M. Wilson................  48 Vice President, Legal Staffing
Scott R. Creasman..............  32 Vice President and Corporate Controller
Michael A. Klein...............  52 Director; President--Klein Bury
Fentress Bracewell.............  76 Director
Robert J. Cresci...............  53 Director
G. Kent Kahle..................  46 Director
Ronald C. Lassiter.............  65 Director

  Richard O. Looney has served as Chairman of the Board, President and Chief Executive Officer of the Company since January 1997. Mr. Looney founded Looney & Company in 1988 and served as its President until October, 1997. Mr. Looney is an active member of the National Court Reporters Association and the Texas Court Reporters Association.

  David P. Tusa joined the Company in November 1997 as Executive Vice President and Chief Financial Officer. From August 1994 until August 1997, Mr. Tusa served as Senior Vice President of Finance and Administration of Serv-Tech, Inc., a publicly held specialty provider of technology driven industrial maintenance services. From 1990 until 1994, Mr. Tusa was with CRSS, Inc., a publicly held diversified engineering and construction services firm, most recently as Corporate Controller.

  Tony L. Maddocks joined the Company in August 1997 as Vice President, Sales and Marketing. From June 1993 until August 1997, Mr. Maddocks served as President and Chief Executive Officer of Legal Enterprise, a certified record retrieval company. The Company purchased substantially all of the assets of Legal Enterprise in August 1997. From 1981 until June 1993, Mr. Maddocks served as Vice President of Sales and Marketing of Compex, Inc., a document management and record retrieval firm.

  James M. Wilson joined the Company as Vice President, Legal Staffing in September 1997. Mr. Wilson has been directly involved in the attorney search and consulting industry since 1986. In 1996, Mr. Wilson formed Commander Wilson, Inc. Mr. Wilson has served on the Board of Directors of the National Association of Legal Search Consultants, as well as serving as the organization's Ethics Committee Chairman. In May 1996, Mr. Wilson filed a voluntary petition for Chapter XIII bankruptcy relief following the initiation of a lawsuit filed by a former independent contractor engaged by Commander Wilson. Mr. Wilson has submitted a Chapter XIII plan which has not yet been confirmed by the presiding bankruptcy court.

  Scott R. Creasman joined the Company in November 1997 as Vice President and Corporate Controller. From October 1996 until August 1997, Mr. Creasman served as Controller of Brink's Home Security, Inc., a national provider of residential security services. From 1990 until 1996, Mr. Creasman was with Texas Eastern Products Pipeline Company, the operator of a publicly held petroleum products pipeline company, most recently as Controller.

  Michael A. Klein has been a director of the Company since January 1997. Mr. Klein is the founder and President of Klein Bury, the Company's Florida-based subsidiary, and has been directly involved in the court reporting industry for over twenty-nine years. The Company purchased all of the capital stock of Klein Bury in January 1997.

  Fentress Bracewell has agreed to serve as a director of the Company effective upon the closing of the Offering. Mr. Bracewell is a founder of and Senior Counsel to the law firm of Bracewell & Patterson, L.L.P. He also serves as the Chairman of the Board of Directors of First Investors Financial Services, Inc., an automobile finance company and is a member of the Board of Trustees of the Institute of International Education. Mr. Bracewell served as the Chairman of the Port of Houston Authority from 1970 to 1985.

  Robert J. Cresci has served as a director of the Company since January 1997. Since September 1990, Mr. Cresci has been a Managing Partner of Pecks Management Partners Ltd., an investment firm. Mr. Cresci currently serves on the boards of Bridgeport Machines, Inc., EIS International, Inc., Sepracor, Inc., Garnet Resources Corporation, HarCor Energy, Inc., Meris Laboratories, Inc., Westbrae Natural, Inc. Arcadia Financial, Ltd., Hitox, Inc. Film Roman, Inc., Educational Medical, Inc., Source Media, Inc. and NetPower, Inc.

  G. Kent Kahle has served as a director of the Company since its formation. Mr. Kahle has been a Managing Director of GulfStar since 1990. Prior to joining GulfStar he was a Senior Vice President and Director of Rotan Mosle, Inc., a subsidiary of PaineWebber Inc. Mr. Kahle currently serves on the board of Castle Dental Centers, Inc.

  Mr. Ronald C. Lassiter has agreed to serve as a director of the Company effective upon the closing of the Offering. Since January 1997, Mr. Lassiter has served as the Chairman and Chief Executive Officer of Daniel Industries, a manufacturer of fluid measurement and flow control products and services for the oil and gas industry. From October 1992 until June 1997, Mr. Lassiter served as Chairman and Chief Executive Officer of Zapata Protein, Inc. Before joining Zapata Protein, Inc., Mr. Lassiter served as Chairman and Chief Executive Officer of Zapata Corporation. Mr. Lassiter also serves on the Board of Directors of Zapata Corporation.

  See "Certain Transactions" for a description of the terms of transactions or other relationships between the Company and certain of its officers and directors.

BOARD OF DIRECTORS

  Directors serve for one-year terms and are elected annually by the Company's shareholders. Pursuant to the terms of an agreement entered into in connection with the Company's acquisition of all of the capital stock of Klein Bury, as long as the Company is indebted to Mr. Klein under the $1.4 million Subordinated Promissory Note issued in connection with such acquisition, Mr. Klein is entitled to serve as a director of the Company. Mr. Cresci serves as a director of the Company pursuant to the terms of the Securities Purchase Agreement between the Company and the purchasers of the Senior Subordinated Notes and the Series A Preferred Stock. The Securities Purchase Agreement will terminate immediately prior to the completion of the Offering.

  The Board of Directors has established two standing committees, the Audit Committee and the Compensation Committee. Pursuant to resolutions of the Board, these committees have the following responsibilities and authority.

  Audit Committee. The Audit Committee has the responsibility, among other things, to: (i) recommend the selection of the Company's independent public accountants; (ii) review and approve the scope of the independent public accountants' audit activity and extent of non-audit services; (iii) review with management and the Company's independent public accountants the adequacy of the Company's basic accounting system and the effectiveness of the Company's internal audit plan and activities; (iv) review with management and the independent public accountants the Company's financial statements and exercise general oversight of the Company's financial reporting process; and (v) review litigation and other legal matters that may affect the Company's financial condition. The Audit Committee is composed of Messrs. Kahle (Chair) and Cresci.

  Compensation Committee. The Compensation Committee has the responsibility, among other things, to: (i) recommend to the Board the salary rates of officers of the Company and its subsidiaries; (ii) examine periodically the compensation structure of the Company; and (iii) supervise the welfare and pension plans and compensation plans of the Company. The Compensation Committee is composed of all of the non-employee directors, currently Messrs. Kahle (Chair) and Cresci.

  The Company's Board also may establish other committees.

DIRECTOR COMPENSATION

  Prior to the date of this Prospectus, directors of the Company did not receive compensation for their services as directors or for attending board meetings. Upon completion of the Offering, non-employee directors of the Company will receive options to purchase 25,000 shares of Common Stock at the initial public offering price. In addition, each non-employee director will receive an annual fee of $6,000, a fee of $1,000 for each meeting of the Board attended and $500 for each meeting of a Board committee attended. Each director also will be reimbursed for travel expenses incurred for each non-telephonic meeting of the Board or any committee thereof attended.

EXECUTIVE COMPENSATION; EMPLOYMENT AGREEMENTS

  Prior to January 1997, the Company did not conduct any operations, other than activities related to the acquisition of Looney and Klein Bury, and did not pay any compensation. The Company anticipates that during 1997 its most highly compensated executive officers (the "Named Executive Officers") and their annualized base salaries will be: Richard O. Looney, $250,000; David P. Tusa, $170,000; Tony L. Maddocks, $162,500; James M. Wilson, $150,000; Michael A. Klein, $175,000; and Scott R. Creasman, $100,000.

  The Company and Mr. Looney have entered into an employment agreement that provides for an annual base salary of $250,000 and a semi-annual cash bonus based on a percentage of the annual pre-tax profits of the Company, subject to an annual maximum of $100,000. Mr. Looney's employment agreement expires on January 17, 2000. In the event his employment is terminated without cause, Mr. Looney's annual salary and bonus opportunity will continue until the earlier to occur of one year from the date of such termination or January 17, 2000. Mr. Looney has also agreed not to compete with the Company in a court reporting or litigation support service business within 50 miles of an office served by the Company until the later to occur of January 17, 2002, or three years after his employment terminates.

  The Company and Mr. Maddocks have entered into an employment agreement which provides for an annual base salary of $162,500 and an annual cash bonus not exceeding $60,000, based on annual new national account sales of the Company. Mr. Maddocks' employment agreement expires on August 29, 2000. In the event his employment is terminated without cause, Mr. Maddocks' annual salary and bonus opportunity will continue until the earlier to occur of one year from the date of termination or August 29, 2000 or Mr. Maddocks' death. Mr. Maddocks has agreed not to compete with the Company until the last to occur of August 29, 2002, or three years after his employment under the agreement terminates.

  Mr. Wilson has entered into an employment agreement with the Company which provides for an annual base salary of $150,000 and, commencing in 1998, an annual cash bonus equal to 10% of the amount by which the annual adjusted net profit (as defined in the agreement) derived from legal placement and staffing services exceeds the adjusted net profit in the preceding year. In addition, Mr. Wilson is entitled to receive: (i) commissions based upon the revenues generated from national account sales by Mr. Wilson, not to exceed 3% of such sales and (ii) 10% of any finder's fees or commissions payable by the Company to a third party in connection with any acquisition in which Mr. Wilson provides assistance. The agreement expires September 25, 2000. In the event his employment is terminated without cause, Mr. Wilson's annual salary and bonus opportunity will continue until the earlier to occur of one year from the date of termination or the expiration of the term of the agreement. In addition, Mr. Wilson has agreed not to compete with the Company until the later of March 25, 2002, three years after termination of his employment or three years after expiration of the agreement.

  Mr. Michael Klein has entered into an employment agreement with the Company which provides for an annual base salary of $175,000 and entitles Mr. Klein to a percentage of certain revenues derived from specified clients, a percentage of court reporting fees billed by Mr. Klein and a cash bonus based on the increase in the annual net profits of Klein Bury. Under such bonus, Mr. Klein will receive 10% of the amount, if any, by which the annual net profits of Klein Bury exceed the prior year's net profits. In addition, Mr. Klein is entitled to receive (i) 85% of the amount billed on any eight depositions per month transcribed by him individually in his capacity as a court reporter and (ii) a percentage of any non Florida-based revenue primarily attributable to Mr. Klein's promotional efforts. The agreement expires on January 17, 2000. In the event his employment is terminated without cause, Mr. Klein's annual salary, commissions and bonus opportunity will continue until the earlier to occur of the year from the date of termination or January 17, 2000. In addition, Mr. Klein has agreed not to compete with the Company within 50 miles of any office location operated by the Company until the last to occur of January 17, 2002, or three years after his employment under the agreement terminates.

STOCK OPTION PLANS

 1997 Stock Incentive Plan

  The Company's 1997 Stock Incentive Plan provides for the granting to eligible employees or directors of the Company and its subsidiaries of options to purchase shares of Common Stock, which may be incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code or non-qualified options. The 1997 Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors, which designates option recipients, the number and type of options granted and their terms and conditions, including the exercise price and vesting schedule. A total of 750,000 shares of Common Stock have been reserved for issuance pursuant to options granted under the 1997 Stock Incentive Plan. Options to purchase 158,915 shares of Common Stock had been granted as of September 30, 1997 and options to purchase an additional 565,109 shares of Common Stock will be granted upon completion of the Offering under the 1997 Stock Incentive Plan with exercise prices ranging from $6.41 to the initial public offering price set forth on the cover of this Prospectus. All options granted under the 1997 Stock Incentive Plan vest 20% annually, are fully vested on the fifth anniversary of the date of grant and expire 10 years after the date of grant.

  No options were granted pursuant to the Company's 1997 Stock Incentive Plan in 1996. The Board of Directors and shareholders have approved the 1997 Stock Incentive Plan. The Company granted Mr. Looney, Mr. Tusa, Mr. Wilson and Mr. Creasman options to purchase 200,000, 150,000, 25,000 and 40,000 shares of Common Stock, respectively, at an exercise price per share equal to the initial public offering price set forth on the cover of this Prospectus. Messrs. Looney, Tusa and Wilson hold no other options to purchase Common Stock. The Company has not granted options to any other Named Executive Officer.

 Stock Option Plan for Non-Employee Directors

  The Company has adopted the U.S. Legal Support, Inc. Stock Option Plan for Non-Employee Directors (the "Directors' Stock Option Plan"). A total of 150,000 shares of Common Stock have been reserved for issuance under the Directors' Stock Option Plan, which provides for the grant of options to purchase 25,000 shares of Common Stock with an exercise price equal to the fair market value on the date of grant, to each incumbent director and to each person who becomes a director concurrently with his or her first election to the Board. Options granted under the Directors' Stock Option Plan vest 20% annually and are fully vested on the fifth anniversary of the date of grant. Upon completion of the Offering, each non-employee director of the Company will be awarded options to purchase 25,000 shares of Common Stock.

LIMITATIONS ON DIRECTORS' LIABILITIES AND INDEMNIFICATION

  Pursuant to the Company's Articles of Incorporation, as amended, and under Texas law, the directors of the Company are not liable to the Company or its shareholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, for unlawful dividend payments or stock repurchases or any transaction in which a director has derived an improper personal benefit. The Company intends to maintain liability insurance for the benefit of its directors and its officers.

                             CERTAIN TRANSACTIONS

  In connection with the initial capitalization of the Company on October 2, 1996, the Company issued 843,840 shares of Common Stock to Mr. Looney, the Chairman of the Board, President and Chief Executive Officer of the Company, in exchange for services rendered to the Company by Mr. Looney, which were valued by the Company at $8,438.40, the aggregate par value of the shares issued. In January 1997, the Company and Looney entered into a business combination in which the Company acquired the capital stock of Looney for consideration consisting of $4,087,834 in cash and 2,046,667 shares of Series B Preferred Stock. In connection with the Company's acquisition of Looney, the Company also reimbursed Mr. Looney $354,361 for professional fees incurred by Looney & Company.

  On January 17, 1997, the Company acquired all of the outstanding capital stock of Klein Bury from Mr. Klein who became a director of the Company upon consummation of the sale. The purchase price consisted of: (i) $3,850,397 in cash; (ii) 170,600 shares of Common Stock issued to Mr. Klein; (iii) a Subordinated Promissory Note issued by a subsidiary of the Company in the adjusted principal amount of $1,424,113, which bears interest at the rate of 10% annually and is due on February 1, 2002; and (iv) options to purchase 40,000 shares of Common Stock to affiliates of Klein Bury. At the option of Mr. Klein, the payment of the principal and all accrued interest on the note may be accelerated at any time after the Offering. The Company expects to repay the principal and accrued interest on the note with a portion of the proceeds of the Offering. In addition, Mr. Klein may receive contingent consideration equal to 50% of the accounts receivable of Klein Bury that were 120 days past due as of January 16, 1997 but which are collected by the Company. Such contingent consideration is estimated by the Company to be $500,000, the contractual maximum. In addition, since 1993, Klein Bury has leased its offices in Fort Lauderdale, Florida from Mr. Klein, his wife and Richard Bury. The lease expires on March 31, 1998, and provides for annual rental of approximately $50,400. The Company believes that the terms of the lease are no less favorable to the Company than would be available under a similar lease entered into with an unaffiliated third party.

  On January 17, 1997, the Company sold $9,000,000 principal amount of Senior Subordinated Notes and 1,000,000 shares of Series A Preferred Stock to three investors for an aggregate purchase price of $10,000,000. The Company used the proceeds from the sale to finance a portion of the purchase price for the acquisition of Looney and Klein Bury. Mr. Robert Cresci, a director of the Company, is a Managing Partner of Pecks Management Partners Ltd., which provides investment advisory services to each of the investors. Pecks received a $35,000 structuring fee paid by the Company in connection with the transaction. The Senior Subordinated Notes bear interest at an annual interest rate of 12% and will be due and payable on January 27, 2004, subject to mandatory prepayment two days following the completion of the Offering. The Company intends to repay the Senior Subordinated Notes with a portion of the proceeds of the Offering. The Series A Convertible Preferred Stock will be converted into a total of 1,560,000 shares of Common Stock upon completion of the Offering. The Company and the investors also entered into a Registration Rights Agreement pursuant to which the Company has agreed in certain circumstances to register the shares of Common Stock issued on conversion of the Series A Preferred Stock. See Note 8 of Notes to Consolidated Financial Statements of U.S. Legal Support, Inc. and "Shares Eligible For Future Sale-- Registration Rights."

  On August 29, 1997, the Company acquired substantially all of the assets of Legal Enterprise. Mr. Maddocks, who serves as Vice President, Sales and Marketing of the Company, was the President and a 50% shareholder of Legal Enterprise. The purchase price consisted of: (i) $1,189,169 in cash; (ii) a Subordinated Promissory Note in the principal amount of $316,458; (iii) a Convertible Subordinated Promissory Note in the principal amount of $813,748; and (iv) options to purchase 7,000 shares of Common Stock to an employee of Legal Enterprise. The promissory notes bear interest at a rate of 6.375% per annum, are payable on August 31, 2005 and were issued by a subsidiary of the Company. At the option of Legal Enterprise, the payment of the principal and all interest accrued on the Subordinated Promissory Note may be accelerated at any time after the Offering. The Company expects to repay the principal and accrued interest on the Subordinated Promissory Note with a portion of the proceeds of the Offering. Concurrently with the Offering, the Convertible Subordinated Promissory Note will be converted into 95,735 shares of Common Stock at a conversion rate of $8.50 per share of Common Stock. Any accrued but unpaid interest on such note will be paid to Legal Enterprise, in cash, upon the completion of the Offering. In addition, Legal Enterprise may receive additional consideration (the

"Additional Consideration") based on an amount equal to the excess of six times earnings before taxes, depreciation and amortization of the acquired business over the initial purchase price, subject to adjustment on February 28, 2000. Sixty-five percent of the Additional Consideration is payable in cash and thirty-five percent is payable in shares of Common Stock valued at the average trading price per share of Common Stock over the first ten business days after the end of each period in which Additional Consideration is calculated. Interim payments of the Additional Consideration are to be made every six months until the aggregate amount of such payments is equal to $934,000. Thereafter, no additional payments will be made until April 15, 2000, at which time any Additional Consideration owed is required to be paid to Legal Enterprise.

  On September 4, 1997, the Company acquired substantially all of the non-cash assets of Amicus One, a holder of more than 5% of the currently outstanding Common Stock. The purchase price consisted of: (i) $1.6 million in cash; (ii) 116,471 shares of Common Stock; and (iii) a Subordinated Promissory Note issued by a subsidiary of the Company in the principal amount of $560,000, which bears interest at the rate of 6% annually, and is due on July 1, 2002. The Company expects to repay the principal and accrued interest on the note with a portion of the proceeds of the Offering. At the option of Amicus One, the payment of the principal and all accrued interest on the note may be accelerated concurrently with the Offering.

  On September 17, 1997, the Company acquired all of the outstanding capital stock of Burton House, Inc, doing business as Ziskind Greene, from Gregg Ziskind and Susan Ziskind. The purchase price consisted of $1.4 million in cash and 158,824 shares of Common Stock. In addition, the Ziskinds may receive additional consideration beginning on January 1, 1998, in the amount of 20% of the amount by which earnings before taxes, depreciation and amortization of Burton House, Inc. exceeds threshhold amounts ranging from $150,000 for the period from the date of the acquisition through December 31, 1997, to $750,000 for the year ended December 31, 2000.

  The Company has entered into Registration Rights Agreements with Messrs. Looney, Maddocks, Klein, Ziskind and Susan Ziskind and Amicus One, pursuant to which the Company has agreed to include shares of Common Stock held by them in any registration of securities effected by the Company, subject to certain customary provisions restricting the number of shares to be included.

  The Company and James M. Wilson entered into an Asset Purchase Agreement dated September 25, 1997, and on that date Mr. Wilson was appointed Vice President, Legal Staffing of the Company. Under the Asset Purchase Agreement, the Company will acquire from Mr. Wilson the assets of Commander Wilson, a sole proprietorship, in exchange for approximately $1.4 million in cash and 56,250 shares of Common Stock, valued at the initial public offering price. The Company and Mr. Wilson entered into a letter agreement dated May 7, 1997, pursuant to which Mr. Wilson assisted the Company in identifying acquisition candidates in the legal placement and staffing industry. Pursuant to this agreement, the Company paid Mr. Wilson a non-refundable retainer of $50,000 and reimbursed him for certain expenses. The letter agreement will be terminated upon completion of the Company's acquisition of Commander Wilson. See Note 6 of Notes to Financial Statements of Commander Wilson.

  In October 1996, the Company issued 150,000 shares of its Common Stock to GulfStar Investments, Ltd., an affiliated partnership of Gulfstar, in exchange for investment banking services rendered to the Company by GulfStar. GulfStar has provided merger and acquisition advisory services to the Company since its inception. Mr. Kahle, a director of the Company, is a Managing Director of GulfStar. In addition, the Company paid investment banking fees aggregating $475,000 to GulfStar for services in connection with the placement of the Senior Subordinated Notes and Series A Convertible Preferred Stock, negotiation of the Company's Bank Credit Agreement, and the acquisitions of Looney and Klein Bury in January 1997. Pursuant to the terms of a letter agreement dated April 24, 1997 (the "Letter Agreement") between GulfStar and the Company, GulfStar has agreed to provide negotiation and other financial advisory services to the Company in connection with the Company's evaluation of acquisitions and will be paid advisory fees equal to 1.0% of the total purchase price for each acquisition, as well as reimbursement of out-of-pocket expenses. The fees payable to GulfStar under the Letter Agreement in connection with the Completed Acquisitions and the Pending Acquisitions will be $480,000, of which $33,000 has been paid.

  Nations Bank of Texas, N.A. has agreed to act as arranger and syndication agent in connection with the Company's $40.0 million credit facility.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth, as of November 30, 1997, certain information with respect to the ownership of shares of Common Stock, before and after the Offering and the Pending Acquisitions, by: (i) each person who is or is expected to be the beneficial owner of 5% or more of the outstanding shares of Common Stock upon consummation of the Offering; (ii) each person who is or is expected to become a director upon completion of the Offering; (iii) each Named Executive Officer; (iv) the Selling Shareholder; and (v) all officers and directors of the Company as a group. All persons listed have an address in care of the Company's principal executive offices at 1001 Fannin Street, Suite 650, Houston, Texas 77002, and have sole voting and investment power with respect to shares beneficially owned by them, unless otherwise noted. Information set forth in the table with respect to beneficial ownership of the Company's equity securities has been provided to the Company by such holders.

                                                             PERCENTAGE OWNED
                                                             -----------------
                                                              BEFORE   AFTER
       NAME AND ADDRESS OF BENEFICIAL OWNER         SHARES   OFFERING OFFERING
-------------------------------------------------- --------- -------- --------
Richard O. Looney (1)............................. 1,027,233   53.6%    13.1%
David P. Tusa (2).................................        --     --       --
Tony Maddocks (3).................................   101,975    5.6      1.3
James M. Wilson (4)...............................        --     --        *
Scott P. Creasman (5).............................        --     --       --
Michael A. Klein..................................   170,600    9.8      2.2
Fentress Bracewell (6)............................        --     --       --
Robert J. Cresci (7).............................. 1,560,000   47.3     19.9
G. Kent Kahle (8).................................   150,000    8.6      1.9
Ronald C. Lassiter (6)............................        --     --       --
Delaware State Employees' Retirement Fund (9)..... 1,045,200   37.6     13.4
Declaration of Trust for Defined Benefit Plan of
 ICI American Holdings Inc.  (10).................   304,200   14.9      3.9
Declaration of Trust for Defined Benefit Plan of
 Zeneca Holdings Inc.  (11).......................   210,600   10.8      2.7
GulfStar Investments, Ltd.  (12)..................   150,000    8.6      1.9
Gregg M. and Susan L. Ziskind (13)................   158,824    9.2      2.0
Legal Enterprise, Inc.  (14)......................    95,712    5.2      1.2
Amicus One (15)...................................   116,471    6.7      1.5
All executive officers and directors as a group
 (10 persons) (16)................................ 3,009,808   80.8     38.5

--------
  * Beneficially owns less than 1% of the outstanding shares of Common Stock.

 (1) Includes (a) 183,393 shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock; (b) 90,000 shares of Common Stock held by trusts for the benefit of Mr. Looney's children; and (c) 10,000 shares subject to a three-year option granted by Mr. Looney to an officer of Gulfstar. Excludes 200,000 shares of Common Stock subject to unvested options granted pursuant to the Company's 1997 Stock Incentive Plan. Mr. Looney has granted the Underwriters a 30-day option to purchase up to 100,000 shares of Common Stock solely to cover any over-allotments. If this option is exercised in full, Mr. Looney would hold 927,233 shares of Common Stock, representing 12.0% of the outstanding Common Stock after the Offering.
 (2) Excludes 150,000 shares of Common Stock subject to unvested options granted pursuant to the Company's 1997 Stock Incentive Plan.

 (3) Includes 95,735 shares of Common Stock issuable upon conversion of a Convertible Subordinated Promissory Note held by Legal Enterprise, a corporation of which Mr. Maddocks is President and a 50% shareholder.

 (4) Mr. Wilson owns no shares directly. Includes 56,250 shares of Common Stock issuable as a portion of the purchase price in a Pending Acquisition. Excludes 25,000 shares of Common Stock subject to unvested options granted pursuant to the Company 1997 Stock Incentive Plan to be awarded upon completion of the Offering.

 (5) Excludes 40,000 shares of Common Stock subject to unvested options granted pursuant to the Company's 1997 Stock Incentive Plan.

 (6) Excludes 25,000 shares of Common Stock subject to unvested options granted pursuant to the Directors' Stock Option Plan to be awarded upon completion of the Offering.

 (7) Mr. Cresci owns no shares directly. Includes 1,560,000 shares issuable upon conversion of an aggregate of 1,000,000 shares of Series A Preferred Stock, which is held by three pension or defined benefit plans for whom Pecks Management Partners, Ltd. provides investment management services. Mr. Cresci is a Managing Director of Pecks Management Partners, Ltd. and therefore may be deemed to be a beneficial owner of such shares. Mr. Cresci disclaims beneficial ownership of all such shares. Excludes 25,000 shares of Common Stock subject to unvested options granted pursuant to the Directors' Stock Option Plan to be awarded upon completion of the Offering. The shareholders' addresses of record is c/o Pecks Management Partners Ltd., One Rockefeller Plaza, New York, New York 10020.

 (8) Mr. Kahle owns no shares directly. Includes 150,000 shares held by GulfStar Investments, Ltd., an affiliate of GulfStar. Mr. Kahle serves as a Managing Director of GulfStar. Excludes 25,000 shares of Common Stock subject to unvested options to be awarded upon completion of the Offering pursuant to the Company's Directors' Stock Option Plan.

 (9) Represents shares of Common Stock issuable upon conversion of 670,000 shares of Series A Preferred Stock. The shareholder's address of record is c/o Pecks Management Partners Ltd., One Rockefeller Plaza, New York, New York 10020.

(10) Represents shares of Common Stock issuable upon conversion of 195,000 shares of Series A Preferred Stock. The shareholder's address of record is c/o Pecks Management Partners Ltd., One Rockefeller Plaza, New York, New York 10020.

(11) Represents shares of Common Stock issuable upon conversion of 135,000 shares of Series A Preferred Stock. The shareholder's address of record is c/o Pecks Management Partners Ltd., One Rockefeller Plaza, New York, New York 10020.

(12) The shareholder's address of record is 700 Louisiana Street, Suite 3800, Houston, Texas 77002.

(13) The shareholder's address of record is 2666 Overland Avenue, Suite 600, Los Angeles, California 90064.

(14) Represents shares of Common Stock issuable upon conversion of a Convertible Subordinated Promissory Note. The shareholder's address of record is 4232-1 Las Virgenes Road, Suite 100, Calabasas, California 91302.

(15) The shareholder's address of record is 20 Vesey Street, 9th Floor, New York, New York 10007.

(16) Excludes an aggregate of 415,000 shares of Common Stock subject to unvested options granted pursuant to the Company's 1997 Stock Incentive Plan and 100,000 shares subject to unvested options granted pursuant to the Company's Directors' Option Plan.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  Under the Company's Articles of Incorporation, as amended (the "Articles"), the Company has authority to issue 110,000,000 shares of capital stock, consisting of 10,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock") and 100,000,000 shares of Common Stock, par value $.01 per share. As of November 15, 1997, the Company had outstanding 1,734,564 shares of Common Stock and 3,277,917 shares of Preferred Stock (1,000,000 shares of Series A Preferred Stock, 2,046,667 shares of Series B Preferred Stock and 231,250 shares of Series C Preferred Stock). All of the outstanding Preferred Stock will be converted into Common Stock upon completion of the Offering or will be redeemed with the net proceeds of the Offering. See Note 8 of Notes to Consolidated Financial Statements of U.S. Legal Support, Inc. for a description of the terms of each of the outstanding series of Preferred Stock. Shares of Preferred Stock that are redeemed will return to authorized shares of Preferred Stock undesignated as to series.

  The following summary description of the capital stock of the Company is intended as a summary only and is qualified in its entirety by reference to the Articles, a copy of which has been filed as an exhibit to this Registration Statement.

PREFERRED STOCK

  The Articles authorize the issuance of the Preferred Stock, in one or more series having designations, rights and preferences determined from time to time by the Board of Directors. One of the effects of undesignated Preferred Stock may be to enable the Board of Directors, without approval of holders of Common Stock, to issue Preferred Stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any additional shares of its Preferred Stock, there can be no assurance that it will not do so in the future.

COMMON STOCK

  Voting Rights. Holders of Common Stock are entitled to one vote for each share on all matters on which shareholders generally are entitled to vote, including elections of directors. The Articles do not provide for cumulative voting for the election of directors; therefore, the holders of a majority of the voting power of the total number of outstanding shares of Common Stock are able to elect the entire Board of Directors of the Company. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

  Dividends. Subject to the preferential rights of any outstanding Preferred Stock created by the Board of Directors under the Articles, dividends may be paid to holders of Common Stock when, as and if declared by the Board of Directors out of funds legally available for such purpose. Dividends may be paid by the Company out of "surplus" (as defined under Article 1.02 of the Texas Business Corporation Act) or, if there is no surplus, out of net profits for the fiscal year in which the dividends are declared and/or the preceding fiscal year. Further, dividends may be paid out of any net profits for the current and/or prior fiscal year, if any. The declaration and payment of dividends on Common Stock could be restricted by the terms of any Preferred Stock issued.

  Liquidation. In the event of the dissolution or winding up of the Company, after payment or provision for payment of debts and other liabilities of the Company and any other series or class of the Company's securities that rank senior to the Common Stock, the holders of Common Stock will be entitled to share ratably in all remaining assets of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be sold by the Company in this Offering will be, duly and validly issued, fully paid and nonassessable.

  The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank, Houston, Texas.

STATUTORY BUSINESS COMBINATION PROVISION

  The Company is subject to Article 13 of the TBCA ("Article 13") which, with certain exceptions, prohibits a Texas corporation from engaging in a "business combination" (as defined in Article 13) with any shareholder who is a beneficial owner of 20% or more of the corporation's voting power for a period of three years after such shareholder's acquisition of a 20% ownership, unless: (i) the board of directors of the corporation approves the transaction or the shareholder's acquisition of shares prior to the acquisition or (ii) two-thirds of the unaffiliated shareholders of the corporation approve the transaction at a shareholders' meeting held no earlier than six months after the shareholder acquires that ownership. Shares that are issuable pursuant to options, conversion or exchange rights or other agreements are not considered outstanding for purposes of Article 13.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have outstanding approximately 7,813,115 shares of Common Stock (8,238,115 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 3,500,000 shares (4,025,000 shares if the Underwriters' over-allotment option is exercised in full) sold in the Offering will be freely tradable in the public market without restriction or limitation under the Securities Act, except for any shares purchased by an "affiliate" (as defined in the Securities Act) of the Company. The remaining 4,313,115 shares of Common Stock held by existing shareholders of the Company are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended.

  The Company's directors, executive officers and certain shareholders, who hold an aggregate of 3,285,080 shares of Common Stock, have entered into lock-up agreements with the Representatives of the Underwriters. These persons have agreed not to offer, sell, contract to sell, grant any option with respect to, pledge, hypothecate or otherwise dispose of, any shares of Common Stock owned by them until the date occurring 180 days after the date of this Prospectus without the prior written consent of the Representatives. All such shares will become available for sale upon expiration of these lock-up agreements, subject to compliance with Rule 144 promulgated under the Securities Act. In addition, certain shareholders have the right to have the shares of Common Stock owned by them registered by the Company under the Securities Act as described below.

  In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned, for a least one year, shares of Common Stock that have not been registered under the Securities Act or that were acquired from an "affiliate" of the Company is entitled to sell within any three-month period the number of shares of Common Stock which does not exceed the greater of one percent of the number of the then outstanding shares or the average weekly reported trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and to the availability of current public information about the Company and must be made in unsolicited brokers' transactions or to a market maker. A person (or persons whose shares are aggregated) who is not an "affiliate" of the Company under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume and notice provisions of such Rule. Commencing 90 days after the completion of the Offering, approximately 2,920,000 "restricted" shares of Common Stock will be eligible for resale pursuant to Rule 144, subject to the volume, manner of sale and other limitations thereof. The remaining "restricted" shares will become eligible for resale pursuant to Rule 144 from time to time thereafter.

  On the date of this Prospectus, the Company had outstanding options to purchase: (i) 131,856 shares of Common Stock issued in connection with the Completed Acquisitions; (ii) 158,915 shares of Common Stock granted pursuant to the 1997 Stock Incentive Plan as of September 30, 1997; (iii) 565,109 shares of Common Stock to be granted pursuant to the 1997 Stock Incentive Plan upon completion of the Offering; and (iv) 100,000 shares of Common Stock to be granted pursuant to the Company's Stock Option Plan for Non-Employee Directors upon completion of the Offering. Options to purchase at least an additional 135,000 shares of Common Stock are available for grant under the 1997 Stock Incentive Plan and the Non Employee Directors Stock Option Plan. The Company expects to file a registration statement on Form S-8 under the Securities Act to register the 900,000 shares of Common Stock issuable upon exercise of options granted under the 1997 Stock Incentive Plan and the Non Employee Directors Stock Option Plan. Accordingly, such shares will be freely tradeable by holders who are not affiliates of the Company and, subject to the volume and manner of sale limitations of Rule 144, by holders who are affiliates of the Company.

  Prior to this Offering, there has been no market for the Common Stock. No predictions can be made of the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of Common Stock could adversely affect the prevailing market price of Common Stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities.

REGISTRATION RIGHTS

  Pursuant to several Registration Rights Agreements (the "Registration Rights Agreements"), the Company has agreed to register under the Securities Act substantially all of the shares of Common Stock outstanding on the date of this Prospectus (approximately 1,734,564 shares), as well as the 183,393 shares of Common Stock issuable upon conversion of the Series B Preferred Stock, and will enter similar agreements with respect to 609,268 shares of Common Stock to be issued in the Pending Acquisitions. Pursuant to the Registration Rights Agreements, shareholders and their permitted transferees have certain "piggyback" registration rights and will be entitled, subject to certain limitations, to include their shares of Common Stock in a registration of shares of Common Stock by the Company under the Securities Act.

  In addition, a Registration Rights Agreement with the holders of the Series A Convertible Preferred Stock provides that following the Offering, any one or more of such shareholders shall twice have the right to require the Company to effect registration of all or any part of the shareholders' shares of Common Stock under the Securities Act. In order to demand registration of the Common Stock, the holder or holders of Common Stock requesting such registration must own more than 50% (by number of shares) of the shares subject to the agreement and the aggregate market value to be registered must be at least $3.0 million. The number of shares included in any registration is subject to customary provisions providing for a reduction in the number of shares to be registered if in the opinion of the managing underwriter such shares would affect the marketing or the selling price of the securities to be sold.

  The Registration Rights Agreements require the Company to pay the expenses associated with any registration other than sales discounts, commissions, transfer taxes and amounts to be borne by underwriters or as otherwise required by law and include customary provisions for indemnification against liabilities arising under federal securities laws in connection with such registration.

                                 UNDERWRITING

  The underwriters named below (the "Underwriters"), have severally agreed, subject to the terms and conditions in the underwriting agreement (the "Underwriting Agreement") by and between the Company and the Underwriters, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names, at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Common Stock, if they purchase any.

                                                                        NUMBER
      UNDERWRITERS                                                     OF SHARES
      ------------                                                     ---------
      NationsBanc Montgomery Securities, Inc..........................
      Hambrecht & Quist LLC...........................................
      J.C. Bradford & Co..............................................
                                                                         ----
        Total.........................................................
                                                                         ====

  The Underwriters have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow
selected dealers a concession of not more that $     per share; and the
Underwriters may allow to selected dealers, and such dealers may reallow, a
concession of not more than $      per share to certain other dealers. After
the Offering, the public offering price and other selling terms may be changed by the Underwriters. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

  The Company and a shareholder have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to a maximum of 525,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial 3,500,000 shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the Offering.

  The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or will contribute to payments the Underwriters may be required to make in respect thereof.

  Certain shareholders of the Company and the Company's executive officers and directors have agreed that for a period of 180 days after the date of this Prospectus they will not, without the prior written consent of NationsBanc Montgomery Securities, Inc., offer, sell, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stock. The Company has also agreed not to issue, offer, sell, grant options to purchase or otherwise dispose of any of the Company's equity securities for a period of 180 days after the date of this Prospectus without the prior written consent of NationsBanc Montgomery Securities, Inc., except for: (i) the issuance of shares of Common Stock upon conversion of debt or equity securities of the Company or any of its subsidiaries outstanding as of the date of this Prospectus; (ii) the grant, award, issuance or sale of shares of Common Stock or options or other rights to purchase or acquire Common Stock pursuant to the terms of any stock option, stock bonus or other plan or arrangement referred to in this Prospectus; or (iii) the issuance of shares of Common Stock, Preferred Stock or any security convertible into or exchangeable for Common Stock or Preferred Stock in connection with the acquisition of court reporting, certified record retrieval and legal staffing and placement businesses and related assets.

  Certain persons participating in this Offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market. Such transactions may include stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting any purchase for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the Offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the Offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise.

  The Underwriters have informed the Company that the Underwriters do not expect to make sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

  Prior to the Offering, there has been no public trading market for the Common Stock. Consequently, the initial public offering price of the Common Stock has been determined by negotiations between the Company and the Underwriters. Among the factors considered in such negotiations were the results of operations of the businesses acquired in recent periods, the prospects for the Company and the industry in which the Company competes, an assessment of the Company's management, its financial condition, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the economy and the securities markets at the time of the Offering and the market prices of and demand for publicly traded common stock of comparable companies in recent periods.

                                 LEGAL MATTERS

  The legality of the Common Stock offered hereby will be passed upon for the Company by Bracewell & Patterson, L.L.P., Houston, Texas, and for the Underwriters by Locke Purnell Rain Harrell (A Professional Corporation), Dallas, Texas.

                                    EXPERTS

  The financial statements and schedules of U.S. Legal Support, Inc., Looney, Klein Bury, G&G, San Francisco Reporting, Legal Enterprise, Elaine Dine, Ziskind Greene, Jilio, Reporting Service, Kirby Kennedy, Johnson Group, Amicus One, Block and Commander Wilson included in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Coopers & Lybrand L.L.P., independent accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement (which term encompasses any and all amendments thereto) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which were omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus concerning the contents of any contract, agreement or other document referred to are summaries of the terms of such contract, agreement or other document and are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference facilities of the Commission, upon payment of the prescribed fees. The Registration Statement is also available on the Internet at the Commission's World Wide Web site at http://www.sec.gov.

  As a result of the Offering, the Company will be subject to the reporting requirements under the Exchange Act and, in accordance therewith, will file reports, proxy statements, information statements and other information with the Commission. The Company intends to furnish annual reports to its shareholders containing audited financial statements reported on by an independent certified public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS

                            U.S. LEGAL SUPPORT, INC.

                                                                            PAGE
                                                                            ----
U.S. LEGAL SUPPORT, INC.
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS:
Basis of Presentation.....................................................   F-5
Unaudited Pro Forma Combined Balance Sheet as of September 30, 1997.......   F-7
Notes to Unaudited Pro Forma Combined Balance Sheet.......................   F-8
Unaudited Pro Forma Combined Statement of Income for the Nine Months Ended
 September 30, 1997.......................................................  F-10
Unaudited Pro Forma Combined Statement of Income for the Nine Months Ended
 September 30, 1996.......................................................  F-10
Unaudited Pro Forma Combined Statement of Income for the Year Ended
 December 31, 1996........................................................  F-11
Notes to Unaudited Pro Forma Combined Statement of Income ................  F-12
UNAUDITED HISTORICAL FINANCIAL STATEMENTS:
Report of Independent Accountants.........................................  F-13
Consolidated Balance Sheet as of September 30, 1997 (Unaudited)...........  F-14
Consolidated Statement of Income for the Nine Months Ended September 30,
 1997 (Unaudited).........................................................  F-15
Consolidated Statement of Stockholders' Equity for the Nine Months Ended
 September 30, 1997 (Unaudited)...........................................  F-16
Consolidated Statement of Cash Flows for the Nine Months Ended September
 30, 1997 (Unaudited).....................................................  F-17
Notes to Consolidated Financial Statements (Unaudited)....................  F-18
LOONEY & COMPANY
Report of Independent Accountants.........................................  F-32
Balance Sheet as of December 31, 1995 and 1996............................  F-33
Statement of Operations for the Years Ended December 31, 1994, 1995 and
 1996 and for the Nine Months Ended September 30, 1996 (Unaudited)........  F-34
Statement of Stockholder's Equity for the Years Ended December 31, 1994,
 1995 and 1996............................................................  F-35
Statement of Cash Flows for the Years Ended December 31, 1994, 1995 and
 1996 and for the Nine Months Ended September 30, 1996 (Unaudited)........  F-36
Notes to Financial Statements.............................................  F-37
KLEIN, BURY & ASSOCIATES
Report of Independent Accountants.........................................  F-42
Balance Sheet as of September 30, 1995 and December 31, 1996..............  F-43
Statement of Income for the Years Ended September 30, 1995 and December
 31, 1996.................................................................  F-44
Statement of Stockholders' Equity for the Years Ended September 30, 1995
 and December 31, 1996....................................................  F-45
Statement of Cash Flows for the Years Ended September 30, 1995 and
 December 31, 1996........................................................  F-46
Notes to Financial Statements.............................................  F-47
G&G COURT REPORTERS
Report of Independent Accountants.........................................  F-50
Balance Sheet as of December 31, 1995 and 1996............................  F-51
Statement of Income for the Years Ended December 31, 1995 and 1996 and for
 the Six Months Ended June 30, 1996 and the Period from January 1, 1997 through Date of Acquisition, May 19, 1997 (Unaudited)....................  F-52
Statement of Owner's Equity for the Years Ended December 31, 1995 and 1996
 and the Period from January 1, 1997 through Date of Acquisition, May 19,
 1997 (Unaudited).........................................................  F-53
Statements of Cash Flows for the Years Ended December 31, 1995 and 1996
 and the Period from January 1, 1997 through Date of Acquisition, May 19,
 1997 (Unaudited).........................................................  F-54
Notes to Financial Statements.............................................  F-55

                                                                            PAGE
                                                                            ----
SAN FRANCISCO REPORTING SERVICE
Report of Independent Accountants.........................................  F-57
Balance Sheet as of December 31, 1996 and May 14, 1997....................  F-58
Statement of Income for the Year Ended December 31, 1996 and for the Six
 Months Ended June 30, 1996 and for the Period from January 1, 1997 through Date of Acquisition, May 14, 1997................................  F-59
Statement of Partners' Capital for the Year Ended December 31, 1996 and
 for the Period from January 1, 1997 through Date of Acquisition, May 14,
 1997.....................................................................  F-60
Statement of Cash Flows for the Year Ended December 31, 1996 and for the
 Period from January 1, 1997 through Date of Acquisition, May 14, 1997....  F-61
Notes to Financial Statements.............................................  F-62
LEGAL ENTERPRISE, INC.
Report of Independent Accountants.........................................  F-65
Balance Sheet as of December 31, 1996 and June 30, 1997 (Unaudited).......  F-66
Statement of Income for the Years Ended December 31, 1995 and 1996 and the
 Six Months Ended June 30, 1996 and 1997 (Unaudited)......................  F-67
Statement of Stockholders' Equity for the Years Ended December 31, 1995
 and 1996 and the Six Months Ended June 30, 1996 and 1997 (Unaudited).....  F-68
Statement of Cash Flows for the Years Ended December 31, 1995 and 1996 and
 the Six Months Ended June 30, 1996 and 1997 (Unaudited)..................  F-69
Notes to Financial Statements.............................................  F-70
ELAINE P. DINE, INC.
Report of Independent Accountants.........................................  F-72
Balance Sheet as of March 31, 1996 and 1997 and June 30, 1997
 (Unaudited)..............................................................  F-73
Statement of Income for the Years Ended March 31, 1996 and 1997 and for
 the Three Months Ended June 30, 1996 and 1997 (Unaudited)................  F-74
Statement of Stockholder's Equity for the Years Ended March 31, 1996 and
 1997 and the Three Months Ended June 30, 1997 (Unaudited)................  F-75
Statement of Cash Flows for the Years Ended March 31, 1996 and 1997 and
 the Three Months Ended June 30, 1996 and 1997 (Unaudited)................  F-76
Notes to Financial Statements.............................................  F-77
BURTON HOUSE, INC.
D.B.A. ZISKIND, GREENE, WATANABE & NASON
Report of Independent Accountants.........................................  F-79
Balance Sheet as of December 31, 1995 and 1996 and June 30, 1997
 (Unaudited)..............................................................  F-80
Statement of Operations for the Years Ended December 31, 1995 and 1996 and
 the Six Months Ended June 30, 1996 and 1997 (Unaudited)..................  F-81
Statement of Stockholder's Deficit for the Years Ended December 31, 1995
 and 1996 and the Six Months Ended June 30, 1997 (Unaudited)..............  F-82
Statement of Cash Flows for the Years Ended December 31, 1995 and 1996 and
 the Six Months Ended June 30, 1996 and 1997 (Unaudited)..................  F-83
Notes to Financial Statements.............................................  F-84

                                                                           PAGE
                                                                           -----
JILIO & ASSOCIATES
Report of Independent Accountants........................................   F-87
Balance Sheet as of December 31, 1995 and 1996 and September 30, 1997
 (Unaudited).............................................................   F-88
Statement of Operations for the Years Ended December 31, 1995 and 1996
 and the Nine Months Ended September 30, 1996 and 1997 (Unaudited).......   F-89
Statement of Owner's Equity for the Years Ended December 31, 1995 and
 1996 and the Nine Months Ended September 30, 1997 (Unaudited)...........   F-90
Statement of Cash Flows for the Years Ended December 31, 1995 and 1996
 and the Nine Months Ended September 30, 1996 and 1997 (Unaudited).......   F-91
Notes to Financial Statements............................................   F-92
REPORTING SERVICE ASSOCIATES, INC.
Report of Independent Accountants........................................   F-95
Balance Sheet as of December 31, 1995 and 1996 and September 30, 1997
 (Unaudited).............................................................   F-96
Statement of Income for the Years Ended December 31, 1995 and 1996 and
 the Nine Months Ended September 30, 1996 and 1997 (Unaudited)...........   F-97
Statement of Stockholder's Equity for the Years Ended December 31, 1995
 and 1996 and the Nine Months ended September 30, 1996 and 1997
 (Unaudited).............................................................   F-98
Statement of Cash Flows for the Years Ended December 31, 1995 and 1996
 and the Nine Months Ended September 30, 1996 and 1997 (Unaudited).......   F-99
Notes to Financial Statements............................................  F-100
KIRBY A. KENNEDY & ASSOCIATES
Report of Independent Accountants........................................  F-102
Balance Sheet as of December 31, 1995 and 1996 and September 30, 1997
 (Unaudited).............................................................  F-103
Statement of Income for the Years Ended December 31, 1995 and 1996 and
 the Nine Months Ended September 30, 1996 and 1997 (Unaudited)...........  F-104
Statement of Partners' Capital for the Years Ended December 31, 1995 and
 1996 and the Nine Months Ended September 30, 1997 (Unaudited)...........  F-105
Statement of Cash Flows for the Years Ended December 31, 1995 and 1996
 and the Nine Months Ended September 30, 1996 and 1997 (Unaudited).......  F-106
Notes to Financial Statements............................................  F-107
JOHNSON COURT REPORTING GROUP
Report of Independent Accountants........................................  F-109
Combined Balance Sheet as of December 31, 1995 and 1996 and June 30, 1997
 (Unaudited).............................................................  F-110
Combined Statement of Income for the Years Ended December 31, 1995 and
 1996 and for the Six Months Ended June 30, 1996 and 1997 (Unaudited)....  F-111
Combined Statement of Shareholder's Equity for the Years Ended December
 31, 1995 and 1996 and for the Six Months Ended June 30, 1997
 (Unaudited).............................................................  F-112
Combined Statement of Cash Flows for the Years Ended December 31, 1995
 and 1996 and for the Six Months Ended June 30, 1996 and 1997
 (Unaudited).............................................................  F-113
Notes to Combined Financial Statements...................................  F-114

                                                                          PAGE
                                                                          -----
AMICUS ONE LEGAL SUPPORT SERVICES, INC.
Report of Independent Accountants........................................ F-117
Balance Sheet as of December 31, 1996 and September 5, 1997.............. F-118
Statement of Income for the Year Ended December 31, 1996 and the Period
 Ended September 5, 1997................................................. F-119
Statement of Stockholders' Equity for the Year Ended December 31, 1996
 and the Period Ended September 5, 1997.................................. F-120
Statement of Cash Flows for the Year Ended December 31, 1996 and the
 Period Ended September 5, 1997.......................................... F-121
Notes to Financial Statements............................................ F-122
BLOCK COURT REPORTING, INC.
Report of Independent Accountants........................................ F-125
Balance Sheet as of December 31, 1995 and 1996 and June 30, 1997
 (Unaudited)............................................................. F-126
Statement of Operations for the Years Ended December 31, 1995 and 1996
 and the Six Months Ended June 30, 1997 and 1996 (Unaudited)............. F-127
Statement of Stockholder's Equity (Deficit) for the Years Ended December
 31, 1995 and 1996 and the Six Months Ended June 30, 1997 (Unaudited).... F-128
Statement of Cash Flows for the Years Ended December 31, 1995 and 1996
 and the Six Months Ended June 30, 1997 and 1996 (Unaudited)............. F-129
Notes to Financial Statements............................................ F-130
COMMANDER WILSON, INC.
Report of Independent Accountants........................................ F-133
Balance Sheet as of December 31, 1995 and 1996 and September 30, 1997
 (Unaudited)............................................................. F-134
Statement of Income for the Years Ended December 31, 1995 and 1996 and
 the Nine Months Ended September 30, 1996 and 1997 (Unaudited)........... F-135
Statement of Owner's Deficit for the Years Ended December 31, 1995 and
 1996 and the Nine Months Ended September 30, 1997 (Unaudited)........... F-136
Statement of Cash Flows for the Years Ended December 31, 1995 and 1996
 and the Nine Months Ended September 30, 1996 and 1997 (Unaudited)....... F-137
Notes to Financial Statements............................................ F-138

            UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                          BASIS OF PRESENTATION

  The following Unaudited Pro Forma Combined Balance Sheet as of September 30, 1997 and the Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 and 1996 have been prepared to reflect adjustments to the historical financial position and results of operations to give effect to the transactions described below. The Unaudited Pro Forma Combined Balance Sheet reflects such transactions as if they had occurred as of September 30, 1997, and the Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 and 1996 reflect such transactions as if they had occurred as of January 1, 1996.

  U.S. Legal Support, Inc., a Texas Corporation ("U.S. Legal") was formed in October 1996 to continue the business of Looney & Company, a Texas Corporation, ("Looney") and to create a leading provider of legal support and staffing services to law firms, insurance providers and major corporations. In January, U.S. Legal was combined with Looney in a transaction accounted for as a merger of entities under common control in which Looney became a wholly-owned subsidiary of U.S. Legal (Looney and U.S. Legal are hereinafter referred to as the "Company"). Simultaneously, the Company entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") with three investors represented by Pecks Management Partners Ltd. pursuant to which the Company issued 1,000,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") and $9.0 million principal amount of 12% Senior Subordinated Notes (the "Senior Subordinated Notes"). Concurrently, the Company entered into a Bank Credit Agreement with a commercial bank, which provided for a revolving credit facility of $4.0 million. The Company amended the Bank Credit Agreement to, among other things, reduce the revolving credit facility to $2.0 million and to provide for term loans up to $14.0 million, for acquisitions. See Note 7 to the Company's financial statements. In October 1997, the Company increased the revolving line of credit to $3.25 million through December 31, 1997.

  On the same date as the transactions described above, the Company acquired all of the outstanding capital stock of Klein, Bury & Associates, Inc. ("Klein Bury") headquartered in Miami, Florida with offices in various locations throughout the state of Florida. In May 1997, the Company acquired certain net assets of G & G Court Reporters and San Francisco Reporting Service headquartered in Los Angeles and San Francisco, California, respectively.

  In August 1997, the Company acquired all of the outstanding capital stock of Goren of Newport, Inc., Rapidtext, Inc. and Medtext, Inc. (the "Johnson Court Reporting Group") and acquired certain assets and assumed certain liabilities of Legal Enterprise, Inc. Both companies are headquartered in California.

  In September 1997, the Company acquired the assets and assumed certain liabilities of Elaine P. Dine, Inc. and acquired all of the outstanding capital stock of Burton House, Inc. d.b.a. Ziskind Greene Watanabe & Nason headquartered in New York, New York and Los Angeles, California, respectively. Additionally, the Company acquired all of the outstanding capital stock of Block Court Reporting, Inc. and acquired certain assets and assumed certain liabilities of Amicus One Legal Support Services, Inc. headquartered in Washington, D.C. and New York, New York respectively.

  The Company intends to sell approximately 3,500,000 shares of common stock, par value $.01 per share (the "Common Stock") (at an assumed initial price of $12.00 per share) to the public (the "Offering"). The businesses acquired prior to the Offering ("Completed Acquisitions") were acquired using a combination of cash, preferred stock, Common Stock and subordinated promissory notes. Upon completion of the Offering, all of the shares of preferred stock will be converted into shares of Common Stock, other than 231,250 shares of Series C Preferred Stock which will be redeemed for $231,250 upon completion of the Offering. The aggregate consideration paid by the Company for the Completed Acquisitions consisted of: (i) $21,400,000 in cash, (ii) 2,046,667 shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock"); (iii) 231,250 shares of Series C Preferred Stock (the "Series C Preferred Stock"); (iv) $4,979,000 of Subordinated Promissory Notes; and (v) $1,845,000 Convertible Subordinated Promissory Notes.

  Additionally, the Company has entered into definitive agreements with respect to the acquisition of Jilio & Associates, Kirby A. Kennedy & Associates, Reporting Service Associates, Inc. and Commander Wilson, Inc. (the "Pending Acquisitions," collectively with the Completed Acquisitions, the "Acquisitions"). All of the Pending Acquisitions are expected to close contemporaneously with, and are conditional upon, the closing of this Offering.

  The Unaudited Pro Forma Combined Balance Sheet as of September 30, 1997 gives effect to: (i) the sale of 3,500,000 shares of Common Stock in the Offering and the application of the net proceeds therefrom, as described in "Use of Proceeds"; (ii) the conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock into shares of Common Stock; (iii) the conversion of $1,845,000 of Convertible Subordinated Promissory Notes into shares of Common Stock; (iv) the redemption of 231,250 shares of Series C Preferred Stock for cash; and (v) the Acquisitions, as if each of such transactions had occurred as of September 30, 1997. The Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1996, and the nine months ended September 30, 1996 and 1997, give effect to: (i) the sale of 3,500,000 shares of Common Stock in the Offering and the application of net proceeds therefrom as described in "Use of Proceeds"; (ii) the conversion of all outstanding shares of Series A and Series B Preferred Stock into shares of Common Stock; (iii) the conversion of $1,845,000 principal amount of Convertible Subordinated Promissory Notes into Common Stock; and (iv) the Acquisitions, as if each of such transactions had occurred as of January 1, 1996.

  The pro forma combined financial statements have been prepared by the Company based on the historical financial statements of the Company and the businesses acquired or to be acquired, the financial statements of which are included elsewhere in this Prospectus. These pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the results that would have been obtained if the transactions had occurred on the dates indicated or that may be realized in the future. The Company is not aware of any known contingencies that could result in adjustments that would have a material effect on the unaudited pro forma financial statements. The pro forma information should be read in conjunction with the Consolidated Financial Statements of U.S. Legal Support, Inc. and the Notes thereto and the historical financial statements of the companies acquired or to be acquired and the notes thereto included elsewhere in this Prospectus.

                            U.S. LEGAL SUPPORT, INC.

                UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1997

                              (IN THOUSANDS)

                         HISTORICAL                        HISTORICAL
                         ----------                       ------------
                                                                         PENDING
                                     OFFERING               PENDING    ACQUISITIONS
                          COMPANY   ADJUSTMENTS    AS     ACQUISITIONS ADJUSTMENTS    PRO
         ASSETS             (A)         (B)     ADJUSTED      (C)         (C)(D)     FORMA
         ------          ---------- ----------- --------  ------------ ------------ -------
Current assets:
 Cash...................     $559      $6,600    $7,159        $103        $(103)    $1,238
                                                                          (5,921)
 Accounts receivable....    6,990          --     6,990       2,119       (1,458)     7,651
 Prepaid expenses and
  other current assets..      189          --       189          21           (3)       207
 Deferred income taxes..       48          --        48          --           --         48
                          -------     -------   -------      ------      -------    -------
   Total current
    assets..............    7,786       6,600    14,386       2,243       (7,485)     9,144
Property and equipment,
 net....................    1,153          --     1,153         109           --      1,262
Intangibles.............   27,980          --    27,980          --       22,973     51,238
                                                                             285
Other assets............    1,801        (250)    1,008          --           --      1,008
                                         (543)
                          -------     -------   -------      ------      -------    -------
   Total assets.........  $38,720      $5,807   $44,527      $2,352      $15,773    $62,652
                          =======     =======   =======      ======      =======    =======
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
       (DEFICIT)
  --------------------
Current liabilities:
 Accounts payable
 Trade..................   $3,689        $ --    $3,689        $395        $(167)    $3,917
 Affiliates.............      316          --       316          --           --        316
 Accrued liabilities....    2,715          --     2,715          32          285      3,032
 Income taxes payable...       34          --        34          --           --         34
 Deferred income taxes..       --          --        --          --           --         --
 Current maturities of
  long-term
  obligations...........    3,936      (3,861)       75          --           --         75
 Other current
  liabilities...........       --          --        --          --           --         --
                          -------     -------   -------      ------      -------    -------
   Total current
    liabilities.........   10,690      (3,861)    6,829         427          118      7,374
Long-term obligations,
 net of current
 maturities.............   26,339     (26,256)       83          --       11,000     11,083
Deferred income taxes...      255          --       255          --           --        255
Commitments and
 contingencies
Redeemable preferred
 stock
 Series A Convertible
  Preferred Stock.......    1,479      (1,479)       --          --           --         --
 Series B Convertible
  Preferred Stock.......    2,047      (2,047)       --          --           --         --
 Series C Convertible
  Preferred Stock.......      231        (231)       --          --           --         --
                          -------     -------   -------      ------      -------    -------
   Total redeemable
    preferred stock.....    3,757      (3,757)       --          --           --         --
                          -------     -------   -------      ------      -------    -------
Stockholders' equity
 (deficit):
 Common stock...........       17          55        72         195         (189)        78
 Additional paid-in
  capital...............    3,840      41,094    44,934          --        6,574     51,508
 Retained earnings
  (deficit).............   (6,178)     (1,468)   (7,646)      1,730       (1,730)    (7,646)
                          -------     -------   -------      ------      -------    -------
   Total stockholders'
    equity (deficit):      (2,321)     39,681    37,360       1,925        4,655     43,940
                          -------     -------   -------      ------      -------    -------
   Total liabilities and
    stockholders' equity
    (deficit)...........  $38,720      $5,807   $44,527      $2,352      $15,773    $62,652
                          =======     =======   =======      ======      =======    =======

                            U.S. LEGAL SUPPORT, INC.

            NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

  (A) Represents the September 30, 1997 historical consolidated balance sheet of the Company.

  (B) Represents the issuance of 3,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share and the use of proceeds therefrom as follows:

                                                                  IN THOUSANDS
     Gross proceeds of the Offering..............................   $42,000
     Underwriting discounts and commissions......................    (2,940)
     Expenses related to the Offering............................    (2,500)
                                                                    -------
       Net proceeds..............................................    36,560
     Repayment of long-term debt, including current portion......   (29,979)
     Redemption of 231,250 shares of Series C preferred stock at
      $1.00 per share............................................      (231)
     Expenses paid at September 30, 1997 related to Offering.....       250
                                                                    -------
       Net increase in cash and cash equivalents.................    $6,600
                                                                    =======

  In addition, upon completion of the Offering, $1,845,000 of Subordinated Convertible Promissory Notes, the 1,000,000 shares of Series A Preferred Stock and the 2,046,667 shares of the Series B Preferred Stock will be converted into shares of Common Stock. The principal amount of Subordinated Convertible Promissory Notes convert at prices ranging from $7.56 to $8.50 per share. The 1,000,000 shares of Series A Preferred Stock convert into 1,560,000 shares of common stock. The Series B Preferred Stock converts at 93% of the assumed initial public offering price and the Company anticipates recording a $154,000 noncash dividend, that reflects the discount from the assumed initial offering price at which it will convert to Common Stock.

  The Offering and the conversion of the Convertible Subordinated Promissory Notes, Series A Preferred Stock and Series B Preferred Stock will affect the pro forma equity, as follows (in thousands):

                                                             ADDITIONAL
                                                      COMMON  PAID-IN-
                                                      STOCK   CAPITAL    TOTAL
                                                      ------ ---------- -------
      Offering.......................................  $35    $36,525   $36,560
      Subordinated Convertible Promissory Notes......    2      1,061     1,063
      Series A Preferred Stock.......................   16      1,463     1,479
      Series B Preferred Stock.......................    2      2,045     2,047
                                                       ---    -------   -------
                                                       $55    $41,094   $41,149
                                                       ===    =======   =======

  The net repayment of long-term obligations is calculated as follows:

                                                                  IN THOUSANDS
      Other assets...............................................     $(543)(a)
      Current portion of long-term obligations...................     3,861
      Long-term debt, net of current maturities..................    26,256
      Common Stock...............................................        (2)
      Additional paid-in capital.................................    (1,061)
      Retained earnings..........................................     1,468 (b)
                                                                    -------
      Cash paid..................................................   $29,979
                                                                    =======

--------

(a) To write off deferred financing costs related to the retirement of the Senior Subordinated Notes.

(b) To reflect the reduction in retained earnings for extraordinary losses on the retirement of indebtedness repaid with cash.

                           U.S. LEGAL SUPPORT, INC.

  (C) Represents the September 30, 1997 historical combined balance sheets of businesses to be acquired in the Pending Acquisitions, and the purchase adjustments thereto.

  The estimated fair value of the assets to be acquired in the Pending Acquisitions is summarized below:

                                                      KIRBY   REPORTING COMMANDER
                                     TOTAL   JILIO   KENNEDY   SERVICE   WILSON
                                    -------  ------  -------  --------- ---------
                                                   IN THOUSANDS
Accounts receivables, net.........     $661  $  404  $  257    $   --    $   --
Prepaid expenses and other current
 assets...........................       18      18      --        --        --
Property and equipment............      109      25      42        42        --
Excess of cost over fair value of
 net assets acquired, including
 goodwill of $22,933 and covenants
 not to compete of $40............   22,973   7,648   3,442     9,858     2,025
Accounts payable and accrued
 liabilities......................     (260)    (95)   (165)       --        --
                                    -------  ------  ------    ------    ------
                                    $23,501  $8,000  $3,576    $9,900    $2,025
                                    =======  ======  ======    ======    ======

  The adjustments also reflect the elimination of certain assets and liabilities not acquired or assumed.

  The consideration for the Pending Acquisitions will be as follows:

                                                     KIRBY  REPORTING COMMANDER
                                      TOTAL  JILIO  KENNEDY  SERVICE   WILSON
                                     ------- ------ ------- --------- ---------
                                                    IN THOUSANDS
Cash (includes $5,921 from Offering
 proceeds and $11,000 from new
 borrowings).......................  $16,921 $5,600 $2,503   $7,400    $1,418
Issuance of 609,268 shares of
 Common Stock......................    6,580  2,400  1,073    2,500       607
                                     ------- ------ ------   ------    ------
                                     $23,501 $8,000 $3,576   $9,900    $2,025
                                     ======= ====== ======   ======    ======

  The value of the Common Stock to be issued is based upon 90 percent of the assumed initial public offering price of $12.00 per share. The excess of cost over the fair value of the identifiable net assets acquired in the Pending Acquisitions will be amortized over 40 years.

  (D) Includes estimated transaction costs of $285,000.

                            U.S. LEGAL SUPPORT, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

               FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                              (IN THOUSANDS)

                            HISTORICAL
                       ---------------------                                                HISTORICAL
                                 COMPLETED                                                   PENDING      PENDING
                       COMPANY  ACQUISITIONS                         OFFERING              ACQUISITIONS ACQUISITIONS     PRO
                         (A)        (B)      ADJUSTMENTS  COMBINED  ADJUSTMENTS   SUBTOTAL     (C)      ADJUSTMENTS     FORMA
                       -------  ------------ -----------  --------  -----------   -------- ------------ ------------   -------
Revenues.............  $14,549    $14,801       $  --     $29,350     $   --      $29,350     $7,927      $    --      $37,277
Cost of services.....    9,287      8,199          --      17,486         --       17,486      3,775           --       21,261
                       -------    -------       -----     -------     ------      -------     ------      -------      -------
Gross profit.........    5,262      6,602          --      11,864         --       11,864      4,152           --       16,016
Selling, general and
 administrative
 expenses............    3,855      4,769        (760)(D)   7,864         --        7,864      1,571          (70)(D)    9,365
Depreciation and
 amortization........      332        161         372 (F)     865         --          865         35          437 (F)    1,337
                       -------    -------       -----     -------     ------      -------     ------      -------      -------
Operating income.....    1,075      1,672         388       3,135         --        3,135      2,546         (367)       5,314
Interest expense.....    1,147         47       1,298 (G)   2,492     (2,459)(H)       33         14          660 (G)      707
                       -------    -------       -----     -------     ------      -------     ------      -------      -------
Income (loss) before
 income taxes........      (72)     1,625        (910)        643      2,459        3,102      2,532       (1,027)       4,607
Provision for income
 taxes...............       11        757        (425)(I)     343        983 (I)    1,326         --          602 (I)    1,928
                       -------    -------       -----     -------     ------      -------     ------      -------      -------
Net (loss) income....      (83)       868        (485)        300      1,476        1,776      2,532       (1,629)       2,679
Accretion of
 preferred stock.....     (479)        --          --        (479)       479 (K)       --         --           --           --
                       -------    -------       -----     -------     ------      -------     ------      -------      -------
Net income (loss)
 attributable to
 common
 shareholders........  $  (562)     $ 868       $(485)    $  (179)    $1,955      $ 1,776     $2,532      $(1,629)     $ 2,679
                       =======    =======       =====     =======     ======      =======     ======      =======      =======
Net income (loss) per
 share...............  $ (0.13)                                                                                        $   .33
                       =======                                                                                         =======
Weighted average
 outstanding shares..    4,226                                                                                           8,002(J)
                       =======                                                                                         =======

                            U.S. LEGAL SUPPORT, INC.

           UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

               FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                              (IN THOUSANDS)

                             HISTORICAL
                        --------------------                                                 HISTORICAL
                                 COMPLETED                                                    PENDING      PENDING
                        COMPANY ACQUISITIONS                          OFFERING              ACQUISITIONS ACQUISITIONS     PRO
                          (A)       (B)      ADJUSTMENTS   COMBINED  ADJUSTMENTS   SUBTOTAL     (C)      ADJUSTMENTS     FORMA
                        ------- ------------ -----------   --------  -----------   -------- ------------ ------------   -------
Revenues..............  $5,886    $19,656      $    --     $25,542     $    --     $25,542     $6,482      $    --      $32,024
Cost of services......   3,726     11,423           --      15,149          --      15,149      3,426           --       18,575
                        ------    -------      -------     -------     -------     -------     ------      -------      -------
Gross profit..........   2,160      8,233           --      10,393          --      10,393      3,056           --       13,449
Selling, general and
 administrative
 expenses.............   1,310      6,533         (830)(D)   7,507          --       7,507      1,348         (435)(D)    8,420
                                                   494 (E)
Depreciation and
 amortization.........     159        145          548 (F)     852          --         852         43          437 (F)    1,332
                        ------    -------      -------     -------     -------     -------     ------      -------      -------
Operating income......     691      1,555         (212)      2,034          --       2,034      1,665           (2)       3,697
Interest expense......     177         61        2,253 (G)   2,491      (2,483)(H)       8         16          644 (G)      668
                        ------    -------      -------     -------     -------     -------     ------      -------      -------
Income (loss) before
 income taxes.........     514      1,494       (2,465)       (457)      2,483       2,026      1,649         (646)       3,029
Provision (benefit)
 for income taxes.....     175        102         (374)(I)     (97)        993 (I)     896         --          402 (I)    1,298
                        ------    -------      -------     -------     -------     -------     ------      -------      -------
Net income (loss).....  $  339    $ 1,392      $(2,091)    $  (360)    $ 1,490     $ 1,130     $1,649      $(1,048)     $ 1,731
                        ======    =======      =======     =======     =======     =======     ======      =======      =======
Net income per share..                                                                                                  $   .22
                                                                                                                        =======
Weighted average
 shares outstanding...                                                                                                    8,002(J)
                                                                                                                        =======

                            U.S. LEGAL SUPPORT, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1996

                              (IN THOUSANDS)

                             HISTORICAL
                        --------------------                                                 HISTORICAL
                                 COMPLETED                                                    PENDING      PENDING
                        COMPANY ACQUISITIONS                          OFFERING              ACQUISITIONS ACQUISITIONS     PRO
                          (A)       (B)      ADJUSTMENTS   COMBINED  ADJUSTMENTS   SUBTOTAL     (C)      ADJUSTMENTS     FORMA
                        ------- ------------ -----------   --------  -----------   -------- ------------ ------------   -------
Revenues..............  $7,667    $26,743      $    --     $34,410     $   --      $34,410     $8,995      $    --      $43,405
Cost of services......   4,839     15,819           --      20,658         --       20,658      4,816           --       25,474
                        ------    -------      -------     -------     ------      -------     ------      -------      -------
Gross profit..........   2,828     10,924           --      13,752         --       13,752      4,179           --       17,931
Selling, general and
 administrative
 expenses.............   2,352      8,846       (2,280)(D)   9,577         --        9,577      1,971         (580)(D)   10,968
                                                   659 (E)
Depreciation and
 amortization.........     212        173          730 (F)   1,115         --        1,115         56          583 (F)    1,754
                        ------    -------      -------     -------     ------      -------     ------      -------      -------
Operating income......     264      1,905          891       3,060         --        3,060      2,152           (3)       5,209
Interest expense......     238         63        3,021 (G)   3,322     (3,322)(H)       --         20          860 (G)      880
                        ------    -------      -------     -------     ------      -------     ------      -------      -------
Income (loss) before
 income taxes.........      26      1,842       (2,130)       (262)     3,322        3,060      2,132         (863)       4,329
Provision (benefit)
 for income taxes.....      10        232         (232)(I)      10      1,329 (I)    1,339         --          508 (I)    1,847
                        ------    -------      -------     -------     ------      -------     ------      -------      -------
Net income (loss).....  $   16    $ 1,610      $(1,898)    $  (272)    $1,993      $ 1,721     $2,132      $(1,371)     $ 2,482
                        ======    =======      =======     =======     ======      =======     ======      =======      =======
Net income per share..                                                                                                  $   .31
                                                                                                                        =======
Weighted average
 outstanding shares...                                                                                                    8,002(J)
                                                                                                                        =======

        NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

  (A) Represents the historical Consolidated Statement of Operations data of the Company, which includes the operations of the Completed
      Acquisitions from respective dates of acquisition through September 30, 1997.

  (B) Represents the combined historical statement of operations data for the Completed Acquisitions from January 1, 1997 through their respective dates of acquisition.

  (C) Represents the combined historical statements of operations data of the Pending Acquisitions.

  (D) Represents adjustments to reflect the excess of historical compensation paid to owners of businesses acquired in the Acquisitions over compensation that would have been payable under the terms of employment agreements entered into in connection with each acquisition as follows:

                                              NINE MONTHS ENDED    YEAR ENDED
                                                SEPTEMBER 30,     DECEMBER 31,
                                              ------------------  ------------
                                                1997      1996        1996
                                              --------  --------  ------------
                                                      (IN THOUSANDS)
      Aggregate owners historical
       compensation..........................   $1,776  $  2,353     $4,310
      Less: Aggregate Salary Per Post-
       Acquisition Employment Contract.......     (946)   (1,088)    (1,450)
                                              --------  --------     ------
        Adjustment...........................     $830    $1,265     $2,860
                                              ========  ========     ======

  (E) Represents corporate office compensation for personnel-related costs that would have been necessary to perform administrative functions in 1996.

  (F) Represents an increase in amortization of goodwill associated with the Acquisitions. The excess of cost over the fair value of the net assets acquired will be amortized over a period of 10 to 40 years.

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,    YEAR ENDED
                                                ----------------- DECEMBER 31,
                                                  1997     1996       1996
                                                -------- -------- ------------
                                                        (IN THOUSANDS)
      Completed Acquisitions................... $    372 $    548      $730
      Pending Acquisitions.....................      437      437       583
                                                -------- --------    ------
                                                $    809     $985    $1,313
                                                ======== ========    ======

  (G) Represents (i) an adjustment to accrue interest expense on debt incurred in connection with the Completed Acquisitions, such expense computed based on fixed or variable interest rates, as appropriate, at the time the Company entered into each agreement; and (ii) an adjustment to reflect the interest expense on debt to be incurred in connection with the Pending Acquisitions based on pro forma debt of $11.0 million computed based upon the terms of the New Credit Agreement which bears interest at 8.00% (LIBOR plus 200 basis points). The effect on net income of a 1/8% variance of the interest rate would be $8,250 (annual basis).

  (H) Represents an adjustment to reduce interest expense on debt that will be repaid with proceeds of the Offering.

  (I) Represents adjustments to accrue income taxes on earnings for certain Acquisitions not previously taxed at the corporate level and to reflect the tax effects of adjustments based on estimated combined federal and state statutory tax rates of 40%. The Company's total effective tax rate approximates 41% and 43% for the nine months ended September 30, 1997 and 1996, and 42% for the year ended December 31, 1996, respectively because of non-deductible portion of the goodwill recorded in connection with the Acquisitions.

  (J) Pro forma earnings per share gives effect to: (i) 1,734,564 shares outstanding prior to the offering, (ii) 609,268 shares to be issued in the Pending Acquisitions; (iii) 3,500,000 shares to be issued in the Offering; and (iv) 1,969,283 shares to be issued upon conversion of preferred stock and Subordinated Convertible Promissory Notes. Also, Common Shares, options and warrants issued within one year prior to the initial public offering have been treated as outstanding for all periods presented.

  (K) Represents adjustment to eliminate accretion of redeemable preferred stock which will be converted to Common Stock.

                      [Report of Independent Accountants]

                            U.S. LEGAL SUPPORT, INC.

                        CONSOLIDATED BALANCE SHEET

                                                                       UNAUDITED PRO
                                                                           FORMA
                                                         SEPTEMBER 30, SEPTEMBER 30,
                                                             1997         1997(1)
                         ASSETS                          ------------- -------------
Current assets:
  Cash..................................................  $   558,574   $   558,574
  Accounts receivable, net of allowance of $777,480.....    6,990,522     6,990,522
  Prepaid expenses and other current assets.............      188,969       188,969
  Deferred income taxes.................................       47,632        47,632
                                                          -----------   -----------
      Total current assets..............................    7,785,697     7,785,697
Property and equipment, net.............................    1,153,015     1,153,015
Intangibles, net........................................   27,980,167    27,980,167
Deferred charges........................................    1,546,526     1,546,526
Other assets............................................      254,806       254,806
                                                          -----------   -----------
Total assets............................................  $38,720,211   $38,720,211
                                                          ===========   ===========
         LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable......................................  $ 3,689,227   $ 3,689,227
  Accounts payable, related parties.....................      315,886       315,886
  Accrued liabilities...................................    2,714,558     2,714,558
  Income taxes payable..................................       33,637        33,637
  Current maturities of long-term obligations...........    3,935,964     3,935,964
                                                          -----------   -----------
      Total current liabilities.........................   10,689,272    10,689,272
Long-term obligations, net of current maturities........   26,339,283    25,276,126
Deferred income taxes...................................      255,356       255,356
Redeemable preferred stock:
  Series A Convertible Preferred Stock, $1.00 par value,
   2,000,000 shares authorized; 1,000,000 shares issued
   and outstanding......................................    1,479,000            --
  Series B Convertible Preferred Stock, $1.00 par value,
   2,500,000 shares authorized; 2,046,667 shares issued
   and outstanding......................................    2,046,667            --
  Series C Convertible Preferred Stock, $1.00 par value,
   231,250 shares authorized, issued and outstanding....      231,250       231,250
                                                          -----------   -----------
      Total redeemable preferred stock..................    3,756,917       231,250
Commitments and contingencies
Stockholders' deficit:
  Preferred Stock, $1.00 par value, 5,268,750
   authorized, no shares issued or outstanding..........           --            --
  Common Stock, $.01 par value, 100,000,000 shares
   authorized; 1,734,564 shares issued and outstanding
   (3,703,847 pro forma shares issued and outstanding)..       17,346        37,039
  Additional paid-in capital............................    3,840,117     8,409,248
  Accumulated deficit...................................   (6,178,080)   (6,178,080)
                                                          -----------   -----------
      Total stockholders' deficit.......................   (2,320,617)    2,268,207
                                                          -----------   -----------
Total liabilities and stockholders' deficit.............  $38,720,211   $38,720,211
                                                          ===========   ===========

--------

(1) Gives effect to the conversion of (i) 1,000,000 shares of Series A Convertible Preferred Stock into 1,560,000 shares of Common Stock; (ii) 2,046,667 shares of Series B Convertible Preferred Stock into 183,393 shares of Common Stock; and (iii) $1,800,000 principal amount of Convertible Subordinated Promissory Notes into 225,890 shares of Common Stock.

   The accompanying notes are an integral part of the consolidated financial statements.

                            U.S. LEGAL SUPPORT, INC.

                     CONSOLIDATED STATEMENT OF INCOME

                                                                  NINE MONTHS
                                                                     ENDED
                                                                 SEPTEMBER 30,
                                                                     1997
                                                                 -------------
Revenues........................................................  $14,549,056
Cost of services................................................    9,287,213
                                                                  -----------
Gross profit....................................................    5,261,843
Selling, general and administrative expenses....................    3,854,666
Depreciation and amortization...................................      331,896
                                                                  -----------
    Operating income............................................    1,075,281
Interest expense................................................    1,147,595
                                                                  -----------
Loss before income taxes........................................      (72,314)
Provision for income taxes......................................       11,041
                                                                  -----------
Net loss........................................................      (83,355)
Accretion of preferred stock....................................     (479,000)
                                                                  -----------
Net loss attributable to common shareholders....................  $  (562,355)
                                                                  ===========
Net loss per common share.......................................  $      (.14)
                                                                  ===========
Weighted average shares outstanding.............................    3,893,000
                                                                  ===========
If the shares necessary to fund the cash portion of the
 distribution to Richard O. Looney were outstanding for the
 entire period, net loss per common share and weighted average shares outstanding would have been as follows:
  Pro forma net loss per common share...........................  $      (.13)
                                                                  ===========
  Weighted average shares outstanding...........................    4,226,000
                                                                  ===========



   The accompanying notes are an integral part of the consolidated financial statements.

                            U.S. LEGAL SUPPORT, INC.

                    STATEMENT OF STOCKHOLDERS' DEFICIT

                            COMMON STOCK    ADDITIONAL                   TOTAL
                          -----------------  PAID-IN    ACCUMULATED  STOCKHOLDERS'
                           SHARES   AMOUNT   CAPITAL      DEFICIT      (DEFICIT)
                          --------- ------- ----------  -----------  -------------
Balance as of January 1,
 1997...................    993,840  $9,938         --     $(72,761)     $(62,823)
Net assets acquired in
 connection with
 reorganization of the
 Company and Looney &
 Company ...............         --      --         --      207,763       207,763
Distribution in
 connection with
 reorganization of the
 Company and Looney &
 Company................         --      --         --   (6,227,902)   (6,227,902)
Issuance of Common
 Stock..................    740,724   7,408  4,319,117           --     4,326,525
Accretion of Preferred
 Stock..................                      (479,000)                  (479,000)
Preferred Stock
 Dividend...............         --      --         --       (1,825)       (1,825)
Net loss................         --      --         --      (83,355)      (83,355)
                          --------- ------- ----------  -----------   -----------
Balance as of September
 30, 1997...............  1,734,564 $17,346 $3,840,117  $(6,178,080)  $(2,320,617)
                          ========= ======= ==========  ===========   ===========




   The accompanying notes are an integral part of the consolidated financial statements.

                            U.S. LEGAL SUPPORT, INC.

                   CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                   NINE MONTHS
                                                                      ENDED
                                                                  SEPTEMBER 30,
                                                                      1997
                                                                  -------------
Cash flows from operating activities:
 Net loss........................................................     $(83,355)
 Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization..................................      331,896
  Amortization of debt issue costs and debt discount.............      166,600
  Provision for doubtful accounts................................      154,467
  Deferred taxes.................................................     (213,026)
  Changes in operating assets and liabilities:
   Accounts receivable...........................................   (1,186,127)
   Prepaid expenses and other current assets.....................      (78,069)
   Accounts payable and accrued liabilities......................    2,330,567
   Income taxes payable..........................................     (183,730)
   Deferred charges and other assets.............................   (1,236,783)
                                                                   -----------
      Net cash provided by operating activities..................        2,440
                                                                   -----------
Cash flows from investing activities:
 Capital expenditures............................................     (110,827)
 Acquisitions, net of cash acquired..............................  (20,307,527)
                                                                   -----------
      Net cash used in investing activities......................  (20,418,354)
                                                                   -----------
Cash flows from financing activities:
 Issuance of redeemable preferred stock..........................    1,000,000
 Debt issuance costs.............................................     (572,139)
 Borrowings under senior credit agreement........................   16,000,000
 Issuance of subordinated debt...................................    9,580,260
 Principal payments on long-term obligations.....................     (964,578)
 Dividends paid .................................................       (1,825)
 Distribution to the Looney and Company shareholder..............   (4,087,835)
                                                                   -----------
      Net cash provided by financing activities..................   20,953,883
                                                                   -----------
Increase in cash and cash equivalents............................      537,969
Cash and cash equivalents at beginning of period.................       20,605
                                                                   -----------
Cash and cash equivalents at end of period.......................     $558,574
                                                                   ===========
Supplemental cash flow information:
 Cash paid for interest..........................................     $606,888
 Cash paid for income taxes......................................      360,000

   The accompanying notes are an integral part of the consolidated financial statements.

                           U.S. LEGAL SUPPORT, INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY:

  U.S. Legal Support, Inc. (the "Company") was founded in 1996 by Richard O. Looney and GulfStar Investments, Ltd. to continue the business of Looney & Company ("Looney") and create a leading provider of legal support services, including court reporting, certified record retrieval, legal placement and temporary staffing, to law firms, insurance providers and major corporations throughout the United States. As described in Note 3 to these financial statements, the merger with Looney was accounted for as a merger of entities under common control. Accordingly, these financial statements should be read in conjunction with the historical financial statements of Looney included elsewhere in this prospectus. The Company operates in one business segment. The Company, including Looney, has completed the acquisition of 13 companies, and has entered into definitive agreements to acquire an additional four businesses. The Company requires additional financing in order to implement its business strategy. The Company intends to offer and sell 3,500,000 shares of common stock, par value $.01 per share (the "Common Stock") at an estimated offering price between $11 and $13 per share. Additionally, 609,268 shares are expected to be issued in connection with Pending Acquisitions described in
Note 3 and 1,969,283 shares are expected to be issued upon the conversion of
(i) 1,000,000 shares of Series A Convertible Preferred Stock into 1,560,000 shares of Common Stock; (ii) 2,046,667 shares of Series B Convertible Preferred Stock into 183,393 shares of Common Stock; and (iii) $1,800,000 principal amount of Convertible Subordinated Promissory Notes into 225,867 shares of Common Stock (see unaudited pro forma balance sheet).

  The Company's operations to date have been financed through the issuance of redeemable convertible preferred stock, convertible debt, subordinated debt and bank debt. The proceeds of the planned initial public offering would be used to repay debt, redeem preferred stock and pay the cash portion of pending acquisitions (Note 3). Certain convertible debt and convertible preferred stock is expected to be converted into common stock upon completion of the initial public offering. The failure to raise additional equity in the planned initial public offering would require restructuring of its debt and equity securities. Additionally, without additional equity financing, the Company would be unable to consummate the pending acquisitions and implement its business strategy beyond 1997. Unless the Company were able to obtain financing from other sources or negotiate an extension, the bank could exercise its rights under the loan agreement giving it additional authority over the Company's operations and the ability to call the outstanding balance of the revolving line of credit and term loans (Note 7). Any impediment to the Company's ability to obtain additional capital could have a material adverse effect on the Company's business, financial position, results of operations and cash flows.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries. Unless the context requires otherwise, the term "Company" refers to U.S. Legal Support, Inc. and its consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Cash and cash equivalents include highly liquid debt instruments purchased with original maturities of three months or less. The Company maintains cash deposits in banks. The balance, at times, may exceed federally insured amounts although management believes the risk of loss is minimal.

                            U.S. LEGAL SUPPORT, INC.

 Property and Equipment

  Property and equipment is recorded at cost and is depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized, while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in operations.

 Intangibles

  Intangibles consist primarily of goodwill, which is amortized on a straight line basis over the estimated useful life of 10 to 40 years. Accumulated amortization of goodwill was $150,613 at September 30, 1997. Amounts allocated to covenants not to compete in the amount of $105,000 are amortized over the lives of the related contract. Accumulated amortization of such covenants was $7,750 at September 30, 1997. The Company evaluates, for impairment, the carrying value of intangible assets by comparing the carrying value to the anticipated future undiscounted cash flows from the businesses whose acquisition gave rise to the asset. If the intangible asset is impaired, the asset is written down to fair value.

 Debt Issue Costs

  Debt issue costs relating to long-term debt are included in other assets and are amortized to interest expense over the scheduled maturity of the debt utilizing the interest method.

 Income Taxes

  The Company utilizes the liability method of accounting for income taxes. Deferred income taxes are recognized for the tax consequences of differences in the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

 Revenue Recognition

  The Company recognizes revenues from its court reporting and certified record retrieval services upon delivery of prepared transcripts and as documents or records are delivered to customers. With respect to the Company's legal placement and staffing services, the Company recognizes revenue from its permanent placement services when candidates accept job offers, and with respect to its temporary placement services, as services are provided to the Company's clients. An allowance is provided for anticipated bad debts, based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Company grants credit, primarily to law firms, insurance companies, and major corporations. The Company maintains allowances for potential credit losses, and such losses have been within management's estimates.

 Earnings per Share Data

  Earnings per share data is computed using the weighted average number of common and common equivalent shares outstanding during each year presented. Common equivalent shares consist of convertible debt, convertible preferred stock, and stock options and are computed using the treasury stock method. Under guidelines issued by the Securities and Exchange Commission, common shares, options and warrants issued within one year prior to a public offering at prices below the initial offering price are treated as outstanding for all periods presented (using the Treasury stock method) in computing net earnings
(loss) per share. Pro forma earnings (loss) per share have been presented for the nine months ended September 30, 1997 to reflect issuance

                           U.S. LEGAL SUPPORT, INC.

of the number of shares that would have been necessary to fund the cash portion of the $6,227,902 distribution to Richard O. Looney in January 1997 (at an assumed public offering price of $12.00 per share). Fully diluted earnings per share is not presented because such amounts would be the same as amounts computed for primary earnings per share.

 Stock-Based Compensation

  The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans.

 Financial Instruments

  For all financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and long-term debt, the carrying value is considered to approximate fair value.

 New Accounting Standards

  In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 changes the computation of earnings per share and requires dual presentation of basic and diluted earnings per share. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131").

  SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. It requires (a) classification of the components of other comprehensive income by their nature in a financial statement and (b) the display of the accumulated balance of the other comprehensive income separate from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for years beginning after December 15, 1997 and is not expected to have a material impact on financial position or results of operations.

  SFAS 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has not determined the impact of SFAS 131 on its financial reporting practices.

3. REORGANIZATION AND BUSINESS COMBINATIONS:

 Completed through September 30, 1997

  In a reorganization in January 1997, the Company received 100% of the outstanding capital stock of Looney & Company ("Looney"), a Texas-based court reporting and certified records retrieval company. The Company paid Richard Looney approximately $4,088,000 in cash and issued 2,046,667 shares of the Company's Series B Convertible Preferred Stock, $1.00 par value (the "Series B Preferred Stock"). Looney has been deemed to be the accounting acquiror because the two companies were under common control and prior to their combination, the Company had no substantive operations. Therefore, the net assets of Looney have been recorded at their historical cost basis. The consideration paid for the net assets of Looney was recorded as a capital distribution to Looney's shareholder.

                           U.S. LEGAL SUPPORT, INC.

  In January 1997, the Company acquired all of the outstanding capital stock of Klein, Bury and Associates, Inc. ("Klein Bury"), a Florida based court reporting company. The purchase price consisted of approximately $3,850,000 in cash; 170,600 shares of the Company's Common Stock; a $1,424,000 promissory note payable over five years with interest at 10%; options to purchase 40,000 shares of the Company's Common Stock and 50% of amounts collected in respect of accounts receivable over 120 days past due as of the closing date, up to a maximum of $500,000. The acquisition was accounted for under the purchase method of accounting. The results of operations of Klein Bury are included from the date of the acquisition. The excess of the cost over the fair value of the assets acquired less liabilities assumed attributed to goodwill is approximately $5,373,000 and is being amortized over 40 years.

  In May 1997, the Company acquired the assets of San Francisco Reporting Service ("San Francisco Reporting"), a California-based court reporting company. The purchase price consisted of approximately $545,000 in cash, 30,608 shares of the Company's Common Stock and 231,250 shares of the Company's Series C Convertible Preferred Stock, $1.00 par value. The acquisition was accounted for under the purchase method of accounting. The results of operations of San Francisco Reporting are included from the date of acquisition. The excess of the cost over the fair value of the assets acquired less liabilities assumed attributed to goodwill is approximately $811,000 and is being amortized over 40 years.

  In May 1997, the Company acquired the assets of G & G Court Reporters ("G&G"), a California-based court reporting company. The purchase price consisted of approximately $1,268,000 in cash and two subordinated promissory notes in the aggregate amount of $996,000. The acquisition was accounted for under the purchase method of accounting. The results of operations of G&G are included from the date of acquisition. The excess of the cost over the fair value of the assets acquired less liabilities assumed attributed to goodwill is approximately $1,919,000 and is being amortized over 40 years.

  In August 1997, the Company acquired by merger Goren of Newport, Inc., Rapidtext, Inc. and Medtext, Inc. (the "Johnson Group"), three California-based companies involved in court reporting, closed captioning, and medical transcription. The purchase price consisted of approximately $983,000 in cash, $246,000 in subordinated notes and 142,476 shares of the Company's Common Stock. The acquisition has been accounted for under the purchase method of accounting. The results of operations of the Johnson Group are included from the date of acquisition. The excess of the cost over the fair value of the assets acquired less liabilities assumed attributed to goodwill is approximately $2,256,000 and is being amortized over 40 years.

  In August 1997, the Company acquired the assets of Legal Enterprise, Inc., ("Legal Enterprise") a California-based document retrieval and data management company. The purchase price consisted of approximately $1,200,000 in cash, $1,140,500 in subordinated notes and options to purchase 7,000 shares of Company Common Stock. The acquisition has been accounted for under the purchase method of accounting. The results of operations of Legal Enterprise are included from the date of acquisition. The excess of the cost over the fair value of the assets acquired less liabilities assumed attributed to goodwill is approximately $1,460,000 and is being amortized over 40 years.

  In September 1997, the Company acquired the assets of Amicus One Legal Support Services, Inc. ("Amicus"), a New York-based court reporting company. The purchase price was approximately $1,886,000 in cash, $560,000 in a subordinated note and 116,471 shares of the Company's common stock. The acquisition has been accounted for under the purchase method of accounting. The results of operations of Amicus are included from the date of acquisition. The excess of the cost over the fair value of the assets acquired less liabilities assumed attributed to goodwill is approximately $3,033,000 and is being amortized over 40 years.

  In September 1997, the Company acquired the stock of Block Court Reporting ("Block"), a court reporting company serving Washington, D.C., Northern Virginia, and Baltimore. The purchase price was approximately

                           U.S. LEGAL SUPPORT, INC.

$600,000 in cash and $600,000 in subordinated notes. The acquisition has been accounted for under the purchase method of accounting. The results of operations of Block are included from date of acquisition. The excess of the cost over the fair value of the assets acquired less liabilities assumed attributed to goodwill is approximately $1,018,000 and is being amortized over 40 years.

  In September 1997, the Company acquired the stock of Burton House, Inc. d.b.a. Ziskind, Greene, Watanabe and Nason ("Ziskind Greene"), a California-based company providing permanent legal search services. The purchase price was approximately $1,350,000 in cash and 158,824 shares of the Company's Common Stock. The acquisition has been accounted for under the purchase method of accounting. The results of operations of Ziskind Greene have been included from the date of acquisition. The excess of the costs over the fair value of the assets acquired less liabilities assumed attributed to goodwill is approximately $2,750,000 and is being amortized over 40 years.

  In September 1997, the Company acquired the assets of Elaine P. Dine, Inc., ("Elaine Dine"), a New York-based company providing permanent legal search and temporary legal staffing services. The purchase price was approximately $6,000,000 in cash, $2,000,000 in subordinated notes and 76,471 shares of the Company's Common Stock and 41,176 options to purchase shares of Company Common Stock. The acquisition was accounted for under the purchase method of accounting. The results of operations of Elaine Dine have been included from the date of acquisition. The excess of the cost over the fair value of the assets acquired less liabilities assumed attributed to goodwill is approximately $8,687,000 and is being amortized over 40 years. In addition, the Company is obligated to pay $500,000 for an estimated tax liability.

  The following unaudited pro forma summary presents consolidated results of operations information as if the aforementioned acquisitions had been completed at the beginning of the period presented. These results do not purport to be indicative of the results of operations of the Company that might have occurred nor are they indicative of future results.

      Revenues..................................................... $29,350,000
      Net income...................................................    $300,000
      Earnings per common share....................................       $0.07

  Adjustments made in arriving at the pro forma unaudited results of operations include interest expense on acquisition debt, amortization of goodwill, compensation reductions and related tax adjustments. No effect has been given to synergistic benefits which may be realized from the acquisition or to the use of proceeds from the Company's proposed initial public offering (the "Offering").

  In addition, with respect to certain of the businesses acquired, the Company may be obligated to pay cash or common stock in the form of an "earn-out" payment. In most cases, the earn-out is a function of cash and common stock based on increases in the businesses' future operating income in excess of historical levels. With respect to certain of the businesses acquired, the Company is obligated to pay contingent consideration equal to six times the amount by which pre-tax earnings exceed a specified amount. Contingent consideration paid will be recorded as additional goodwill.

 Pending Acquisitions (the "Pending Acquisitions")

  All of the Pending Acquisitions will be accounted for under the purchase method of accounting. In addition, the cash consideration to be paid for each of the Pending Acquisitions is subject to post-closing adjustments.

  Upon completion of the Offering, the Company will acquire the assets of Reporting Service Associates, Inc., a Philadelphia-based court reporting services firm serving the mid-Atlantic markets. The purchase price will be approximately $7,400,000 in cash and 231,481 shares of the Company's Common Stock.

                           U.S. LEGAL SUPPORT, INC.

  Upon completion of the Offering, the Company will acquire the assets of Jilio & Associates, a Southern California-based court reporting services firm. The purchase price will be approximately $5,600,000 in cash and 222,222 shares of the Company's Common Stock.

  Upon completion of the Offering, the Company will acquire the assets of Kirby Kennedy & Associates, a court reporting services firm which serves the Minneapolis and St. Paul, Minnesota markets. The purchase price will be approximately $2,500,000 in cash and 99,315 shares of the Company's Common Stock.

  Upon completion of the Offering, the Company will acquire the assets of Commander Wilson, Inc., a firm that provides permanent legal search services to national and Texas law firms and legal departments of major corporations. The purchase price will be approximately $1,400,000 in cash and 56,250 shares of the Company's Common Stock.

4. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                                                   SEPTEMBER 30,
                                                      USEFUL LIVES     1997
                                                      ------------ -------------
      Leasehold improvements.........................      5 years    $163,764
      Furniture, fixtures and equipment.............. 5 to 7 years   2,142,860
                                                                    ----------
                                                                     2,306,624
      Less accumulated depreciation..................               (1,153,609)
                                                                    ----------
                                                                    $1,153,015
                                                                    ==========

  The Company has entered into various capital leases. The leases were recorded upon their inception using the interest rate implicit in the lease agreements. The capitalized cost of leased office equipment and related accumulated depreciation was approximately $324,000 and $235,000, respectively, at September 30, 1997.

5. ACCRUED LIABILITIES:

  Accrued liabilities consisted of the following:

                                                                   SEPTEMBER 30,
                                                                       1997
                                                                   -------------
      Accrued interest............................................    $374,107
      Deferred purchase price.....................................     500,000
      Payroll.....................................................     574,374
      Customer overpayments.......................................     507,150
      Stock options...............................................     438,535
      Other.......................................................     320,392
                                                                    ----------
                                                                    $2,714,558
                                                                    ==========

  Customer overpayments arise primarily when customers make duplicate payments or payments in excess of billed amounts. The customers have generally denied the Company's refund attempts, which the management of the Company believes is due to the significant volume and relatively small amount of each individual billing.

                            U.S. LEGAL SUPPORT, INC.

6. INCOME TAXES:

  The provision for income taxes consisted of the following:

                                                                   SEPTEMBER 30,
                                                                       1997
                                                                   -------------
      Current.....................................................   $ 224,067
      Deferred....................................................    (213,026)
                                                                     ---------
                                                                     $  11,041
                                                                     =========

  A reconciliation of the differences between income taxes computed at the U.S. federal statutory rate of 34% and the Company's reported provision for income taxes is:

                                                                  SEPTEMBER 30,
                                                                      1997
                                                                  -------------
      Income tax provision at statutory rate.....................   $(24,587)
      State tax provision, net of federal income tax benefit.....     (2,893)
      Nondeductible amortization and other expenses..............     38,521
                                                                    --------
                                                                     $11,041
                                                                    ========

  The components of deferred income tax assets and liabilities were as follows:

                                                                 SEPTEMBER 30,
                                                                     1997
                                                                 -------------
      Deferred tax assets:
       Accrued liabilities......................................     $19,000
       Allowance for doubtful accounts..........................     149,920
                                                                   ---------
          Deferred tax assets...................................     168,920
                                                                   ---------
      Deferred tax liabilities:
       Conversion from cash to accrual basis for tax reporting
        purposes................................................    (306,867)
       Property and equipment...................................     (18,387)
       Intangibles..............................................     (51,390)
                                                                   ---------
          Deferred tax liability................................    (376,644)
                                                                   ---------
          Net deferred income taxes.............................   $(207,724)
                                                                   =========

                           U.S. LEGAL SUPPORT, INC.

7. LONG-TERM DEBT:

 Long-term debt consisted of the following:

                                                                  SEPTEMBER 30,
                                                                      1997
                                                                  -------------
Bank notes payable:
  Revolving line of credit......................................    $2,000,000
  Term loans....................................................    14,000,000
Senior subordinated notes, interest at 12% payable quarterly, principal due in three annual installments beginning January
 2002 but must be repaid within two days of an initial public
 offering of common stock or a change of control................     9,000,000
Subordinated Promissory Note, interest at 10% discounted to
 yield an effective interest rate of 15%, quarterly principal payments of $71,206 through February 1, 2002 but must be repaid within two days of an initial public offering of common stock
 or a change of control.........................................     1,281,701
Subordinated Promissory Notes, interest at rates ranging from 6%
 to 7.5% payable beginning August 1997, discounted to yield an effective interest rate of 15%, principal payments payable
 beginning August 1998, maturing in 2002, principal must be
 paid, or at the holders' option, converted into common stock at the issuance price on the closing date of an initial public
 offering or a change of control................................     1,696,873
Convertible Subordinated Promissory Notes, interest at 6.375%
 payable monthly, principal due in 2005, discounted to yield an effective interest rate of 15% convertible at the holders'
 option into common stock at conversion prices ranging from
 $7.56 to $8.50, automatically converts into common stock on the closing date of an initial public offering or a change of
 control........................................................     1,844,955
Subordinated Promissory Notes, interest at 6.375% payable
 monthly, discounted to yield an effective interest rate of 15%, principal due in 2005, principal must be repaid at the closing
 date of an initial public offering or a change of control......     2,000,000
Capital lease obligations.......................................       158,911
                                                                   -----------
Total debt......................................................    31,982,440
Less discount on debt...........................................     1,707,193
                                                                   -----------
Long term debt, net of discount.................................    30,275,247
Less current maturities.........................................     3,935,964
                                                                   -----------
                                                                   $26,339,283
                                                                   ===========

 Revolving Credit and Term Loan Agreements

  The Company's Bank Credit Agreement provided for a revolving line of credit of $2,000,000, all of which had been fully utilized at September 30, 1997 and matures on July 10, 1998. The Bank Credit Agreement also provides for an acquisition line of credit of $14,000,000, all of which had been fully utilized at September 30, 1997. The acquisition line of credit borrowings have been made under term loans with maturity dates through May 2000. Borrowings under this agreement bear interest at the base rate plus 0.75%, or LIBOR plus 2.5%, at the Company's option. At September 30, 1997, the average interest rate under the credit facility was 8.2%. Borrowings under the facility are collateralized by substantially all the assets of the Company and the stock of the subsidiaries. The Bank Credit Agreement contains various financial covenants including the maintenance of certain financial ratios, restrictions on capital expenditures, and a prohibition against the payment of dividends.

  In October 1997, the Company amended the Bank Credit Agreement to increase the revolving line of credit from $2,000,000 to $3,250,000. The additional borrowings of $1,250,000 mature on December 31, 1997. If the Company is unable to pay such amount, the bank has the ability to call the outstanding balance of both the revolving line of credit and the term loans. The revolving credit and term loans must be repaid within three days of the closing of an initial public offering of Common Stock or a change of control. Also in October 1997, the holders of the Senior Subordinated Notes agreed to defer the receipt of interest payments in the amount of $270,000 until the earlier of January 15, 1998 or the completion of an initial public offering of the Company's Common Stock.

                           U.S. LEGAL SUPPORT, INC.

  The Company has entered into an agreement with a commercial bank for a new $40.0 million revolving credit facility which will be effective upon the closing of the Company's initial public offering (the "New Credit Facility").

  The Company expects that, immediately upon completion of the initial public offering, approximately $12.1 million will have been borrowed and approximately $10.0 million will be available for additional borrowings under the New Credit Facility. Management believes, however, that future acquisitions and cash flows from operations will increase the borrowing capacity under the New Credit Facility. Loans under the New Credit Facility will bear interest at rates based, at the Company's option, on either LIBOR or the base rate plus, in each case, an applicable margin. The applicable margin will be contingent upon the debt coverage ratio as defined in the New Credit Facility and will vary from 1.75% to 2.25% in the case of LIBOR loans and 0% to .50% in the case of base rate loans. In addition, the Company will be required to pay to the lenders a quarterly fee with respect to the unused portion of the New Credit Facility. The New Credit Agreement will also have a $2.5 million sublimit for the issuance of letters of credit.

  Borrowings under the New Credit Facility will be secured by substantially all of the assets of the Company and the stock of the subsidiaries. The New Credit Facility also will require the Company to comply with various covenants related to, among other matters: (i) the maintenance of certain financial ratios, (ii) limitations on the incurrence of indebtedness, (iii) restrictions on liens, guarantees, dividends and stock redemptions, and (iv) limitations on mergers and sales of assets. The New Credit Facility will terminate, and all borrowings will be required to be repaid on December 31, 2000.

  Maturities of debt, excluding capital lease obligations of $158,911, are as follows:

      1997 (three months)........................................... $   100,373
      1998..........................................................   4,624,743
      1999..........................................................   3,458,040
      2000..........................................................   9,603,850
      2001..........................................................   3,658,032
      2002..........................................................   3,214,197
      Thereafter....................................................   7,164,294
                                                                     -----------
                                                                     $31,823,529
                                                                     ===========

8. PREFERRED STOCK:

 Series A Preferred Stock

  Pursuant to the terms of the Articles of Incorporation, the Board of Directors has created a series of Preferred Stock consisting of 2,000,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock"). As of September 30, 1997, 1,000,000 shares of Series A Preferred Stock were issued and outstanding. The Series A Preferred Stock (a) has a liquidation preference of $1.00 per share, plus accrued but unpaid dividends and (b) entitles the holder, concurrently with each dividend paid on the Common Stock, to dividends in the same amount payable on the number of shares of Common Stock then issuable on conversion of the Series A Preferred Stock. Holders of Series A Preferred Stock vote together with the Common Stock on all matters submitted to a vote of the shareholders, and each share of Series A Preferred Stock entitles the holder to one vote for each share of Common Stock issuable on conversion thereof. The Series A Preferred Stock ranks on a parity with the Common Stock with respect to dividends and senior to Common Stock and the Series B Preferred Stock described below as to distributions of assets upon liquidation. Shares of Series A Preferred Stock may be converted into Common Stock, at the option of the holder, at an initial conversion rate of
1.56 shares of Common Stock for each share of Series A Preferred Stock, subject to adjustment. The Company may elect to convert all

                           U.S. LEGAL SUPPORT, INC.

outstanding Series A Preferred Stock into shares of Common Stock at the foregoing conversion rate, at any time after the closing of an underwritten public offering of equity securities of the Company resulting in gross proceeds of at least $15,000,000 (a "Qualifying Public Offering"), provided the $9,000,000 principal amount of 12% Senior Subordinated Notes issued by a subsidiary of the Company are no longer outstanding. Under the terms of the Securities Purchase Agreement pursuant to which the Series A Preferred Stock was issued, the holders have the right to require the Company to redeem any or all shares of Series A Preferred Stock upon the occurrence of a Change of Control (as defined in the Agreement). The redemption price is payable in cash in an amount equal to the Market Price (as defined) at the time notice of the Change of Control is given, together with a premium in the maximum aggregate amount of $2,700,000. If at any time after January 17, 2003, there is no Liquid Secondary Market (as defined), the holders of the Series A Preferred Stock shall have the right to require the Company to redeem any or all of the outstanding shares of Series A Preferred Stock in three annual installments, at a redemption price equal to the Fair Market Value (as defined) of the shares of Common Stock into which the Series A Preferred Stock are then convertible, together with interest on the unpaid balance at an annual rate of 12.0%. For the nine months ended September 30, 1997, the Company has accreted $479,000 toward the redemption value of the Series A Preferred Stock. Subject to the rights of the holders of the Series A Preferred Stock to convert their shares into Common Stock, the Company may redeem the Series A Preferred Stock, in whole but not in part, at any time on or after a Qualifying Public Offering, provided the Senior Subordinated Notes are no longer outstanding. The redemption price for shares redeemed at the option of the Company shall be $.001 for each share of Common Stock issuable upon conversion of the Series A Preferred Stock so redeemed (subject to adjustments).

 Series B Preferred Stock

  Pursuant to the terms of the Articles of Incorporation, the Board of Directors has created a series of Preferred Stock consisting of 2,500,000 shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock"). As of September 30, 1997, 2,046,667 shares of Series B Preferred Stock were issued and outstanding. The Series B Preferred Stock (a) has a liquidation preference of $1.00 per share, (b) ranks junior to the Series A Preferred Stock with respect to distributions of assets on liquidation and (c) is convertible into Common Stock in the event of a Qualifying Public Offering at a conversion price equal to 93% of the price at which shares of Common Stock are offered to the public in the Qualifying Public Offering. Holders of Series B Preferred Stock are not entitled to receive any dividends. Within five business days after the receipt of notice from the Company that the Company has filed a Registration Statement with the Securities and Exchange Commission (the "Commission") related to a Qualifying Public Offering, the holder is required to notify the Company if such holder elects to cause the Company to redeem all or part of the Series B Preferred Stock for a cash redemption price of $1.00 per share or to convert such shares into Common Stock at the rate specified above. In the event the holder fails to give the Company notice of its election, all conversion and redemption rights shall immediately terminate. Any shares of Series B Preferred Stock not redeemed or converted into Common Stock, must be redeemed by the Company quarterly, during the 20 fiscal quarters following the quarter in which a Qualifying Public Offering occurs. The Series B Preferred Stock does not entitle the holders to vote on any matter submitted to the Company's shareholders, except as required by law.

 Series C Preferred Stock

  The Board of Directors has created a series of Preferred Stock consisting of 231,250 shares of Series C Convertible Preferred Stock (the "Series C Preferred Stock"). As of September 30, 1997, 231,250 shares of Series C Preferred Stock were issued and outstanding. The Series C Preferred Stock has a liquidation preference of $1.00 per share, plus accrued and unpaid dividends. The Series C Preferred Stock ranks senior to the Series A Preferred Stock and the Common Stock with respect to dividends and distributions of assets upon liquidation, and ranks senior to the Series B Preferred Stock with respect to distributions of assets on liquidation. The Series C Preferred Stock carries an annual dividend equal to $.06 per share, payable quarterly in respect of any quarter

                            U.S. LEGAL SUPPORT, INC.

in which aggregate net income before taxes, depreciation, and amortization of the business represented by SFRS exceeds $160,000. Dividends of $1,825 were paid on the Series C Preferred Stock in the nine months ended September 30, 1997. The Series C Preferred Stock is convertible into Common Stock upon the occurrence of a Qualifying Public Offering, at a conversion rate equal to the initial public offering price. Within 10 business days after the receipt of notice from the Company that the Company has filed a Registration Statement with the Commission related to a Qualifying Public Offering, the holder is required to notify the Company if such holder elects to cause the Company to redeem all or part of the Series C Preferred Stock for a cash redemption price of $1.00 per share or to convert such shares into Common Stock at the rate specified above. In the event the holder fails to give the Company notice of its election, all conversion and redemption rights shall immediately terminate. On or after May 15, 1998, any holder of Series C Preferred Stock may require the Company to redeem all such holders of shares of Series C Preferred Stock quarterly over the 16 fiscal quarters ended after notice of such election is delivered to the Company. The Series C Preferred Stock does not entitle the holders to vote on any matter submitted to the Company's shareholders, except as required by law.

9. COMMITMENTS AND CONTINGENCIES:

 Leases

  The Company leases various office space under noncancelable operating leases with remaining terms of up to four years. The Company also leases certain office and computer equipment under operating leases. Rental expense associated with these operating leases for the nine months ended September 30, 1997 was approximately $355,000.

  The future minimum rental payments under noncancelable operating leases from 1997 through 2002 are as follows (in thousands):

      1997 (three months)............................................   $189,746
      1998...........................................................    723,699
      1999...........................................................    658,839
      2000...........................................................    528,387
      2001...........................................................    231,121
      2002...........................................................     46,832
                                                                      ----------
                                                                      $2,378,624
                                                                      ==========

 Independent Contractors

  The Company, like most court reporting firms, provides court reporting services through the use of independent contractors, who are not employees of the Company. The Company does not pay or withhold federal or state employment taxes with respect to these independent contractors. Independent court reporters are responsible for acquiring and operating their court reporting equipment. The use of independent contractors as court reporters is consistent with industry practice and allows the Company to control costs. In the event the Company were required to treat these court reporters as its employees, the Company could become responsible for the taxes required to be withheld and could incur additional costs associated with employee benefits and other employee costs.

 Legal Proceedings

  The Company is involved in certain lawsuits and claims arising in the normal course of business. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

                           U.S. LEGAL SUPPORT, INC.

10. STOCK OPTION PLANS:

 1997 Stock Incentive Plan

  The Company's 1997 Stock Incentive Plan provides for the granting to eligible employees or directors of the Company and its subsidiaries of options to purchase shares of Common Stock, which may be incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code or non-qualified options. The 1997 Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors, which designates the employees who will receive options, the type of options, the number of shares of Common Stock subject to these options and their terms and conditions, including their exercise price and vesting schedule. A total of 750,000 shares of Common Stock have been reserved for issuance pursuant to options granted under the 1997 Stock Incentive Plan. As of September 30, 1997 options to purchase a total of 158,915 shares of Common Stock had been granted under the 1997 Stock Incentive Plan with exercise prices ranging from $6.41 to $10.20. All options granted under the 1997 Stock Incentive Plan vest 20% annually, are fully vested on the fifth anniversary of the date of grant and expire 10 years after the date of grant.

 Stock Option Plan for Non-Employee Directors

  The Company also has adopted the U.S. Legal Support, Inc. Stock Option Plan for Non-Employee Directors (the "Directors' Stock Option Plan"). A total of 150,000 shares of Common Stock have been reserved for issuance under the Directors' Stock Option Plan which provides for the grant of options to purchase 25,000 shares of Common Stock, with an exercise price equal to the fair market value on the date of grant, to each incumbent director and to each person who becomes a director concurrently with his or her first election to the Board. Options granted under the Directors' Stock Option Plan vest 20% annually and are fully vested on the fifth anniversary of the date of grant. Upon completion of the Offering, each director of the Company will be awarded options to purchase 25,000 shares of Common Stock with an exercise price equal to the per share price set forth on the cover page of this Prospectus.

  The following is a summary of stock option activity for the nine months ended September 30, 1997:

                                               # OF SHARES OF
                                                 UNDERLYING   WEIGHTED AVERAGE
                                                  OPTIONS     EXERCISE PRICES
                                               -------------- ----------------
Outstanding at beginning of the year..........         --             --
Granted.......................................    158,915          $7.75
Exercised.....................................         --             --
Forfeited.....................................         --             --
Expired.......................................         --             --
Outstanding at end of year....................    158,915          $7.75
Exercisable at end of year....................         --             --
Weighted average fair value of options
 granted......................................              $2.68

  The fair value of each stock option granted is estimated on the date of grant using The Black-Scholes pricing model with the following assumptions for grants during the nine months ended September 30, 1997: expected dividend yield of 0%; risk-free interest rates of 6%; and weighted average expected life of five years. The minimum value method has been applied, which excludes expected volatility.

                           U.S. LEGAL SUPPORT, INC.

  Options outstanding as of September 30, 1997 are summarized below:

               OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
----------------------------------------------------   -----------------------
                                  WGTD.
                                  AVG.       WGTD.                    WGTD.
                                REMAINING     AVG.                     AVG.
   RANGE OF         NUMBER      LIFE (IN    EXERCISE     NUMBER      EXERCISE
EXERCISE PRICES   OUTSTANDING    YEARS)      PRICE     EXERCISABLE    PRICE
---------------   -----------   ---------   --------   -----------   --------
$6.41 to  $8.50     118,915          9        $6.95         --          --
    $10.20           40,000          9       $10.20         --          --
---------------     -------        ---       ------
$6.41 to $10.20     158,915          9        $7.75         --          --

  Had the compensation expense for the 1997 Stock Incentive Plan been recognized in accordance with SFAS 123, the Company's net loss and net loss per common share for the nine months ended September 30, 1997 would have been as follows (in thousands except per share data):

                                                             AS
                                                          REPORTED   PRO FORMA
                                                          ---------  ---------
      Net loss attributable to common shareholders....... $(562,355) $(588,456)
      Net loss per common share.......................... $    (.14) $    (.15)

  The effects of applying SFAS 123 for only 1997 option grants may not be representative of the pro forma impact in future years.

 Other Options

  In connection with the acquisitions of Klein Bury, Legal Enterprise and Elaine Dine, the Company granted non-compensatory stock options as partial consideration. The fair value of the options granted was determined at the date of acquisition and accounted for as part of the purchase price. Additionally, options were granted to employees of Looney in connection with the combination of Looney and compensation expense of approximately $20,000 was recognized.

  Other Options outstanding as of September 30, 1997 are summarized below:

                         OPTION                          OPTIONS                            OPTIONS
   GRANTED               PRICE                          EXERCISED                         OUTSTANDING
   -------               ------                         ---------                         -----------
   104,336                $.01                           12,480                             91,856
    40,000                $.10                             --                               40,000

11. RELATED PARTY TRANSACTIONS:

  To finance the distribution to Richard Looney and the acquisition of Klein Bury, the Company issued $9,000,000 principal amount of Senior Subordinated Notes to three investors managed by Pecks Management Partners Ltd. in January 1997. A director of the Company serves as a Managing Partner of Pecks Management Partners Ltd.

  The GulfStar Group, Inc. ("GulfStar") has provided merger and acquisition advisory services to the Company since its inception. A director of the Company is a Managing Director of GulfStar. In October 1996, GulfStar Investments, Ltd., an affiliate of GulfStar was issued 150,000 shares of Common Stock at a price of $.01 per share, or $1,500, in exchange for services rendered in connection with the organization of the Company and strategic planning. The estimated fair value of the shares received by GulfStar was approximately $60,000, or $.40 per share, based on a January 17, 1997 valuation which considers the combination with Looney. Upon completion of the initial public offering, such amount will be recorded as a simultaneous increase and decrease to paid-in capital. If the offering is not successful, such amount will be charged to expense. GulfStar also received an investment banking fee aggregating $475,000 in exchange for services in connection with the placement of $9,000,000 of Senior Subordinated Notes, the placement of the Series A Preferred Stock, the

                            U.S. LEGAL SUPPORT, INC.

negotiation of the Bank Credit Agreement and the acquisition of Looney and Klein Bury in January 1997. Pursuant to the terms of a letter agreement dated April 24, 1997, between GulfStar and the Company, GulfStar agreed to provide negotiation and other financial advisory services to the Company in connection with the Company's evaluation of acquisitions and will be paid advisory fees equal to 1.0% of the total purchase price of each acquisition as well as reimbursement of out-of-pocket expenses. GulfStar has received a total of $33,000 under the letter agreement and will be entitled to an additional $450,000 upon completion of the initial public offering.

12. SUPPLEMENTAL CASH FLOW INFORMATION:

  The following represents supplemental noncash investing and financing activities:

                             SEPTEMBER 30,
                                 1997
                             -------------
  Common control exchange of
   shares between Looney and
   the Company
    Net assets acquired in
     connection with
     reorganization.........    $207,763
    Issuance of Series B
     Preferred Stock........   2,046,667
  Acquisition of Klein Bury
    Net assets acquired, net
     of cash................     510,521
    Grant of stock options..      12,000
    Issuance of a note
     payable................   1,424,113
    Issuance of Common
     Stock..................      68,240
  Acquisition of San
   Francisco Reporting
    Net assets acquired, net
     of cash................     112,814
    Issuance of Preferred
     Stock..................     231,250
    Issuance of Common
     Stock..................      12,243
  Acquisition of G&G
    Net assets acquired, net
     of cash................     152,012
    Issuance of notes
     payable................     995,568
  Acquisition of Legal
   Enterprise
    Net assets acquired, net
     of cash................     625,707
    Grant of stock options..      59,500
    Issuance of notes
     payable................   1,140,500
  Acquisition of Ziskind
   Greene
    Net assets acquired, net
     of cash................       4,259
    Issuance of Common
     Stock..................   1,350,000
  Acquisition of Block
    Net assets acquired, net
     of cash................     (32,494)
    Issuance of notes
     payable................     600,000
  Acquisition of Elaine Dine
    Net assets acquired, net
     of cash................     286,000
    Issuance of Common
     Stock..................     650,000
    Grant of stock options..     350,000
    Issuance of notes
     payable................   2,000,000
    Deferred purchase
     price..................     500,000
  Acquisition of Johnson
   Group
    Net assets acquired, net
     of cash................     199,868
    Issuance of Common
     Stock..................   1,211,046
    Issuance of notes
     payable................     245,760
  Acquisition of Amicus One
    Net assets acquired, net
     of cash................     363,029
    Issuance of Common
     Stock..................     990,000
    Issuance of a note
     payable................     560,000

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
U.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of Looney & Company as of December 31, 1995 and 1996, and the related statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Looney & Company as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
September 5, 1997

                                LOONEY & COMPANY

                               BALANCE SHEET

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1995       1996
                         ASSETS                           ---------- ----------
Current assets:
 Cash....................................................        $--    $20,605
 Accounts receivable:
  Trade, net of allowance of $142,581 and $223,331,
   respectively..........................................  2,095,032  1,307,330
  Related parties........................................     69,531    319,302
 Prepaid expenses and other current assets...............     56,049     45,926
 Deferred income taxes...................................         --     26,742
                                                          ---------- ----------
      Total current assets...............................  2,220,612  1,719,905
Property and equipment, net..............................    590,101    426,296
Other assets.............................................     51,041     27,500
Deferred income taxes....................................         --     18,500
                                                          ---------- ----------
Total assets............................................. $2,861,754 $2,192,201
                                                          ========== ==========
          LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
 Accounts payable........................................   $452,125   $183,389
 Accrued liabilities.....................................    897,265  1,140,163
 Income taxes payable....................................    123,303         --
 Deferred income taxes...................................     15,188         --
 Current maturities of long-term obligations.............    832,157    529,413
                                                          ---------- ----------
      Total current liabilities..........................  2,320,038  1,852,965
Long-term obligations, net of current maturities.........    227,378    131,473
Deferred income taxes....................................    122,274         --
Commitments and contingencies
Stockholder's equity:
 Common stock, $1 par value, 100,000 shares authorized,
  1,000 shares issued and outstanding....................      1,000      1,000
 Retained earnings.......................................    191,064    206,763
                                                          ---------- ----------
      Total stockholder's equity.........................    192,064    207,763
                                                          ---------- ----------
Total liabilities and stockholder's equity............... $2,861,754 $2,192,201
                                                          ========== ==========

    The accompanying notes are an integral part of the financial statements.

                                LOONEY & COMPANY

                          STATEMENT OF OPERATIONS

                                                                   NINE MONTHS
                                    YEAR ENDED DECEMBER 31,           ENDED
                                --------------------------------- SEPTEMBER 30,
                                   1994        1995       1996        1996
                                ----------  ---------- ---------- -------------
                                                                   (UNAUDITED)
Revenues......................  $8,362,920  $9,103,728 $7,667,539  $5,886,022
Cost of services..............   5,589,599   5,763,195  4,838,932   3,725,852
                                ----------  ---------- ----------  ----------
Gross profit..................   2,773,321   3,340,533  2,828,607   2,160,170
Selling, general and
 administrative expenses......   3,042,999   1,970,310  2,351,669   1,309,628
Depreciation..................     223,680     230,353    212,277     159,208
                                ----------  ---------- ----------  ----------
Operating income (loss).......    (493,358)  1,139,870    264,661     691,334
Interest expense..............     184,414     229,969    238,251     177,920
                                ----------  ---------- ----------  ----------
Income (loss) before income
 taxes........................    (677,772)    909,901     26,410     513,414
Income tax (benefit) expense..    (182,979)    327,177     10,711     174,550
                                ----------  ---------- ----------  ----------
Net income (loss).............  $ (494,793) $  582,724 $   15,699  $  338,864
                                ==========  ========== ==========  ==========


    The accompanying notes are an integral part of the financial statements.

                                LOONEY & COMPANY

                     STATEMENT OF STOCKHOLDER'S EQUITY

                                                                       TOTAL
                                                  COMMON RETAINED  STOCKHOLDER'S
                                                  STOCK  EARNINGS     EQUITY
                                                  ------ --------  -------------
Balance as of January 1, 1994.................... $1,000 $103,133    $104,133
Net loss.........................................     -- (494,793)   (494,793)
                                                  ------ --------    --------
Balance as of December 31, 1994..................  1,000 (391,660)   (390,660)
Net income.......................................     --  582,724     582,724
                                                  ------ --------    --------
Balance as of December 31, 1995..................  1,000  191,064     192,064
Net income.......................................     --   15,699      15,699
                                                  ------ --------    --------
Balance as of December 31, 1996.................. $1,000 $206,763    $207,763
                                                  ====== ========    ========




    The accompanying notes are an integral part of the financial statements.

                                LOONEY & COMPANY

                          STATEMENT OF CASH FLOWS

                                                                   NINE MONTHS
                                    YEAR ENDED DECEMBER 31,           ENDED
                                  ------------------------------  SEPTEMBER 30,
                                     1994       1995      1996        1996
                                  ----------  --------  --------  -------------
                                                                   (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss)...............  $(494,793) $582,724   $15,699    $338,864
 Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities:
  Depreciation...................    223,680   230,353   212,277     159,208
  Provision for doubtful
   accounts......................     28,566    82,773    80,750      60,037
  Deferred income taxes..........     40,263    75,272  (182,704)    (19,639)
  Loss on disposal of equipment..     47,345        --        --          --
  Changes in operating assets and
   liabilities:
   Accounts receivable...........   (161,513) (256,538)  706,952     982,208
   Other receivables, related
    parties......................         --    34,407  (249,771)   (217,235)
   Prepaid expenses and other
    current assets...............    (12,116)   (1,199)   10,123     (96,102)
   Accounts payable and accrued
    liabilities..................    275,578  (305,706)   76,138    (673,138)
   Income taxes payable..........         --   123,303  (123,303)    (33,967)
   Other assets..................    148,305     3,010    23,541      19,226
                                  ----------  --------  --------    --------
      Net cash provided by
       operating activities......     95,315   568,399   569,702     519,462
                                  ----------  --------  --------    --------
Cash flows from investing
 activities:
 Purchase of property and
  equipment......................   (182,331)   (7,654)  (51,028)    (41,180)
                                  ----------  --------  --------    --------
      Net cash used in investing
       activities ...............   (182,331)   (7,654)  (51,028)    (41,180)
                                  ----------  --------  --------    --------
Cash flows from financing
 activities:
 Proceeds from borrowings........    972,517        --        --          --
 Principal payments on long-term
  obligations.................... (1,013,769) (491,404) (396,093)   (280,881)
 Other...........................    128,268   (69,341) (101,976)   (101,976)
                                  ----------  --------  --------    --------
      Net cash provided by (used
       in) financing
       activities................     87,016  (560,745) (498,069)   (382,857)
                                  ----------  --------  --------    --------
Increase in cash.................         --        --    20,605      95,425
Cash and cash equivalents at
 beginning of period.............         --        --        --          --
                                  ----------  --------  --------    --------
Cash and cash equivalents at end
 of period....................... $       --  $     --  $ 20,605    $ 95,425
                                  ==========  ========  ========    ========
Cash paid for interest...........   $252,906  $229,969  $238,251          --
Cash paid for income taxes.......         --   120,000   297,590          --
Non cash investing and financing
 activities:
 Equipment acquired under capital
  leases.........................    123,126    44,504    13,051          --

    The accompanying notes are an integral part of the financial statements.

                               LOONEY & COMPANY

                      NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  Looney & Company (the "Company"), a Texas corporation, was founded in 1988 and operates in six Texas offices, providing litigation support services primarily to insurance companies, law firms and large corporations. The Company's primary business is court reporting, the transcription of spoken legal testimony into the written word, the retrieval of records used in conjunction with the investigation and litigation of legal proceedings, and copying services. Looney is the predecessor to U.S. Legal Support, Inc. ("USLS"). The interim financial statements for the nine months ended September 30, 1996 should be read in conjunction with the interim financial statements of USLS included elsewhere in this prospectus.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Preparation of Interim Financial Statements

  The financial statements for the nine months ended September 30, 1996, reflect all adjustments that are, in the opinion of management, necessary or a fair presentation of the results for the period. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  Cash is maintained in two banks. The balances, at times, may exceed federally insured amounts although management believes that risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and is depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the statement of operations.

 Revenue Recognition

  The Company recognizes revenue as the documents or records are delivered to its customers. An allowance is provided for anticipated bad debts based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Company grants credit to various companies primarily in the legal and insurance industries which may be affected by economic or other external conditions. The Company maintains allowances for potential credit losses, and such losses have been within management's expectations.

 Income Taxes

  Deferred income taxes are provided for the accumulated temporary differences in the bases of assets and liabilities for financial reporting and income tax purposes using enacted tax rates and laws in effect in the years in which the differences are expected to reverse.

                               LOONEY & COMPANY

3. RECEIVABLES, RELATED PARTIES:

  Receivables, related parties, consisted of the following at December 31:

                                                                1995     1996
                                                               ------- --------
      Shareholder............................................. $69,531       --
      U.S. Legal Support, Inc.................................      -- $258,988
      Klein, Bury & Associates................................      --   60,314
                                                               ------- --------
                                                               $69,531 $319,302
                                                               ======= ========

  In 1996, the Company paid, on behalf of Klein, Bury & Associates ("Klein Bury") and U.S. Legal Support, Inc. ("USLS"), costs incurred related to the January 1997 acquisitions of the Company and Klein Bury by USLS (see Note 9).

4. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following at December 31:

                               USEFUL LIVES    1995        1996
                               ------------ ----------  ----------
      Furniture, fixtures and
       equipment.............. 5 to 7 years $1,304,264  $1,367,342
      Vehicles................      5 years     56,640      21,782
                                            ----------  ----------
                                             1,360,904   1,389,124
      Less accumulated
       depreciation...........                (770,803)   (962,828)
                                            ----------  ----------
                                            $  590,101  $  426,296
                                            ==========  ==========

  The Company has entered into various capital leases. The leases were recorded upon their inception using the interest rate implicit in the lease agreements. The capitalized cost of leased office equipment was approximately $581,000 and $594,000 at December 31, 1995 and 1996, respectively.

                                LOONEY & COMPANY

5. LONG-TERM OBLIGATIONS:

  Long-term obligations consisted of the following at December 31:

                                                              DECEMBER 31,
                                                           -------------------
                                                             1995       1996
                                                           ---------  --------
Note payable to a bank under line of credit, providing
 borrowings up to $1,500,000, with interest at the prime
 rate plus 2.25%, collateralized by substantially all
 assets of the Company not otherwise pledged.............   $657,422  $438,853
Obligations under capital leases of certain equipment,
 due in monthly installments through July 2000, with
 implicit interest rates ranging from 8.0% to 20%........    319,024   218,533
Notes payable to bank, due in monthly installments,
 including interest at 7% to 9.25%, through January 1997,
 collateralized by certain equipment.....................     83,089     3,500
                                                           ---------  --------
                                                           1,059,535   660,886
Less current maturities..................................   (832,157) (529,413)
                                                           ---------  --------
                                                            $227,378  $131,473
                                                           =========  ========

  At December 31, 1996, future minimum payments under long-term obligations were as follows:

                                                                NOTE   CAPITAL
      YEAR ENDED                                              PAYABLE   LEASES
      ----------                                              -------- --------
      1997................................................... $442,353 $109,516
      1998...................................................       --   83,560
      1999...................................................       --   59,179
      2000...................................................       --    9,093
                                                              -------- --------
                                                               442,353  261,348
      Less amounts representing interest.....................       --   42,815
                                                              -------- --------
                                                              $442,353 $218,533
                                                              ======== ========

6. INCOME TAXES:

  The provision for income taxes consisted of the following for the years ended December 31:

                                                     YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1994       1995     1996
                                                   ---------  -------- --------
Current........................................... $(223,242) $251,905 $193,415
Deferred..........................................    40,263    75,272 (182,704)
                                                   ---------  -------- --------
                                                   $(182,979) $327,177 $ 10,711
                                                   =========  ======== ========

                               LOONEY & COMPANY

  A reconciliation of the differences between income taxes computed at the U.S. federal statutory rate of 34% and the Company's reported provision (benefit) for income taxes follows:

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1994       1995     1996
                                                  ---------  --------  -------
Income tax provision (benefit) at statutory
 rate............................................ $(230,442) $309,366   $8,979
State tax provision, net of federal income tax
 benefit.........................................    20,333    27,297      792
Nondeductible expenses and other.................    27,130    (9,486)     940
                                                  ---------  --------  -------
                                                  $(182,979) $327,177  $10,711
                                                  =========  ========  =======

  The components of deferred income tax assets and liabilities were as follows:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1995      1996
                                                             ---------  -------
Deferred tax assets:
  Accrued liabilities.......................................   $54,331  $84,884
  Allowance for doubtful accounts...........................    52,755   82,632
                                                             ---------  -------
    Deferred tax assets.....................................   107,086  167,516
Deferred tax liabilities:
  Conversion from cash to accrual basis for tax reporting
   purposes.................................................   244,548  122,274
                                                             ---------  -------
    Net deferred tax asset (liability)...................... $(137,462) $45,242
                                                             =========  =======

7. ACCRUED LIABILITIES:

  Accrued liabilities consisted of the following:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1995      1996
                                                            -------- ----------
Customer overpayments...................................... $602,361 $  519,711
Payroll....................................................  154,904    160,452
Litigation settlements and other...........................  140,000    100,000
Ownership interests........................................       --    360,000
                                                            -------- ----------
                                                            $897,265 $1,140,163
                                                            ======== ==========

  The Company recorded a charge of $360,000 in the fourth quarter of 1996 for the fair value of ownership interests granted to certain employees by the Company's shareholder. The obligation was satisfied in January 1997 in connection with the acquisition of the Company's stock (Note 9).

  Customer overpayments arise primarily when customers make duplicate payments or payments in excess of billed amounts. The customers have generally denied the Company's refund attempts, which the management of the Company believes is due to the significant volume and relatively small amount of each individual billing. Legal counsel has advised the Company that any claims by third parties for overpayments are subject to statute-of-limitation laws and related interpretations, which vary by state, and the ultimate resolution of any such third-party claims, if made, is not certain.

  In 1997, the Company paid all outstanding amounts owed under litigation settlements.

                               LOONEY & COMPANY

8. COMMITMENTS AND CONTINGENCIES:

 Independent Contractors

  The Company, like most court reporting firms, provides court reporting services through the use of independent contractors, who are not employees of the Company. The Company does not pay or withhold federal or state employment taxes with respect to these independent contractors. Independent court reporters are responsible for acquiring and operating their court reporting equipment. The use of independent contractors as court reporters is consistent with industry practice and allows the Company to control costs. In the event the Company were required to treat these court reporters as its employees, the Company could become responsible for the taxes required to be withheld and could incur additional costs associated with employee benefits and other employee costs.

 Operating Leases

  Aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year are as follows:

      1997............................................................. $274,314
      1998.............................................................  242,035
      1999.............................................................  197,163
      2000.............................................................  143,637
      2001.............................................................   73,110
                                                                        --------
                                                                        $930,259
                                                                        ========

  Rent expense recorded in 1995 and 1996 totaled approximately $295,000 and $260,000, respectively. Certain rental agreements provide for additional rent based on the lessors' operating expenses.

 Legal Proceedings

  The Company is involved in certain lawsuits and claims arising in the normal course of business. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

9. FORMATION OF NEW COMPANY:

  In October 1996, the Company's shareholder, along with an investment firm, formed U.S. Legal Support, Inc. ("USLS") to create a nationwide a leading provider of legal support and staffing services to law firms, insurance providers and major corporations. In January 1997, the Company's stock was exchanged for stock of USLS as part of a common control combination (see Note 1 of the U.S. Legal Support, Inc. financial statements).

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
U.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of Klein, Bury & Associates, Inc. as of September 30, 1995 and December 31, 1996, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Klein, Bury & Associates, Inc. as of September 30, 1995 and December 31, 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
August 15, 1997

                         KLEIN, BURY & ASSOCIATES, INC.

                               BALANCE SHEET

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1995          1996
                                                     ------------- ------------
                       ASSETS
Current assets:
  Cash..............................................  $      --       $315,437
  Accounts receivable, net of allowance of $216,619
   and $235,823, respectively.......................   1,908,325     2,120,265
                                                      ----------    ----------
    Total current assets............................   1,908,325     2,435,702
Property and equipment, net.........................      61,278        30,411
Other assets........................................       4,405         4,405
                                                      ----------    ----------
Total assets........................................  $1,974,008    $2,470,518
                                                      ==========    ==========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................  $  843,577    $1,167,787
  Accrued liabilities...............................       4,296         4,638
  Income taxes payable..............................         --        140,482
  Deferred income taxes.............................     425,407       358,474
                                                      ----------    ----------
    Total current liabilities.......................   1,273,280     1,671,381
Deferred income taxes...............................      25,605        26,507
Commitments and contingencies
Stockholders' equity:
  Common stock, $1 par value, 500 shares authorized,
   issued and outstanding...........................         500           500
  Additional paid-in capital........................      30,000        30,000
  Retained earnings.................................     644,623       742,130
                                                      ----------    ----------
    Total stockholders' equity......................     675,123       772,630
                                                      ----------    ----------
Total liabilities and stockholders' equity..........  $1,974,008    $2,470,518
                                                      ==========    ==========


    The accompanying notes are an integral part of the financial statements.

                         KLEIN, BURY & ASSOCIATES, INC.

                            STATEMENT OF INCOME

                                                       YEAR ENDED    YEAR ENDED
                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1995          1996
                                                      ------------- ------------
Revenues.............................................  $7,302,368    $8,525,386
Cost of services.....................................   4,837,854     5,586,241
                                                       ----------    ----------
Gross profit.........................................   2,464,514     2,939,145
Selling, general and administrative expenses.........   2,263,112     2,779,564
Depreciation.........................................      16,343        15,367
                                                       ----------    ----------
Income before income taxes...........................     185,059       144,214
Income taxes.........................................      76,901        55,065
                                                       ----------    ----------
  Net income.........................................  $  108,158    $   89,149
                                                       ==========    ==========




    The accompanying notes are an integral part of the financial statements.

                         KLEIN, BURY & ASSOCIATES, INC.

                     STATEMENT OF STOCKHOLDERS' EQUITY

                                             ADDITIONAL              TOTAL
                                      COMMON  PAID-IN   RETAINED STOCKHOLDERS'
                                      STOCK   CAPITAL   EARNINGS    EQUITY
                                      ------ ---------- -------- -------------
October 1, 1994......................  $500   $   --    $536,465   $536,965
Capital contributions................   --     30,000        --      30,000
Net income...........................   --        --     108,158    108,158
                                       ----   -------   --------   --------
September 30, 1995...................   500    30,000    644,623    675,123
Net income, three months ended
 December 31, 1995...................   --        --       8,358      8,358
                                       ----   -------   --------   --------
December 31, 1995....................   500    30,000    652,981    683,481
Net income...........................   --        --      89,149     89,149
                                       ----   -------   --------   --------
December 31, 1996....................  $500   $30,000   $742,130   $772,630
                                       ====   =======   ========   ========




    The accompanying notes are an integral part of the financial statements.

                         KLEIN, BURY & ASSOCIATES, INC.

                          STATEMENT OF CASH FLOWS

                                                      YEAR ENDED    YEAR ENDED
                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1995          1996
                                                     ------------- ------------
Cash flows from operating activities:
 Net income.........................................   $108,158       $89,149
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation......................................     16,343        15,367
  Provision for doubtful accounts...................     86,801        64,366
  Deferred tax expense..............................     76,901        92,528
  Changes in operating assets and liabilities:
   Accounts receivable..............................   (453,406)     (428,690)
   Accounts payable.................................     12,451       244,132
   Accrued liabilities..............................    141,336       (63,740)
                                                       --------      --------
      Net cash provided by operating activities.....    (11,416)       13,112
                                                       --------      --------
Cash flows from investing activities:
 Capital expenditures...............................         --        (2,261)
                                                       --------      --------
      Net cash used in investing activities.........         --        (2,261)
                                                       --------      --------
Cash flows from financing activities:
 Capital contribution...............................     30,000            --
 Cash overdraft.....................................    (18,616)           --
                                                       --------      --------
      Net cash provided by financing activities.....     11,384            --
                                                       --------      --------
Increase (decrease) in cash.........................        (32)       10,851
Cash and cash equivalents at beginning of year......         32       304,586
                                                       --------      --------
Cash and cash equivalents at end of year............   $     --      $315,437
                                                       ========      ========


    The accompanying notes are an integral part of the financial statements.

                        KLEIN, BURY & ASSOCIATES, INC.

                      NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  Klein, Bury & Associates, Inc., (the "Company"), a Florida corporation, was founded in 1977 as a court reporting business based in Miami, Florida, with four additional offices in Florida. The Company provides general court reporting services, the transcription of spoken legal testimony into the written word, and has particular expertise in handling cases involving medical malpractice.

  The Company changed its fiscal year end for reporting purposes from September 30 to December 31. The results of operations for the three months ended December 31, 1996 have been included in the statement of stockholders' equity.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  Cash is maintained at one bank. The balances, at times, may exceed federally insured amounts, although management believes that risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and is depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the statement of income.

 Revenue Recognition

  The Company recognizes revenue as the documents or records are delivered to its customers. An allowance is provided for anticipated bad debts, based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Company grants credit to various companies primarily in the legal and insurance industries which may be affected by economic or other external conditions. The Company maintains allowances for potential credit losses, and such losses have been within management's expectations.

 Income Taxes

  Deferred income taxes are provided for the accumulated temporary differences in the bases of assets and liabilities for financial reporting and income tax purposes using enacted tax rates and laws in effect in the years in which the differences are expected to reverse.

                         KLEIN, BURY & ASSOCIATES, INC.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                                    SEPTEMBER 30, DECEMBER 31,
                                       USEFUL LIVES     1995          1996
                                       ------------ ------------- ------------
      Leasehold improvements..........      5 years    $26,085       $26,085
      Furniture, fixtures and
       equipment...................... 5 to 7 years    116,393       118,654
                                                       -------      --------
                                                       142,478       144,739
      Less accumulated depreciation...                 (81,200)     (114,328)
                                                       -------      --------
                                                       $61,278       $30,411
                                                       =======      ========

4. INCOME TAXES:

  The provision for income taxes consisted of the following:

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1995          1996
                                                      ------------- ------------
      Current........................................    $   --       $(37,463)
      Deferred.......................................     76,901        92,528
                                                         -------      --------
                                                         $76,901      $ 55,065
                                                         =======      ========

  A reconciliation of the differences between income taxes computed at the U.S. federal statutory rate of 34% and the Company's reported provision for income taxes follows:

                                                    SEPTEMBER 30, DECEMBER 31,
                                                        1995          1996
                                                    ------------- ------------
      Income tax provision at statutory rate.......    $62,920      $49,033
      State tax provision, net of federal income
       tax benefit.................................      6,847        5,336
      Nondeductible expenses and other.............      7,134          696
                                                       -------      -------
                                                       $76,901      $55,065
                                                       =======      =======

  The components of deferred income tax assets and liabilities were as follows:

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1995          1996
                                                      ------------- ------------
      Deferred tax liabilities:
        Conversion from accrual to cash basis........   $425,407      $358,474
        Property and equipment.......................     25,605        26,507
                                                        --------      --------
                                                        $451,012      $384,981
                                                        ========      ========

5. RELATED-PARTY TRANSACTIONS:

  During the years ended September 30, 1995 and December 31, 1996, the Company incurred rent expense of approximately $41,000 and $45,600, respectively, for office space leased from a partnership in which an interest is held by the Company's president and majority shareholder.

                        KLEIN, BURY & ASSOCIATES, INC.

6. COMMITMENTS AND CONTINGENCIES:

 Independent Contractors

  The Company, like most court reporting firms, provides court reporting services through the use of independent contractors, who are not employees of the Company. The Company does not pay or withhold federal or state employment taxes with respect to these independent contractors. Independent court reporters are responsible for acquiring and operating their court reporting equipment. The use of independent contractors as court reporters is consistent with industry practice and allows the Company to control costs. In the event the Company were required to treat these court reporters as its employees, the Company could become responsible for the taxes required to be withheld and could incur additional costs associated with employee benefits and other employee costs.

 Operating Leases

  Aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year are as follows:

      1997..........................................................    $281,398
      1998..........................................................     244,222
      1999..........................................................     225,855
      2000..........................................................     232,702
      2001..........................................................     177,381
                                                                      ----------
                                                                      $1,161,558
                                                                      ==========

  Rent expense for the years ended September 30, 1995 and December 31, 1996 totaled approximately $240,000 and $276,000, respectively. Certain rental agreements provide for additional rent based on the lessors' operating expenses.

 Legal Proceedings

  The Company is involved in certain lawsuits and claims arising in the normal course of business. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

7. SALE OF THE COMPANY:

  In January 1997, the Company's stock was acquired by U.S. Legal Support,
Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
U.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of G & G Court Reporters (a Sole Proprietorship) as of December 31, 1995 and 1996, and the related statements of income, owner's equity and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of G & G Court Reporters as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
September 4, 1997

                             G & G COURT REPORTERS

                               BALANCE SHEET

                                                                DECEMBER 31,
                                                              -----------------
                                                                1995     1996
                           ASSETS                             -------- --------
Current assets:
  Accounts receivable, net of allowance of $15,500 in 1995
   and 1996.................................................. $281,925 $251,103
                                                              -------- --------
    Total current assets.....................................  281,925  251,103
Property and equipment, net..................................    1,693    1,403
                                                              -------- --------
Total assets................................................. $283,618 $252,506
                                                              ======== ========
               LIABILITIES AND OWNER'S EQUITY
Current liabilities:
  Cash overdraft............................................. $ 23,193 $    709
  Accounts payable...........................................    4,218    3,163
  Accrued liabilities........................................    4,451   11,754
                                                              -------- --------
    Total current liabilities................................   31,862   15,626
Commitments and contingencies
Owner's equity...............................................  251,756  236,880
                                                              -------- --------
Total liabilities and owner's equity......................... $283,618 $252,506
                                                              ======== ========



    The accompanying notes are an integral part of the financial statements.

                             G & G COURT REPORTERS

                            STATEMENT OF INCOME

                                                             SIX
                                      YEAR ENDED DECEMBER   MONTHS  JANUARY 1,
                                              31,           ENDED    THROUGH
                                     --------------------- JUNE 30,  MAY 19,
                                        1995       1996      1996      1997
                                     ---------- ---------- -------- ----------
                                                               (UNAUDITED)
Revenues............................ $1,544,379 $1,517,377 $745,412  $543,282
Cost of services....................    813,646    837,774  412,850   321,716
                                     ---------- ---------- --------  --------
Gross profit........................    730,733    679,603  332,562   221,566
Selling, general and administrative
 expenses...........................    281,725    286,861  138,900    98,112
Depreciation........................        318        290      145       145
                                     ---------- ---------- --------  --------
Net income.......................... $  448,690 $  392,452 $193,517  $123,309
                                     ========== ========== ========  ========




    The accompanying notes are an integral part of the financial statements.

                             G & G COURT REPORTERS

                        STATEMENT OF OWNER'S EQUITY

Balance, January 1, 1995.............................................. $265,153
Distributions......................................................... (462,087)
Net income............................................................  448,690
                                                                       --------
Balance, December 31, 1995............................................  251,756
Distributions......................................................... (407,328)
Net income............................................................  392,452
                                                                       --------
Balance, December 31, 1996............................................  236,880
Distributions (unaudited)............................................. (199,594)
Net income (unaudited)................................................  123,309
                                                                       --------
Balance, May 19, 1997 (unaudited)..................................... $160,595
                                                                       ========




    The accompanying notes are an integral part of the financial statements.

                             G & G COURT REPORTERS

                          STATEMENT OF CASH FLOWS

                                                              SIX     JANUARY
                                           YEAR ENDED        MONTHS      1,
                                          DECEMBER 31,       ENDED    THROUGH
                                        ------------------  JUNE 30,  MAY 19,
                                          1995      1996      1996      1997
                                        --------  --------  --------  --------
                                                               (UNAUDITED)
Cash flows from operating activities:
 Net income............................ $448,690  $392,452  $193,517  $123,309
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Depreciation.........................      318       290       145       145
  Changes in operating assets and
   liabilities:
   Accounts receivable.................   22,479    30,822    73,191    29,636
   Accounts payable and accrued
    liabilities........................    4,203     6,248     4,619    45,795
                                        --------  --------  --------  --------
      Net cash provided by operating
       activities......................  475,690   429,812   271,472   198,885
                                        --------  --------  --------  --------
Cash flows from financing activities:
 Cash overdraft........................  (13,603)  (22,484)    9,670       709
 Distributions......................... (462,087) (407,328) (281,142) (199,594)
                                        --------  --------  --------  --------
      Net cash used in financing
       activities...................... (475,690) (429,812) (271,472) (198,885)
                                        --------  --------  --------  --------
Change in cash.........................       --        --        --        --
Cash and cash equivalents at beginning
 of period.............................       --        --        --        --
                                        --------  --------  --------  --------
Cash and cash equivalents at end of
 period................................ $     --  $     --  $     --  $     --
                                        ========  ========  ========  ========



    The accompanying notes are an integral part of the financial statements.

                             G & G COURT REPORTERS

                      NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  G & G Court Reporters, a Sole Proprietorship (the "Company"), operates in California, providing litigation support services primarily for insurance companies, law firms and large corporations. The Company's primary business is court reporting, the transcription of spoken legal testimony into the written word.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Preparation of Interim Financial Statements

  The unaudited financial statements for the periods ended June 30, 1996 and May 19, 1997 reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  Cash is maintained primarily in one bank. The balances, at times, may exceed federally insured amounts, although management believes that risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the statements of income.

 Income Taxes

  The Company is organized as a sole proprietorship. No provision for federal income taxes is provided in these financial statements because the Company's income is included in the owner's separate income tax return.

 Revenue Recognition

  The Company recognizes revenue as the documents or records are delivered to its customers. An allowance is provided for anticipated bad debts, based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Company grants credit to various companies primarily in the legal and insurance industries which may be affected by economic or other external conditions. The Company maintains allowances for potential credit losses, and such losses have been within management's expectations.

                             G & G COURT REPORTERS

3. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                  USEFUL LIVES  1995     1996
                                                  ------------ -------  -------
Furniture, fixtures and equipment................ 5 to 7 years $55,700  $51,181
Less accumulated depreciation....................              (54,007) (49,778)
                                                               -------  -------
                                                               $ 1,693  $ 1,403
                                                               =======  =======

4. COMMITMENTS AND CONTINGENCIES:

 Independent Contractors

  The Company, like most court reporting firms, provides court reporting services through the use of independent contractors, who are not employees of the Company. The Company does not pay or withhold federal or state employment taxes with respect to these independent contractors. Independent court reporters are responsible for acquiring and operating their court reporting equipment. The use of independent contractors as court reporters is consistent with industry practice and allows the Company to control costs. In the event the Company were required to treat these court reporters as its employees, the Company could become responsible for the taxes required to be withheld and could incur additional costs associated with employee benefits and other employee costs.

 Operating Leases

  Rent expense totalled approximately $59,000 and $56,000 for the years ended December 31, 1995 and 1996, respectively. The Company's office lease expired in June 1997. The Company entered a new office lease in June 1997 expiring July 2002 with annual rent of approximately $44,000.

 Legal Proceedings

  The Company is involved in certain lawsuits and claims arising in the normal course of business. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

5. SALE OF THE BUSINESS:

  On May 19, 1997, certain of the Company's net assets were sold to U.S. Legal Support, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
U.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of San Francisco Reporting Service (a California Partnership) as of December 31, 1996 and May 14, 1997, and the related statements of income, partners' capital and cash flows for the year ended December 31, 1996 and the period from January 1, 1997 through May 14, 1997. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of San Francisco Reporting Service as of December 31, 1996 and May 14, 1997, and the results of its operations and its cash flows for the year ended December 31, 1996 and the period from January 1, 1997 through May 14, 1997 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
September 19, 1997

                        SAN FRANCISCO REPORTING SERVICE

                               BALANCE SHEET

                                                           DECEMBER 31, MAY 14,
                                                               1996       1997
                                                           ------------ --------
                          ASSETS
Current assets:
  Cash....................................................   $     --    $19,309
  Accounts receivable, net of allowance of $4,000 at 1996
   and 1997...............................................    112,772    197,543
  Prepaid expenses and other current assets...............      5,296      8,762
                                                             --------   --------
    Total current assets..................................    118,068    225,614
Property and equipment, net...............................     42,939     38,222
                                                             --------   --------
Total assets..............................................   $161,007   $263,836
                                                             ========   ========
            LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Note payable to bank....................................    $21,195    $63,425
  Accounts payable........................................     65,703    144,166
  Due to related parties..................................     11,000         --
  Cash overdraft..........................................     28,709         --
  Current maturities of capital lease obligation..........      2,477      2,477
                                                             --------   --------
    Total current liabilities.............................    129,084    210,068
Capital lease obligation..................................      3,580      2,586
Commitments and contingencies
Partners' capital.........................................     28,343     51,182
                                                             --------   --------
Total liabilities and partners' capital...................   $161,007   $263,836
                                                             ========   ========


    The accompanying notes are an integral part of the financial statements.

                        SAN FRANCISCO REPORTING SERVICE

                            STATEMENT OF INCOME

                                                          SIX MONTHS   PERIOD
                                              YEAR ENDED     ENDED     ENDED
                                             DECEMBER 31,  JUNE 30,   MAY 14,
                                                 1996        1996       1997
                                             ------------ ----------- --------
                                                          (UNAUDITED)
Revenues....................................  $1,139,538   $586,754   $467,424
Cost of services............................     745,336    406,321    289,842
                                              ----------   --------   --------
Gross profit................................     394,202    180,433    177,582
Selling, general and administrative
 expenses...................................     356,284    168,696    141,682
Depreciation................................      11,800      5,900      4,717
                                              ----------   --------   --------
  Operating income..........................      26,118      5,837     31,183
Interest expense............................       4,993      3,571      2,344
                                              ----------   --------   --------
  Net income................................  $   21,125   $  2,266   $ 28,839
                                              ==========   ========   ========



    The accompanying notes are an integral part of the financial statements.

                        SAN FRANCISCO REPORTING SERVICE

                      STATEMENT OF PARTNERS' CAPITAL

Balance as of January 1, 1996.......................................... $26,218
Distributions.......................................................... (19,000)
Net income.............................................................  21,125
                                                                        -------
Balance as of December 31, 1996........................................  28,343
Distributions..........................................................  (6,000)
Net income.............................................................  28,839
                                                                        -------
Balance as of May 14, 1997............................................. $51,182
                                                                        =======




    The accompanying notes are an integral part of the financial statements.

                        SAN FRANCISCO REPORTING SERVICE

                          STATEMENT OF CASH FLOWS

                                                                       PERIOD
                                                YEAR ENDED  SIX MONTHS  ENDED
                                               DECEMBER 31, ENDED JUNE MAY 14,
                                                   1996      30, 1996   1997
                                               ------------ ---------- -------
                                                         (UNAUDITED)
Cash flows from operating activities:
 Net income...................................   $21,125      $2,266   $28,839
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation................................    11,800       5,900     4,717
  Provision for doubtful accounts.............     2,000          --        --
  Changes in operating assets and liabilities:
   Accounts receivable........................    63,171      19,543   (84,771)
   Prepaid expenses and other current assets..      (176)       (133)   (3,466)
   Accounts payable...........................   (47,687)    (12,903)   67,463
                                                 -------     -------   -------
      Net cash provided by operating
       activities.............................    50,233      14,673    12,782
                                                 -------     -------   -------
Cash flows from investing activities:
 Capital expenditures.........................   (18,573)    (18,573)       --
                                                 -------     -------   -------
      Net cash used in investing activities...   (18,573)    (18,573)       --
                                                 -------     -------   -------
Cash flows from financing activities:
 Change in note payable to bank...............   (39,412)     15,002    42,230
 Payments on capital lease obligation.........    (1,660)       (536)     (994)
 Distributions to partners....................   (19,000)    (14,000)   (6,000)
 Cash overdraft...............................    28,412       3,434   (28,709)
                                                 -------     -------   -------
      Net cash provided by (used in) financing
       activities.............................   (31,660)      3,900     6,527
                                                 -------     -------   -------
Increase in cash..............................        --          --    19,309
Cash and cash equivalents at beginning of
 period.......................................        --          --        --
                                                 -------     -------   -------
Cash and cash equivalents at end of period....   $    --     $    --   $19,309
                                                 =======     =======   =======
Cash paid for interest........................   $ 4,993      $3,571   $ 2,344
                                                 =======     =======   =======

    The accompanying notes are an integral part of the financial statements.

                        SAN FRANCISCO REPORTING SERVICE

                      NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  San Francisco Reporting Service (the "Company"), a California partnership, operates in California, providing litigation support services primarily for insurance companies, law firms and large corporations. The Company's primary business is court reporting, the transcription of spoken legal testimony into the written word. An additional component of the Company's litigation support services is the retrieval of records used in conjunction with the investigation and litigation of legal proceedings. The Company also provides copying services. On May 14, 1997, certain of the Company's net assets were sold to U.S. Legal Support, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Preparation of Interim Financial Statements

  The financial statements for the six month period ended June 30, 1996, reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  Cash is maintained in one bank. The balances, at times, may exceed federally insured amounts although management believes the risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized, while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the statement of operations.

 Revenue Recognition

  The Company recognizes revenue as the documents or records are delivered to its customers. An allowance is provided for anticipated bad debts, based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Company grants credit to various companies primarily in the legal and insurance industries which may be affected by economic or other external conditions. The Company maintains allowances for potential credit losses, and such losses have been within management's expectations.

 Income Taxes

  No provision for federal income taxes is provided in these financial statements, because the Company's income or loss is included in the partners' separate income tax returns.

                        SAN FRANCISCO REPORTING SERVICE

3. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                                         DECEMBER 31, MAY 14,
                                            USEFUL LIVES     1996      1997
                                            ------------ ------------ -------
      Furniture, fixtures and equipment.... 5 to 7 years   $60,603    $60,603
      Less accumulated depreciation........                (17,664)   (22,381)
                                                           -------    -------
                                                           $42,939    $38,222
                                                           =======    =======

4. NOTE PAYABLE TO BANK:

  At December 31, 1996, the note payable to bank represented amounts borrowed under a $75,000 revolving line of credit agreement with interest at 3.75% above the bank's prime rate (8.25% at December 31, 1996), maturing in December 1997. The note was guaranteed by the partners. The note was repaid in May 1997.

5. CAPITAL LEASE OBLIGATION:

  In 1996, the Company acquired office equipment for $7,717 financed by a long-term capital lease. Future minimum lease payments under the capital lease are as follows:

      May 15, 1997 through December 31, 1997............................ $1,818
      1998..............................................................  3,116
      1999..............................................................    779
                                                                         ------
                                                                          5,713
      Less: Amount representing interest................................   (650)
                                                                         ------
      Present value of net minimum capital lease payments...............  5,063
      Less: Current portion............................................. (2,477)
                                                                         ------
      Long-term portion................................................. $2,586
                                                                         ======

6 . COMMITMENTS AND CONTINGENCIES:

 Independent Contractors

  The Company, like most court reporting firms, provides court reporting services through the use of independent contractors, who are not employees of the Company. The Company does not pay or withhold federal or state employment taxes with respect to these independent contractors. Independent court reporters are responsible for acquiring and operating their court reporting equipment. The use of independent contractors as court reporters is consistent with industry practice and allows the Company to control costs. In the event the Company were required to treat these court reporters as its employees, the Company could become responsible for the taxes required to be withheld and could incur additional costs associated with employee benefits and other employee costs.

                        SAN FRANCISCO REPORTING SERVICE

 Operating Leases

  Aggregate minimum rental commitments under noncancelable operating leases and negotiated renewal options with lease terms in excess of one year as of December 31, 1996, are as follows:

      May 15 through December 31, 1997.................................  $17,043
      1998.............................................................   36,156
      1999.............................................................   37,326
      2000.............................................................   28,602
                                                                        --------
                                                                        $119,127
                                                                        ========

  Rent expense totaled approximately $30,000 and $14,000 for the year ended December 31, 1996 and for the period from January 1, 1997 through May 14, 1997, respectively.

7. RELATED PARTY TRANSACTIONS:

  For the year ended December 31, 1996, the Company paid the partners approximately $95,000 for court reporting services. The balance due to the partners for court reporting services at December 31, 1996, of approximately $11,000 was included in accounts payable. There were no payments due to partners at May 14, 1997.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
U.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of Legal Enterprise, Inc. as of December 31, 1995 and 1996, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Legal Enterprise, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Houston, Texas
September 5, 1997

                             LEGAL ENTERPRISE, INC.

                               BALANCE SHEET

                                                    DECEMBER 31,
                                                  -----------------  JUNE 30,
                                                    1995     1996      1997
                                                  -------- -------- -----------
                                                                    (UNAUDITED)
                     ASSETS
Current assets:
  Cash........................................... $     --  $27,958   $47,368
  Accounts receivable, net of allowance of
   $9,640, $20,960 and $18,086, respectively.....  339,414  513,365   528,039
  Prepaid expenses and other current assets......   11,808   15,536    13,860
                                                  -------- --------  --------
    Total current assets.........................  351,222  556,859   589,267
Property and equipment, net......................  161,386  193,559   252,301
Other assets.....................................   13,492   14,351    14,376
                                                  -------- --------  --------
Total assets..................................... $526,100 $764,769  $855,944
                                                  ======== ========  ========
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................  $48,494  $68,193   $50,102
  Accrued liabilities............................   20,959   43,084    56,606
  Notes payable--shareholder.....................  354,270  411,315   345,319
                                                  -------- --------  --------
    Total current liabilities....................  423,723  522,592   452,027
Notes payable--shareholder.......................       --       --    38,615
Commitments and contingencies
Stockholders' equity:
  Common stock, $1 par value, 75,000 shares
   authorized, 2,000 shares issued and
   outstanding...................................    2,000    2,000     2,000
  Paid-in-capital................................   48,000   48,000    48,000
  Retained earnings..............................   52,377  192,177   315,302
                                                  -------- --------  --------
    Total stockholders' equity...................  102,377  242,177   365,302
                                                  -------- --------  --------
Total liabilities and stockholders' equity....... $526,100 $764,769  $855,944
                                                  ======== ========  ========


    The accompanying notes are an integral part of the financial statements.

                             LEGAL ENTERPRISE, INC.

                            STATEMENT OF INCOME

                                    YEAR ENDED DECEMBER  SIX MONTHS ENDED JUNE
                                            31,                   30,
                                   --------------------- ---------------------
                                      1995       1996       1996       1997
                                   ---------- ---------- ---------- ----------
                                                              (UNAUDITED)
Revenues.......................... $2,756,466 $3,706,782 $1,718,985 $2,231,106
Cost of services..................  1,785,906  2,292,138  1,076,707  1,508,737
                                   ---------- ---------- ---------- ----------
Gross profit......................    970,560  1,414,644    642,278    722,369
Selling, general and
 administrative expenses..........    830,261  1,206,578    554,495    559,412
Depreciation......................     39,826     40,579     16,487     25,000
                                   ---------- ---------- ---------- ----------
    Operating income..............    100,473    167,487     71,296    137,957
Interest expense..................     10,767     27,687     14,888     14,832
                                   ---------- ---------- ---------- ----------
    Net income.................... $   89,706 $  139,800 $   56,408 $  123,125
                                   ========== ========== ========== ==========



    The accompanying notes are an integral part of the financial statements.

                             LEGAL ENTERPRISE, INC.

                     STATEMENT OF STOCKHOLDERS' EQUITY

                                                PAID-                TOTAL
                                        COMMON   IN-   RETAINED  STOCKHOLDERS'
                                        STOCK  CAPITAL EARNINGS     EQUITY
                                        ------ ------- --------  -------------
Balance as of January 1, 1994.......... $2,000 $48,000 $(37,329)    $12,671
Net income.............................     --      --   89,706      89,706
                                        ------ ------- --------    --------
Balance as of December 31, 1995........  2,000  48,000   52,377     102,377
Net income.............................     --      --  139,800     139,800
                                        ------ ------- --------    --------
Balance as of December 31, 1996........  2,000  48,000  192,177     242,177
Net income (unaudited).................     --      --  123,125     123,125
                                        ------ ------- --------    --------
Balance as of June 30, 1997
 (unaudited)........................... $2,000 $48,000 $315,302    $365,302
                                        ====== ======= ========    ========



    The accompanying notes are an integral part of the financial statements.

                             LEGAL ENTERPRISE, INC.

                          STATEMENT OF CASH FLOWS

                                                                FOR THE SIX
                                       FOR THE YEARS ENDED   MONTHS ENDED JUNE
                                          DECEMBER 31,              30,
                                       --------------------  ------------------
                                         1995       1996       1996      1997
                                       ---------  ---------  --------  --------
                                                                (UNAUDITED)
Cash flows from operating activities:
  Net income.........................    $89,706   $139,800   $56,408  $123,125
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation.....................     39,826     40,579    16,487    25,000
    Provision for doubtful accounts..        --      11,320    11,320    (2,874)
    Changes in operating assets and
     liabilities:
      Accounts receivable............   (166,197)  (185,271)  (93,382)  (11,800)
      Prepaid expenses and other
       current assets................       (915)    (3,728)   (3,750)    1,676
      Accounts payable and accrued
       liabilities...................     (4,460)    82,935    65,148     2,667
      Other assets...................    (13,392)      (859)      --        (25)
                                       ---------  ---------  --------  --------
        Net cash provided by (used
         in) operating activities....    (55,432)    84,776    52,231   137,769
                                       ---------  ---------  --------  --------
Cash flows from investing activities:
  Capital expenditures...............    (64,904)   (72,752)  (22,700)  (83,742)
                                       ---------  ---------  --------  --------
        Net cash used in investing
         activities..................    (64,904)   (72,752)  (22,700)  (83,742)
                                       ---------  ---------  --------  --------
Cash flows from financing activities:
  Principal payments on notes
   payable--shareholder..............        --     (62,037)  (43,326)  (81,002)
  Proceeds from notes payable--
   shareholder.......................     95,733     95,000       --     46,385
  Other..............................     17,029    (17,029)   13,795       --
                                       ---------  ---------  --------  --------
        Net cash provided by (used
         in) financing activities....    112,762     15,934   (29,531)  (34,617)
                                       ---------  ---------  --------  --------
Increase (decrease) in cash..........     (7,574)    27,958       --     19,410
Cash and cash equivalents at
 beginning of period.................      7,574        --        --     27,958
                                       ---------  ---------  --------  --------
Cash and cash equivalents at end of
 period..............................  $     --   $  27,958  $    --   $ 47,368
                                       =========  =========  ========  ========
Cash paid for interest...............    $10,767     $3,605    $2,847    $7,596
                                       =========  =========  ========  ========


    The accompanying notes are an integral part of the financial statements.

                            LEGAL ENTERPRISE, INC.

                      NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  Legal Enterprise, Inc. (the "Company"), a California corporation, operates in California offices, providing litigation support services primarily for insurance companies, law firms and large corporations. The Company's primary business is the retrieval of records used in conjunction with the investigation and litigation of legal proceedings. The Company also provides copying services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Preparation of Interim Financial Statements

  The financial statements for the six month periods ended June 30, 1996 and 1997 reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  Cash is maintained in one bank. The balances, at times, may exceed federally insured amounts although management believes the risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the statements of operations.

 Revenue Recognition

  The Company recognizes revenue as the documents or records are delivered to its customers. An allowance is provided for anticipated bad debts, based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Company grants credit to various companies primarily in the legal and insurance industries which may be affected by economic or other external conditions. The Company maintains allowances for potential credit losses, and such losses have been within management's expectations.

 Income Taxes

  The Company is an S corporation under the Internal Revenue Code and thus for federal tax purposes is not considered to be a tax paying entity but instead taxes are paid at the shareholder level. The provision for income taxes consists of California state income taxes.

                            LEGAL ENTERPRISE, INC.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                                               DECEMBER 31,
                                                             ------------------
                                                USEFUL LIVES   1995      1996
                                                ------------ --------  --------
Furniture, fixtures and equipment.............. 5 to 7 years $218,213  $283,592
Less accumulated depreciation..................               (56,827)  (90,033)
                                                             --------  --------
                                                             $161,386  $193,559
                                                             ========  ========

4. NOTES PAYABLE--SHAREHOLDER:

  At December 31, 1996, the note payable--shareholder is due on demand. The interest rate on the loan is prime rate plus 1%.

  In May 1997, the Company obtained an additional loan from a shareholder in the amount of $46,385 related to the purchase of certain equipment which is pledged as collateral for the loan. The loan bears interest at 9.5% and is payable in monthly principal and interest installments to May 2002.

5. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

  Aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year are as follows:

         1997.......................................... $101,016
         1998..........................................  101,016
         1999..........................................  101,016
         2000..........................................  101,016
         2001..........................................   53,495
                                                        --------
                                                        $457,559
                                                        ========

  Rent expense totaled approximately $100,000 for the years ended December 31, 1995 and 1996. Certain rental agreements provide for additional rent based on the lessors' operating expenses.

6. EMPLOYEE BENEFITS:

  The Company has adopted a contributory profit sharing plan pursuant to Internal Revenue Code Section 401(k) covering substantially all employees. Each year the Company determines, at its discretion, the amount of matching contributions. Contributions charged to operations was $7,327 for the year ended December 31, 1996. There were no contributions charged to operations for the year ended December 31, 1995.

7. SALE OF THE BUSINESS:

  On August 28, 1997, certain of the Company's net assets were sold to U.S. Legal Support, Inc. Summary financial information pertaining to the Company's operations from January 1, 1997 through the acquisition date is as follows:

                                                                     (UNAUDITED)
Revenues............................................................ $3,050,086
Gross profit........................................................    985,178
Operating income....................................................    200,399
Income before income taxes..........................................    180,426

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
U.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of Elaine P. Dine, Inc. as of March 31, 1996 and 1997, and the related statements of income, changes in stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Elaine P. Dine, Inc. as of March 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Houston, Texas
August 29, 1997

                              ELAINE P. DINE, INC.

                               BALANCE SHEET

                                                     MARCH 31,
                                                -------------------  JUNE 30,
                                                  1996      1997       1997
                                                -------- ---------- -----------
                                                                    (UNAUDITED)
                    ASSETS
Current assets
  Cash and cash equivalents.................... $245,394   $336,321   $125,648
  Accounts receivable..........................  295,907  1,227,258  1,075,126
  Prepaid expenses and other current assets....    5,893        --         --
                                                -------- ---------- ----------
    Total current assets.......................  547,194  1,563,579  1,200,774
Property and equipment, net....................  125,821    123,044    112,195
Other assets...................................      302     74,803    263,083
                                                -------- ---------- ----------
Total assets................................... $673,317 $1,761,426 $1,576,052
                                                ======== ========== ==========
     LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Accounts payable............................. $165,383   $529,871   $550,846
  Accrued liabilities..........................   45,037    158,059     96,921
                                                -------- ---------- ----------
    Total current liabilities..................  210,420    687,930    647,767
Commitments and contingencies
Stockholder's equity
  Capital stock, no par value; 11,612 shares
   authorized issued and outstanding...........   13,112     13,112     13,112
  Retained earnings............................  449,785  1,060,384    915,173
                                                -------- ---------- ----------
    Total stockholder's equity.................  462,897  1,073,496    928,285
                                                -------- ---------- ----------
Total liabilities and stockholder's equity..... $673,317 $1,761,426 $1,576,052
                                                ======== ========== ==========


    The accompanying notes are an integral part of the financial statements.

                           ELAINE P. DINE, INC.

                            STATEMENT OF INCOME

                                                              FOR THE THREE
                                      FOR THE YEARS ENDED   MONTHS ENDED JUNE
                                           MARCH 31,               30,
                                     --------------------- -------------------
                                        1996       1997      1996      1997
                                     ---------- ---------- -------- ----------
                                                               (UNAUDITED)
Revenues............................ $3,503,580 $4,657,760 $694,650 $1,182,334
Cost of services....................  2,030,058  2,640,374  357,959    635,942
                                     ---------- ---------- -------- ----------
Gross profit........................  1,473,522  2,017,386  336,691    546,392
Selling, general and administrative
 expenses...........................  1,210,636  1,120,540  153,380    210,923
Depreciation........................     52,183     26,461   10,628     10,849
                                     ---------- ---------- -------- ----------
Income before income taxes..........    210,703    870,385  172,683    324,620
State income taxes..................     22,621     96,563   18,539     33,089
                                     ---------- ---------- -------- ----------
    Net income...................... $  188,082 $  773,822 $154,144 $  291,531
                                     ========== ========== ======== ==========



    The accompanying notes are an integral part of the financial statements.

                              ELAINE P. DINE, INC.

                     STATEMENT OF STOCKHOLDER'S EQUITY

                                                                      TOTAL
                                               CAPITAL RETAINED   STOCKHOLDER'S
                                                STOCK  EARNINGS      EQUITY
                                               ------- ---------  -------------
Balance on April 1, 1995...................... $13,112  $458,534     $471,646
Distributions to stockholder..................     --   (196,831)    (196,831)
Net income....................................     --    188,082      188,082
                                               ------- ---------    ---------
Balance on March 31, 1996.....................  13,112   449,785      462,897
Distributions to stockholder..................     --   (163,223)    (163,223)
Net income....................................     --    773,822      773,822
                                               ------- ---------    ---------
Balance on March 31, 1997.....................  13,112 1,060,384    1,073,496
Distributions to stockholder (unaudited)......     --   (436,742)    (436,742)
Net income (unaudited)........................     --    291,531      291,531
                                               ------- ---------    ---------
Balance on June 30, 1997 (unaudited).......... $13,112  $915,173     $928,285
                                               ======= =========    =========



    The accompanying notes are an integral part of the financial statements.

                              ELAINE P. DINE, INC.

                          STATEMENT OF CASH FLOWS

                                                             FOR THE THREE
                                    FOR THE YEARS ENDED    MONTHS ENDED JUNE
                                         MARCH 31,                30,
                                    --------------------  --------------------
                                      1996       1997       1996       1997
                                    ---------  ---------  ---------  ---------
                                                              (UNAUDITED)
Cash flows from operating
 activities:
  Net income.......................  $188,082   $773,822   $154,144   $291,531
  Adjustments to reconcile net
   income to net cash provided by
   operating activities:
    Depreciation...................    52,183     26,461     10,628     10,849
    Change in operating assets and
     liabilities:
      Accounts receivable..........   189,229   (931,351)    14,105    152,132
      Other assets.................    (5,195)   (73,768)   (73,468)  (188,280)
      Accounts payable.............     2,864    364,488   (165,383)    20,975
      Accrued liabilities..........    14,018    113,022    (28,180)   (61,138)
                                    ---------  ---------  ---------  ---------
        Net cash provided by (used
         in) operating activities..   441,181    272,674    (88,154)   226,069
Cash flows from investing
 activities:
  Capital expenditures.............    (1,758)   (18,524)    (6,367)       --
                                    ---------  ---------  ---------  ---------
        Net cash used in investing
         activities................    (1,758)   (18,524)    (6,367)       --
                                    ---------  ---------  ---------  ---------
Cash flows from financing
 activities:
  Cash overdraft...................                          20,385
  Distributions to stockholder.....  (196,831)  (163,223)  (171,258)  (436,742)
                                    ---------  ---------  ---------  ---------
        Net cash used in financing
         activities................  (196,831)  (163,223)  (150,873)  (436,742)
                                    ---------  ---------  ---------  ---------
Increase (decrease) in cash and
 cash equivalents..................   242,592     90,927   (245,394)  (210,673)
Cash and cash equivalents at the
 beginning of period...............     2,802    245,394    245,394    336,321
                                    ---------  ---------  ---------  ---------
Cash and cash equivalents at the
 end of the period.................  $245,394   $336,321  $     --    $125,648
                                    =========  =========  =========  =========
Cash paid for income taxes.........  $ 26,860   $ 26,470  $   6,615   $  8,306
                                    =========  =========  =========  =========


    The accompanying notes are an integral part of the financial statements.

                             ELAINE P. DINE, INC.

                      NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  Elaine P. Dine, Inc. (the "Company"), a New York corporation, founded in 1983, provides litigation recruitment services primarily to law firms and large corporations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Preparation of Interim Financial Statements

  The unaudited financial statements for the periods ended June 30, 1996 and 1997 reflect all adjustments that are in the opinion of management, necessary for a fair presentation of the results for the periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Cash is maintained in one bank. The balance, at times, may exceed federally insured amounts although management believes the risk of loss is minimal. Cash equivalents are short-term highly liquid investments with maturities of 90 days or less.

 Property and Equipment

  Property and equipment is recorded at cost and is depreciated on the straight-line basis over the estimated useful lives of the assets. Art work which is included in property and equipment is not depreciated. Expenditures for improvements that extend the life of such assets are capitalized, while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in operations.

 Revenue Recognition

  The Company records revenue when candidates accept a job offer. An allowance is provided for bad debts, based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Company grants credit to primarily law firms and large corporations which may be affected by economic or other external conditions. The Company maintains allowances for potential credit losses and such losses have been within management's expectations.

 Income Taxes

  The Company is an S corporation under Internal Revenue Code and thus for federal tax purposes is not considered to be a tax paying entity. Income taxes are paid at the shareholder level. Section 7519 of the Internal Revenue Code requires prepayment of taxes if a company elects to pay taxes for a period other than the required taxable calendar year. As the Company has elected not to pay taxes based on a calendar year, it has deposited $74,201 for related prepayments as of March 31, 1997. No such deposits were made as of March 31, 1996.

  Deferred state income taxes are provided for the accumulated temporary differences in the bases of assets and liabilities for financial reporting and income tax purposes using enacted tax rates and laws in effect in the years in which the differences are expected to reverse.

                             ELAINE P. DINE, INC.

 Employee Benefit Plan

  The Company has adopted a contributory profit sharing plan pursuant to Internal Revenue Code Section 401(k) covering substantially all employees. Each year the Company determines, at its discretion, the amount of matching contributions. Contributions charged to operations for the years ended March 31, 1996 and 1997 were $5,253 and $6,494, respectively.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                                                 MARCH 31,
                                                             ------------------
                                                USEFUL LIVES   1996      1997
                                                ------------ --------  --------
Furniture and fixtures......................... 5 to 7 years $289,076  $293,531
Art............................................                46,925    52,085
Office equipment............................... 5 to 7 years  107,549   121,619
Leasehold improvements.........................   5 years     531,436   531,436
                                                             --------  --------
                                                              974,986   998,671
Less accumulated depreciation..................              (849,165) (875,627)
                                                             --------  --------
                                                             $125,821  $123,044
                                                             ========  ========

4. INCOME TAXES:

  The provision for income taxes consisted of New York state income taxes as follows:

                                                                   MARCH 31,
                                                                ----------------
                                                                 1996     1997
                                                                -------  -------
Current........................................................ $28,514  $31,058
Deferred.......................................................  (5,893)  65,505
                                                                -------  -------
                                                                $22,621  $96,563
                                                                =======  =======

  Temporary differences arise primarily from the conversion from accrual to cash basis of accounting and depreciation.

5. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

  At March 31, 1997, aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year are as follows:

         1998..........................................  $82,223
         1999..........................................   82,223
         2000..........................................   54,815
                                                        --------
                                                        $219,261
                                                        ========

6. SALE OF THE BUSINESS:

  On September 17, 1997, certain of the Company's net assets were sold to U.S. Legal Support, Inc. Summary financial information pertaining to the Company's operations from January 1, 1997 through the acquisition date is as follows:

                                                     (UNAUDITED)
         Revenues................................... $4,553,763
         Gross profit...............................  2,510,436
         Operating income...........................  1,057,269
         Income before income taxes.................  1,064,258

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
U.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of Burton House, Inc., d.b.a. Ziskind, Greene, Watanabe, & Nason, as of December 31, 1995 and 1996, and the related statements of operations, stockholder's deficit and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Burton House, Inc., d.b.a. Ziskind, Greene, Watanabe & Nason, as of December 31, 1995 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Houston, Texas
September 5, 1997

         BURTON HOUSE, INC., D.B.A. ZISKIND, GREENE, WATANABE, & NASON

                               BALANCE SHEET

                                                  DECEMBER 31,
                                                ------------------   JUNE 30,
                                                  1995      1996       1997
                                                --------  --------  -----------
                                                                    (UNAUDITED)
                    ASSETS
Current assets:
  Cash.........................................   $1,936   $22,901   $116,514
  Accounts receivable, net of allowance of $0,
   $27,500 and $27,500, respectively...........   92,000    18,750    240,792
  Deferred income taxes........................   16,170     3,941      2,730
  Prepaid expenses and other current assets....      800       800        800
                                                --------  --------   --------
    Total current assets.......................  110,906    46,392    360,836
Other assets...................................    9,360     9,735      9,735
                                                --------  --------   --------
Total assets................................... $120,266   $56,127   $370,571
                                                ========  ========   ========
     LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
  Accounts payable............................. $ 49,125   $19,698   $ 38,948
  Accrued liabilities..........................  111,973    89,354    209,644
  Income taxes payable.........................      --      1,712     62,548
                                                --------  --------   --------
    Total current liabilities..................  161,098   110,764    311,140
Note payable to bank...........................  100,000   100,000    100,000
Commitments and contingencies
Stockholder's deficit:
  Common stock, no par value, 1,000,000 shares
   authorized, 8,500 shares issued and
   outstanding.................................   18,493    18,493     18,493
Accumulated deficit............................ (159,325) (173,130)   (59,062)
                                                --------  --------   --------
    Total stockholder's deficit................ (140,832) (154,637)   (40,569)
                                                --------  --------   --------
Total liabilities and stockholder's deficit.... $120,266   $56,127   $370,571
                                                ========  ========   ========

    The accompanying notes are an integral part of the financial statements.

         BURTON HOUSE, INC., D.B.A. ZISKIND, GREENE, WATANABE, & NASON

                          STATEMENT OF OPERATIONS

                                  FOR THE YEARS ENDED     FOR THE SIX MONTHS
                                     DECEMBER 31,           ENDED JUNE 30,
                                 ----------------------  ---------------------
                                    1995        1996        1996       1997
                                 ----------  ----------  ---------- ----------
                                                              (UNAUDITED)
Revenues........................ $1,442,257  $1,841,309  $1,026,686 $1,178,643
Cost of services................    964,069   1,125,329     654,674    636,005
                                 ----------  ----------  ---------- ----------
Gross profit....................    478,188     715,980     372,012    542,638
Selling, general and
 administrative expenses........    588,039     704,785     348,282    357,393
                                 ----------  ----------  ---------- ----------
    Operating income (loss).....   (109,851)     11,195      23,730    185,245
Interest expense................      7,644      10,259       5,438      7,419
                                 ----------  ----------  ---------- ----------
Income (loss) before income
 taxes..........................   (117,495)        936      18,292    177,826
Income tax expense (benefit)....    (23,644)     14,741       7,317     63,758
                                 ----------  ----------  ---------- ----------
    Net income (loss)........... $  (93,851) $  (13,805) $   10,975 $  114,068
                                 ==========  ==========  ========== ==========



    The accompanying notes are an integral part of the financial statements.

         BURTON HOUSE, INC., D.B.A. ZISKIND, GREENE, WATANABE, & NASON

                    STATEMENT OF STOCKHOLDER'S DEFICIT

                                                                       TOTAL
                                                 COMMON            STOCKHOLDER'S
                                                  STOCK  DEFICIT      DEFICIT
                                                 ------- --------  -------------
Balance as of January 1, 1995................... $18,493 $(65,474)   $(46,981)
Net loss........................................     --   (93,851)    (93,851)
                                                 ------- --------    --------
Balance as of December 31, 1995.................  18,493 (159,325)   (140,832)
Net loss........................................     --   (13,805)    (13,805)
                                                 ------- --------    --------
Balance as of December 31, 1996.................  18,493 (173,130)   (154,637)
Net income (unaudited)..........................     --   114,068     114,068
                                                 ------- --------    --------
Balance as of June 30, 1997 (unaudited)......... $18,493 $(59,062)   $(40,569)
                                                 ======= ========    ========



    The accompanying notes are an integral part of the financial statements.

         BURTON HOUSE, INC., D.B.A. ZISKIND, GREENE, WATANABE, & NASON

                          STATEMENT OF CASH FLOWS

                                             YEARS ENDED      SIX MONTHS ENDED
                                            DECEMBER 31,          JUNE 30,
                                          ------------------  -----------------
                                            1995      1996     1996      1997
                                          --------  --------  -------  --------
                                                                (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...................... $(93,851) $(13,805) $10,975  $114,068
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Provision for doubtful accounts......      --     27,500      --        --
    Changes in operating assets and
     liabilities:
      Accounts receivable................  122,162    45,750  (50,000) (222,042)
      Deferred income taxes..............  (16,170)   12,229      --      1,211
      Income taxes payable...............   (9,340)    1,712      --     60,836
      Prepaid expenses and other current
       assets............................      --       (375)     --        --
      Accounts payable and accrued
       liabilities....................... (101,407)  (52,046)  46,030   139,540
                                          --------  --------  -------  --------
        Net cash provided by (used in)
         operating activities............  (98,606)   20,965    7,005    93,613
Cash flows from investing activities.....      --        --       --        --
Cash flows from financing activities:
  Proceeds from note payable.............  100,000       --       --        --
                                          --------  --------  -------  --------
Increase in cash.........................    1,394    20,965    7,005    93,613
Cash at beginning of period..............      542     1,936    1,936    22,901
                                          --------  --------  -------  --------
Cash at end of period.................... $  1,936  $ 22,901  $ 8,941  $116,514
                                          ========  ========  =======  ========
Cash paid for interest................... $  7,644  $ 10,259  $ 5,438  $  7,419
                                          ========  ========  =======  ========
Cash paid for taxes......................      --   $    800  $   800  $  8,957
                                          ========  ========  =======  ========


    The accompanying notes are an integral part of the financial statements.

         BURTON HOUSE, INC., D.B.A. ZISKIND, GREENE, WATANABE, & NASON

                      NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  Burton House, Inc., d.b.a. Ziskind, Greene, Watanabe, & Nason (the "Company"), a California corporation, was founded in 1982 and operates in California, providing placement services primarily for law firms and corporations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Preparation of Interim Financial Statements

  The unaudited financial statements for six months ended June 30, 1996 and 1997 reflect all adjustments that, in the opinion of management, are necessary for a fair presentation of the results for the periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  Cash is maintained in one bank. The balance, at times, may exceed federally insured amounts although management believes the risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and is depreciated on the straight-line basis over the estimated useful lives of the assets which was 5 years. Expenditures for improvements that extend the life of such assets are capitalized while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in operations. All property and equipment is fully depreciated.

 Revenue Recognition

  The Company recognizes revenue when candidates accept a job offer. An allowance is provided for anticipated bad debts, based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Company grants credit primarily to law firms and major corporations which may be affected by economic or other external conditions. The Company maintains allowances for potential credit losses, and such losses have been within management's expectations.

 Federal Income Taxes

  Deferred income taxes are provided for the accumulated temporary differences in the bases of assets and liabilities for financial reporting and income tax purposes using enacted tax rates and laws in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

         BURTON HOUSE, INC., D.B.A. ZISKIND, GREENE, WATANABE, & NASON

3. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                                               DECEMBER 31,
                                                             ------------------
                                                USEFUL LIVES   1995      1996
                                                ------------ --------  --------
Furniture and fixtures.........................   5 years     $47,429   $47,429
Office equipment...............................   5 years      33,734    34,234
Leasehold improvements.........................   5 years       7,576     7,576
                                                             --------  --------
                                                               88,739    89,239
Less accumulated depreciation..................               (88,739)  (89,239)
                                                             --------  --------
                                                             $    --   $    --
                                                             ========  ========

4. ACCRUED LIABILITIES:

  Accrued liabilities consisted of the following:

                                                                 DECEMBER 31,
                                                               ----------------
                                                                 1995    1996
                                                               -------- -------
Commissions................................................... $ 89,075 $10,313
Compensation--stockholder.....................................   22,898  79,041
                                                               -------- -------
                                                               $111,973 $89,354
                                                               ======== =======

5. NOTE PAYABLE TO BANK:

  The note payable to a bank under a line of credit provides borrowings up to $100,000 with interest at the prime rate plus 1.50%, collateralized by the assets of the Company. The line of credit has no set maturity date. Based on the terms of the agreement, the principal balance of the line of credit must be fully repaid in twenty-four equal consecutive monthly installments, together with accrued monthly interest and any other charges, beginning approximately 30 days after the bank terminates the Company's right to obtain loans under the existing agreement. Until terminated, the Company is required only to pay interest.

         BURTON HOUSE, INC., D.B.A. ZISKIND, GREENE, WATANABE, & NASON

6. INCOME TAXES:

  The significant components of the Company's deferred tax assets and liabilities were as follows:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1995    1996
                                                                ------- -------
Deferred tax assets:
  Allowance for bad debts...................................... $   --  $ 9,625
  Accounts payable.............................................  17,194   6,894
  Accrued liabilities..........................................  31,176   3,610
                                                                ------- -------
    Total deferred tax assets..................................  48,370  20,129
                                                                ------- -------
Deferred tax liabilities:
  Accounts receivable..........................................  32,200  16,188
                                                                ------- -------
    Total deferred tax liabilities.............................  32,200  16,188
                                                                ------- -------
    Net deferred income taxes.................................. $16,170 $ 3,941
                                                                ======= =======

  The provision (benefit) for income taxes consisted of the following:

                                                                 DECEMBER 31,
                                                               -----------------
                                                                 1995     1996
                                                               --------  -------
Current.......................................................   $1,866   $2,512
Deferred......................................................  (25,510)  12,229
                                                               --------  -------
  Total....................................................... $(23,644) $14,741
                                                               ========  =======

  The reconciliation of the provision (benefit) for income taxes to the income tax expense (benefit) resulting from the application of the federal statutory tax rate to pretax income is as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1995     1996
                                                              --------  -------
Tax at statutory rate........................................ $(41,123)    $328
Nondeductible travel and entertainment.......................    6,341   13,893
State income taxes...........................................      800      520
Nondeductible life insurance premiums........................    1,325      --
Other........................................................    9,013      --
                                                              --------  -------
    Total.................................................... $(23,644) $14,741
                                                              ========  =======

7. SALE OF THE BUSINESS:

  On September 17, 1997, the Company sold certain of its net assets to U.S. Legal Support, Inc. Summary financial information pertaining to the Company's operations from January 1, 1997 through the acquisition date is as follows:

                                                     (UNAUDITED)
         Revenues................................... $1,623,300
         Gross profit...............................    690,005
         Operating income...........................    223,936
         Income before income taxes.................    214,439

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
U.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of Jilio & Associates (a Sole Proprietorship) as of December 31, 1995 and 1996, and the related statements of operations, owner's equity and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jilio & Associates as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P

Houston, Texas
September 5, 1997

                               JILIO & ASSOCIATES

                               BALANCE SHEET

                                                 DECEMBER 31,     SEPTEMBER 30,
                                              ------------------- -------------
                                                1995      1996        1997
                                              -------- ---------- -------------
                                                                   (UNAUDITED)
                   ASSETS
Current assets:
  Cash.......................................  $22,982 $      --    $    --
  Accounts receivable, net of allowance of
   $41,256, $106,177 and $178,720,
   respectively..............................  601,039  1,101,415    807,778
  Prepaid expenses and other current assets..   10,205      2,808     17,939
                                              -------- ----------   --------
    Total current assets.....................  634,226  1,104,223    825,717
Property and equipment, net..................   61,026     32,688     25,089
                                              -------- ----------   --------
Total assets................................. $695,252 $1,136,911   $850,806
                                              ======== ==========   ========
       LIABILITIES AND OWNER'S EQUITY
Current liabilities:
  Cash overdraft............................. $    --  $   68,088   $ 15,529
  Accounts payable...........................   29,367     38,897     34,319
  Accrued liabilities........................    4,572     34,913     31,305
                                              -------- ----------   --------
    Total current liabilities................   33,939    141,898     81,153
Commitments and contingencies
Owner's equity...............................  661,313    995,013    769,653
                                              -------- ----------   --------
Total liabilities and owner's equity......... $695,252 $1,136,911   $850,806
                                              ======== ==========   ========


    The accompanying notes are an integral part of the financial statements.

                               JILIO & ASSOCIATES

                          STATEMENT OF OPERATIONS

                                       DECEMBER 31,          SEPTEMBER 30,
                                   --------------------- ---------------------
                                      1995       1996       1996       1997
                                   ---------- ---------- ---------- ----------
                                                              (UNAUDITED)
Revenues.......................... $3,365,754 $4,022,445 $2,771,986 $3,084,611
Cost of services..................  1,697,290  1,970,094  1,366,435  1,571,057
                                   ---------- ---------- ---------- ----------
Gross profit......................  1,668,464  2,052,351  1,405,551  1,513,554
Selling, general and
 administrative expenses..........    874,734  1,062,058    742,606    847,846
Depreciation......................     16,706     17,401     13,506      9,642
                                   ---------- ---------- ---------- ----------
    Net income.................... $  777,024 $  972,892 $  649,439 $  656,066
                                   ========== ========== ========== ==========



    The accompanying notes are an integral part of the financial statements.

                               JILIO & ASSOCIATES

                        STATEMENT OF OWNER'S EQUITY

Balance as of January 1, 1995......................................... $671,702
Owner's distributions................................................. (787,413)
Net income............................................................  777,024
                                                                       --------
Balance as of December 31, 1995.......................................  661,313
Owner's distributions................................................. (639,192)
Net income............................................................  972,892
                                                                       --------
Balance as of December 31, 1996.......................................  995,013
Owner's distributions (unaudited)..................................... (881,426)
Net income (unaudited)................................................  656,066
                                                                       --------
Balance as of September 30, 1997 (unaudited).......................... $769,653
                                                                       ========



    The accompanying notes are an integral part of the financial statements.

                               JILIO & ASSOCIATES

                          STATEMENT OF CASH FLOWS

                                          DECEMBER 31,        SEPTEMBER 30,
                                        ------------------  ------------------
                                          1995      1996      1996      1997
                                        --------  --------  --------  --------
                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income........................... $777,024  $972,892  $649,439  $656,066
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation.......................   16,706    17,401    13,506     9,642
    Provision for doubtful accounts....   41,256    64,921    44,547    72,543
    Loss on disposal of property and
     equipment.........................      --     13,428     2,375       --
    Changes in operating assets and
     liabilities:
      Accounts receivable..............   (5,291) (565,297) (368,749)  221,094
      Prepaid expenses and other
       current assets..................   (5,301)    7,397     2,397   (15,131)
      Accounts payable.................     (372)    9,530     1,784    (4,578)
      Accrued liabilities..............    4,572    30,341   118,323    (3,608)
                                        --------  --------  --------  --------
        Net cash provided by operating
         activities....................  828,594   550,613   463,622   936,028
                                        --------  --------  --------  --------
Cash flows from investing activities:
  Capital expenditures.................  (20,931)   (2,491)   (2,493)   (2,043)
                                        --------  --------  --------  --------
        Net cash used in investing
         activities....................  (20,931)   (2,491)   (2,493)   (2,043)
                                        --------  --------  --------  --------
Cash flows from financing activities:
  Owner distributions.................. (787,413) (639,192) (507,192) (881,426)
  Cash overdraft.......................             68,088    23,081   (52,559)
                                        --------  --------  --------  --------
        Net cash used in financing
         activities.................... (787,413) (571,104) (484,111) (933,985)
                                        --------  --------  --------  --------
Increase (decrease) in cash............   20,250   (22,982)  (22,982)      --
Cash and cash equivalents at beginning
 of period.............................    2,732    22,982    22,982       --
                                        --------  --------  --------  --------
Cash and cash equivalents at end of
 period................................ $ 22,982  $    --   $    --   $    --
                                        ========  ========  ========  ========


    The accompanying notes are an integral part of the financial statements.

                              JILIO & ASSOCIATES

                      NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  Jilio & Associates (the "Company"), a California sole proprietorship, was founded in 1984 and operates in Costa Mesa, California, providing litigation support services primarily for insurance companies and law firms. The Company's primary business is court reporting, the transcription of spoken legal testimony into the written word.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Preparation of Interim Financial Statements

  The financial statements for the nine month periods ended September 30, 1996 and 1997 reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  Cash is maintained in one bank. The balance, at times, may exceed federally insured amounts although management believes that risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and is depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the statement of operations.

 Revenue Recognition

  The Company recognizes revenue after the documents or records have been shipped. An allowance is provided for anticipated bad debts based primarily on historical experience and current estimates.

 Income Taxes

  The Company is a sole proprietorship and thus is not a tax-paying entity. Income taxes on the Company's earnings are paid by the owner.

 Concentration of Credit Risk

  The Company grants credit to various companies primarily in the legal and insurance industries which may be affected by economic or other external conditions. The Company maintains allowances for credit losses, and such losses have been within management's expectations.

                              JILIO & ASSOCIATES

3.  PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                  USEFUL LIVES  1995     1996
                                                  ------------ -------  -------
Property and equipment:
  Furniture and fixtures......................... 5 to 7 years $73,476  $71,585
  Office equipment and computers.................   5 years     71,277   18,982
                                                               -------  -------
                                                               144,753   90,567
Less accumulated depreciation....................              (83,727) (57,879)
                                                               -------  -------
    Total........................................              $61,026  $32,688
                                                               =======  =======

  The Company had fully depreciated assets totaling approximately $31,000 and $2,000 at December 31, 1995 and 1996, respectively.

4.  COMMITMENTS AND CONTINGENCIES:

 Independent Contractors

  The Company, like most court reporting firms, provides court reporting services through the use of independent contractors, who are not employees of the Company. The Company does not pay or withhold federal or state employment taxes with respect to these independent contractors. Independent court reporters are responsible for acquiring and operating their court reporting equipment. The use of independent contractors as court reporters is consistent with industry practice and allows the Company to control costs. In the event the Company were required to treat these court reporters as its employees, the Company could become responsible for the taxes required to be withheld and could incur additional costs associated with employee benefits and other employee costs.

 Operating Leases

  Aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year are as follows:

         1997.......................................... $130,727
         1998..........................................   60,546
         1999..........................................   10,416
         2000..........................................   10,416
         2001..........................................    7,812
                                                        --------
                                                        $219,917
                                                        ========

  Rent expense in 1995 and 1996 totaled approximately $94,000 and $140,000, respectively. Certain rental agreements provide for additional rent based on the lessors' operating expenses.

 Legal Proceedings

  The Company is involved in certain lawsuits and claims arising in the normal course of business. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

                              JILIO & ASSOCIATES

5. LINE OF CREDIT:

  The Company has a line of credit with a bank for up to $100,000 at an interest rate of 10%. As of December 31, 1995 and 1996, there were no funds drawn on the line of credit.

6.  SALE OF THE BUSINESS:

  In August 1997, the Company's owner agreed to sell certain of the Company's net assets to U.S. Legal Support, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
U.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of Reporting Service Associates, Inc. as of December 31, 1995 and 1996, and the related statements of income, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Reporting Service Associates, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Houston, Texas
August 29, 1997, except as to the informationpresented in Notes 4 and 6, for which the date is September 12, 1997

                       REPORTING SERVICE ASSOCIATES, INC.

                               BALANCE SHEET

                                                  DECEMBER 31,    SEPTEMBER 30,
                                                ----------------- -------------
                                                  1995     1996       1997
                                                -------- -------- -------------
                                                                   (UNAUDITED)
                    ASSETS
Current assets
  Cash.........................................  $54,304 $268,118     $29,221
  Accounts receivable, net of allowance of
   $6,200, $16,000 and $24,000, respectively...  343,050  656,168   1,054,511
  Prepaid expenses and other current assets....      --       --        2,570
                                                -------- --------  ----------
    Total current assets.......................  397,354  924,286   1,086,302
Property and equipment, net....................   22,242   38,782      42,309
                                                -------- --------  ----------
Total assets................................... $419,596 $963,068  $1,128,611
                                                ======== ========  ==========
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................. $154,633 $198,075    $167,729
  Note payable.................................  200,000  200,000         --
                                                -------- --------  ----------
    Total current liabilities..................  354,633  398,075     167,729
                                                -------- --------  ----------
Commitments and contingencies
Stockholders' equity:
  Common stock, $10 par value, 100 shares
   authorized, issued and outstanding..........    1,000    1,000       1,000
  Retained earnings............................   63,963  563,993     959,882
                                                -------- --------  ----------
    Total stockholder's equity.................   64,963  564,993     960,882
                                                -------- --------  ----------
Total liabilities and stockholder's equity..... $419,596 $963,068  $1,128,611
                                                ======== ========  ==========


    The accompanying notes are an integral part of the financial statements.

                       REPORTING SERVICE ASSOCIATES, INC.

                            STATEMENT OF INCOME

                                        YEARS ENDED        NINE MONTHS ENDED
                                       DECEMBER 31,          SEPTEMBER 30,
                                   --------------------- ---------------------
                                      1995       1996       1996       1997
                                   ---------- ---------- ---------- ----------
                                                              (UNAUDITED)
Revenues.......................... $1,905,831 $3,012,153 $2,171,005 $3,067,261
Cost of services..................  1,156,566  1,682,021  1,179,007  1,356,939
                                   ---------- ---------- ---------- ----------
Gross profit......................    749,265  1,330,132    991,998  1,710,322
Selling, general and
 administrative expenses..........    420,994    578,957    391,437    505,467
Depreciation......................      3,006      6,965      5,223      6,124
                                   ---------- ---------- ---------- ----------
    Operating income..............    325,265    744,210    595,338  1,198,731
Interest expense..................     19,902     18,922     14,245     14,300
                                   ---------- ---------- ---------- ----------
    Net income.................... $  305,363 $  725,288 $  581,093 $1,184,431
                                   ========== ========== ========== ==========



    The accompanying notes are an integral part of the financial statements.

                       REPORTING SERVICE ASSOCIATES, INC.

                     STATEMENT OF STOCKHOLDER'S EQUITY

                                                                      TOTAL
                                                COMMON RETAINED   STOCKHOLDER'S
                                                STOCK  EARNINGS      EQUITY
                                                ------ ---------  -------------
Balance as of January 1, 1995.................. $1,000   $30,923      $31,923
Net income.....................................    --    305,363      305,363
Distributions..................................    --   (272,323)    (272,323)
                                                ------ ---------    ---------
Balance as of December 31, 1995................  1,000    63,963       64,963
Net income.....................................    --    725,288      725,288
Distributions..................................    --   (225,258)    (225,258)
                                                ------ ---------    ---------
Balance as of December 31, 1996................  1,000   563,993      564,993
Net income (Unaudited).........................    --  1,184,431    1,184,431
Distributions (Unaudited)......................    --   (788,542)    (788,542)
                                                ------ ---------    ---------
Balance as of September 30, 1997 (Unaudited)... $1,000  $959,882     $960,882
                                                ====== =========    =========



    The accompanying notes are an integral part of the financial statements.

                       REPORTING SERVICE ASSOCIATES, INC.

                          STATEMENT OF CASH FLOWS

                                         DECEMBER 31,         SEPTEMBER 30,
                                       ------------------  --------------------
                                         1995      1996      1996       1997
                                       --------  --------  --------  ----------
                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income.........................  $305,363  $725,288  $581,093  $1,184,431
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation.....................     3,006     6,965     5,223       6,124
    Provision for doubtful accounts..     6,200     9,800     4,800       8,000
    Changes in operating assets and
     liabilities:
      Accounts receivable............   (63,575) (322,918) (272,295)   (406,343)
      Prepaid expenses and other
       current assets................       --        --        --       (2,570)
      Accounts payable...............    10,533    43,442    41,619     (30,346)
                                       --------  --------  --------  ----------
        Net cash provided by
         operating activities........   261,527   462,577   360,440     759,296
Cash flows from investing activities:
  Capital expenditures...............   (25,248)  (23,505)  (19,811)     (9,651)
Cash flows from financing activities:
  Repayment of note payable..........       --        --        --     (200,000)
  Stockholder distributions..........  (272,323) (225,258) (162,567)   (788,542)
                                       --------  --------  --------  ----------
        Net cash used by financing
         activities..................  (272,323) (225,258) (162,567)   (988,542)
Increase (decrease) in cash..........   (36,044)  213,814   178,062    (238,897)
Cash and cash equivalents at the
 beginning of period.................    90,348    54,304    54,304     268,118
                                       --------  --------  --------  ----------
Cash and cash equivalents at the end
 of the period.......................   $54,304  $268,118  $232,366     $29,221
                                       ========  ========  ========  ==========
Cash paid for interest...............   $19,902   $18,922   $14,245     $14,300
                                       ========  ========  ========  ==========


    The accompanying notes are an integral part of the financial statements.

                    REPORTING SERVICE ASSOCIATES, INC.

                       NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  Reporting Service Associates, Inc. (the "Company"), a Pennsylvania corporation founded in 1982 and located in Philadelphia, provides litigation support services primarily for insurance companies, law firms and large corporations in the Philadelphia and Southern New Jersey areas. The Company's primary business is court reporting, the transcription of spoken legal testimony into the written word. An additional component of the Company's litigation support services is the retrieval of records used in conjunction with the investigation and litigation of legal proceedings. The Company also provides copying and videotaping services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Preparation of Interim Financial Statements

  The financial statements for the nine month periods ended September 30, 1996 and 1997 reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  Cash is maintained in one bank. The balance, at times, may exceed federally insured amounts although management believes the risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and is depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized, while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the statement of income.

 Revenue Recognition

  The Company recognizes revenue as the documents or records are delivered to its customers. An allowance is provided for anticipated bad debts based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Company grants credit primarily to insurance companies, law firms and major corporations which may be affected by economic or other external conditions. The Company maintains allowances for potential credit losses, and such losses have been within management's expectations.

 Income Taxes

  The Company is an S corporation under the Internal Revenue Code and thus for federal tax purposes is not considered to be a tax paying entity. Income taxes are paid at the stockholder level.

                    REPORTING SERVICE ASSOCIATES, INC.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                  USEFUL LIVES  1995     1996
                                                  ------------ -------  -------
   Furniture, fixtures and equipment............. 5 to 7 years $23,248  $29,154
   Computer hardware and software................   5 years      2,000   19,599
                                                               -------  -------
                                                                25,248   48,753
   Less accumulated depreciation.................               (3,006)  (9,971)
                                                               -------  -------
                                                               $22,242  $38,782
                                                               =======  =======

4. NOTE PAYABLE:

  The Company has outstanding a demand promissory note for $200,000. The note is personally guaranteed by the sole stockholder of the Company, and collateralized by the stockholder's deposits held at the bank. Interest on unpaid borrowings accrues at the bank's prime rate and is payable monthly. In September 1997, the Company repaid the note.

5. COMMITMENTS AND CONTINGENCIES:

 Independent Contractors

  The Company, like most court reporting firms, provides court reporting services through the use of independent contractors, who are not employees of the Company. The Company does not pay or withhold federal or state employment taxes with respect to these independent contractors. Independent court reporters are responsible for acquiring and operating their court reporting equipment. The use of independent contractors as court reporters is consistent with industry practice and allows the Company to control costs. In the event the Company were required to treat these court reporters as its employees, the Company could become responsible for the taxes required to be withheld and could incur additional costs associated with employee benefits and other employee costs.

 Operating Leases

  Aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year are as follows:

          1997..........................................  $63,860
          1998..........................................   73,148
          1999..........................................   75,724
          2000..........................................   39,660
          2001..........................................   25,783
          Thereafter....................................    1,712
                                                         --------
                                                         $279,887
                                                         ========

  Rent expense totaled approximately $35,000 in each of the years ended December 31, 1995 and 1996.

6. SALE OF THE BUSINESS:

  In September 1997, the Company's stockholder agreed to sell certain of the Company's net assets to U.S. Legal Support, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and ShareholdersU.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of Kirby A. Kennedy & Associates (a Minnesota Partnership) as of December 31, 1995 and 1996, and the related statements of income, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kirby A. Kennedy & Associates as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Houston, Texas August 29, 1997

                         KIRBY A. KENNEDY & ASSOCIATES

                               BALANCE SHEET

                                                  DECEMBER 31,
                                                ----------------- SEPTEMBER 30,
                                                  1995     1996       1997
                                                -------- -------- -------------
                                                                   (UNAUDITED)
                    ASSETS
Current assets:
  Cash......................................... $    --  $    --     $74,007
  Accounts receivable..........................  133,372  176,959    257,126
                                                -------- --------   --------
    Total current assets.......................  133,372  176,959    331,133
Property and equipment, net....................   73,896   77,719     41,355
                                                -------- --------   --------
Total assets................................... $207,268 $254,678   $372,488
                                                ======== ========   ========
       LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Cash overdraft...............................  $21,943   $7,137   $    --
  Accounts payable.............................   86,692  127,463    177,549
  Accrued liabilities..........................      294    1,138      1,175
  Note payable.................................   23,500      --         --
                                                -------- --------   --------
    Total current liabilities..................  132,429  135,738    178,724
Commitments and contingencies
Partners' capital..............................   74,839  118,940    193,764
                                                -------- --------   --------
Total liabilities and partners' capital........ $207,268 $254,678   $372,488
                                                ======== ========   ========


    The accompanying notes are an integral part of the financial statements.

                         KIRBY A. KENNEDY & ASSOCIATES

                            STATEMENT OF INCOME

                                DECEMBER 31,          SEPTEMBER 30,
                            --------------------- ---------------------
                               1995       1996       1996       1997
                            ---------- ---------- ---------- ----------
                                                           (UNAUDITED)
Revenues..................  $1,629,448 $1,866,355 $1,455,153 $1,427,674
Cost of services..........   1,094,237  1,164,405    880,242    846,706
                            ---------- ---------- ---------- ----------
Gross profit..............     535,211    701,950    574,911    580,968
Selling, general and
 administrative expenses..     191,858    261,025    179,972    181,435
Depreciation..............      27,563     32,160     24,120     19,270
                            ---------- ---------- ---------- ----------
    Operating income......     315,790    408,765    370,819    380,263
Interest expense..........       1,412      1,527      1,131        356
                            ---------- ---------- ---------- ----------
    Net income............  $  314,378 $  407,238 $  369,688 $  379,907
                            ========== ========== ========== ==========



    The accompanying notes are an integral part of the financial statements.

                         KIRBY A. KENNEDY & ASSOCIATES

                      STATEMENT OF PARTNERS' CAPITAL

Partners' capi-
 tal, January
 1, 1995.......   $59,859
Distributions..  (299,398)
Net income.....   314,378
                 --------
Partners' capi-
 tal, December
 31, 1995......    74,839
Distributions..  (363,137)
Net income.....   407,238
                 --------
Partners' capi-
 tal, December
 31, 1996......   118,940
Distributions
 (Unaudited)...  (305,083)
Net income for
 the nine
 months ended
 September 30,
 1997 (Unau-
 dited)........   379,907
                 --------
Partners' capi-
 tal, September
 30, 1997 (Un-
 audited)......  $193,764
                 ========



    The accompanying notes are an integral part of the financial statements.

                         KIRBY A. KENNEDY & ASSOCIATES

                          STATEMENT OF CASH FLOWS

                                          DECEMBER 31,        SEPTEMBER 30,
                                        ------------------  ------------------
                                          1995      1996      1996      1997
                                        --------  --------  --------  --------
                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income........................... $314,378  $407,238  $369,688  $379,907
  Adjustments to reconcile net income
   to cash provided by operating
   activities:
    Depreciation.......................   27,563    32,160    24,120    19,270
    Changes in operating assets and
     liabilities:
      Accounts receivable..............  (14,886)  (43,587)  (10,978)  (80,167)
      Accounts payable.................   (4,567)   40,771    17,635    50,086
      Accrued liabilities..............   (6,001)      844       --         37
                                        --------  --------  --------  --------
        Net cash provided by operating
         activities....................  316,487   437,426   400,465   369,133
                                        --------  --------  --------  --------
Cash flows from investing activities:
  Capital expenditures.................  (27,810)  (35,983)   (5,472)   (3,536)
                                        --------  --------  --------  --------
        Net cash used in investing
         activities....................  (27,810)  (35,983)   (5,472)   (3,536)
                                        --------  --------  --------  --------
Cash flows from financing activities:
  Cash overdraft.......................  (12,779)  (14,806)  (21,943)   (7,137)
  Proceeds from note payable...........   23,500       --        --     25,000
  Principal payments on note payable...      --    (23,500)  (23,500)  (25,000)
  Distributions........................ (299,398) (363,137) (261,789) (284,453)
                                        --------  --------  --------  --------
        Net cash used in financing
         activities.................... (288,677) (401,443) (307,232) (291,590)
                                        --------  --------  --------  --------
Increase in cash.......................      --        --     87,761    74,007
Cash and cash equivalents at beginning
 of period.............................      --        --        --        --
                                        --------  --------  --------  --------
Cash and cash equivalents at end of
 period................................ $    --   $    --   $ 87,761  $ 74,007
                                        ========  ========  ========  ========
Cash paid for interest................. $  1,412  $  1,527  $  1,131  $    356
                                        ========  ========  ========  ========
Supplemental schedule of noncash
 investing and financing activities:
Distributions of automobiles to
 Partners at net book value............ $    --   $    --   $    --   $ 20,630
                                        ========  ========  ========  ========


    The accompanying notes are an integral part of the financial statements.

                         KIRBY A. KENNEDY & ASSOCIATES

                      NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  Kirby A. Kennedy & Associates, a Minnesota Partnership (the "Partnership"), was founded in 1979 and provides litigation support services primarily for law firms and insurance companies in the United States. The Partnership's primary business is court reporting, the transcription of the spoken legal testimony into the written word. The Partnership also provides copying services, video services, special exhibit handling and complete case management. Income is allocated 75% to Jeanne Kennedy and 25% to Kirby Kennedy.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Preparation of Interim Financial Statements

  The financial statements for the nine month periods ended September 30, 1996 and 1997 reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  Cash in maintained at one bank. The balance, at times, may exceed federally insured amounts, although management believes the risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized, while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the statement of income.

 Income Taxes

  No provision for federal income taxes is provided in these financial statements because the Partnership's income or loss is included in the partners' separate income tax returns.

 Revenue Recognition

  The Partnership recognizes revenue as the documents or records are delivered to its customers. An allowance is provided for anticipated bad debts based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Partnership grants credit primarily to law firms and insurance companies which may be affected by economic or other external conditions.

                         KIRBY A. KENNEDY & ASSOCIATES

3. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                                               DECEMBER 31,
                                                             ------------------
                                                USEFUL LIVES   1995      1996
                                                ------------ --------  --------
Furniture, fixtures and equipment.............. 5 to 7 years $230,888  $237,061
Vehicles.......................................   5 years     113,944   110,148
                                                             --------  --------
                                                              344,832   347,209
Less accumulated depreciation..................              (270,936) (269,490)
                                                             --------  --------
                                                              $73,896   $77,719
                                                             ========  ========

  In the third quarter of 1997, automobiles having a book value of $20,630 at December 31, 1996 were distributed to the partners.

4. COMMITMENTS AND CONTINGENCIES:

 Independent Contractors

  The Partnership, like most court reporting firms, provides court reporting services through the use of independent contractors, who are not employees of the Partnership. The Partnership does not pay or withhold federal or state employment taxes with respect to these independent contractors. Independent court reporters are responsible for acquiring and operating their court reporting equipment. The use of independent contractors as court reporters is consistent with industry practice and allows the Partnership to control costs. In the event the Partnership were required to treat these court reporters as its employees, the Partnership could become responsible for the taxes required to be withheld and could incur additional costs associated with employee benefits and other employee costs.

 Operating Leases

  Aggregate minimum rental commitments under a noncancelable operating lease with a term in excess of one year are as follows:

         1997..........................................  $35,127
         1998..........................................   35,127
         1999..........................................   35,127
                                                        --------
                                                        $105,381
                                                        ========

  Rent expense totaled approximately $35,000 for the years ended December 31, 1995 and 1996. The rental agreement provides for additional rent based on yearly increases in the lessors' operating expenses.

5. SALE OF THE BUSINESS:

  In August 1997, the Partnership agreed to sell certain of its net assets to U.S. Legal Support, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders U.S. Legal Support, Inc.:

  We have audited the accompanying combined balance sheet of the Johnson Court Reporting Group as of December 31, 1995 and 1996, and the related combined statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Johnson Court Reporting Group as of December 31, 1995 and 1996, and the combined results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Houston, Texas
September 19, 1997

                         JOHNSON COURT REPORTING GROUP

                          COMBINED BALANCE SHEET

                                                   DECEMBER 31,
                                                 -----------------  JUNE 30,
                                                   1995     1996      1997
                                                 -------- -------- -----------
                                                                   (UNAUDITED)
                     ASSETS
Current assets:
  Cash..........................................  $22,253  $38,905   $13,084
  Accounts receivable...........................  246,636  252,480   383,399
  Prepaid expenses and other current assets.....   17,789   10,100    20,431
                                                 -------- --------  --------
    Total current assets........................  286,678  301,485   416,914
Property and equipment, net.....................  185,821  169,140   168,119
Other assets....................................   16,216   42,050    64,115
                                                 -------- --------  --------
Total assets.................................... $488,715 $512,675  $649,148
                                                 ======== ========  ========
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................  $73,121  $94,558  $169,121
  Income taxes payable..........................    9,152   89,027   101,561
  Accrued liabilities...........................   88,212   72,289    85,045
  Deferred income taxes.........................   63,370   72,077   119,341
                                                 -------- --------  --------
    Total current liabilities...................  233,855  327,951   475,068
Notes payable, including related parties of
 $103,734, $28,995 and $15,911, respectively....  133,099   68,265    77,113
Deferred income taxes...........................   14,866   13,531    13,450
Commitments and contingencies
Stockholders' equity:
  Common stock..................................   77,000   77,000    77,000
  Retained earnings.............................   29,895   25,928     6,517
                                                 -------- --------  --------
    Total stockholders' equity..................  106,895  102,928    83,517
                                                 -------- --------  --------
Total liabilities and stockholders' equity...... $488,715 $512,675  $649,148
                                                 ======== ========  ========

    The accompanying notes are an integral part of the financial statements.

                         JOHNSON COURT REPORTING GROUP

                       COMBINED STATEMENT OF INCOME

                                    FOR THE YEARS ENDED   FOR THE SIX MONTHS
                                       DECEMBER 31,         ENDED JUNE 30,
                                   --------------------- ---------------------
                                      1995       1996       1996       1997
                                   ---------- ---------- ---------- ----------
                                                              (UNAUDITED)
Revenues.......................... $1,713,593 $2,154,933 $1,068,290 $1,227,628
Cost of services..................    845,694  1,039,876    494,388    586,482
                                   ---------- ---------- ---------- ----------
Gross profit......................    867,899  1,115,057    573,902    641,146
Selling, general and administra-
 tive expenses....................    642,756    835,786    469,596    426,558
Depreciation......................     19,670     38,401     35,107     26,080
                                   ---------- ---------- ---------- ----------
    Operating income..............    205,473    240,870     69,199    188,508
Interest expense..................     11,438     19,023      8,383      5,896
                                   ---------- ---------- ---------- ----------
    Income before income taxes....    194,035    221,847     60,816    182,612
Income taxes......................     83,498     89,099     24,507     73,045
                                   ---------- ---------- ---------- ----------
    Net income.................... $  110,537 $  132,748 $   36,309 $  109,567
                                   ========== ========== ========== ==========


    The accompanying notes are an integral part of the financial statements.

                         JOHNSON COURT REPORTING GROUP

                COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                       TOTAL
                                                 COMMON  RETAINED  STOCKHOLDERS'
                                                  STOCK  EARNINGS     EQUITY
                                                 ------- --------  -------------
Balance as of January 1, 1995................... $77,000  $22,923     $99,923
Dividends.......................................      -- (103,565)   (103,565)
Net income......................................      --  110,537     110,537
                                                 ------- --------    --------
Balance as of December 31, 1995.................  77,000   29,895     106,895
Dividends.......................................      -- (136,715)   (136,715)
Net income......................................      --  132,748     132,748
                                                 ------- --------    --------
Balance as of December 31, 1996.................  77,000   25,928     102,928
Dividends (unaudited)...........................      -- (128,978)   (128,978)
Net income (unaudited)..........................      --  109,567     109,567
                                                 ------- --------    --------
Balance as of June 30, 1997 (unaudited)......... $77,000   $6,517     $83,517
                                                 ======= ========    ========



    The accompanying notes are an integral part of the financial statements.

                         JOHNSON COURT REPORTING GROUP

                     COMBINED STATEMENT OF CASH FLOWS

                                          FOR THE YEARS        FOR THE SIX
                                         ENDED DECEMBER     MONTHS ENDED JUNE
                                               31,                 30,
                                        ------------------  ------------------
                                          1995      1996      1996      1997
                                        --------  --------  --------  --------
                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income........................... $110,537  $132,748   $36,309  $109,567
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation.......................   19,670    38,401    35,107    26,080
    Deferred income taxes..............   63,334     7,372    (7,280)   47,183
    Changes in operating assets and
     liabilities:
      Accounts receivable.............. (142,112)   (5,844)  (16,062) (130,919)
      Prepaid expenses and other.......  (20,481)  (18,145)   16,834   (32,396)
      Accounts payable.................   35,071    21,437   (10,093)   50,381
      Income taxes payable.............   16,400    79,875     3,406    12,534
      Accrued liabilities..............   65,525   (15,923)   29,398    12,756
                                        --------  --------  --------  --------
        Net cash provided by operating
         activities....................  147,944   239,921    87,619    95,186
                                        --------  --------  --------  --------
Cash flows from investing activities:
  Capital expenditures................. (102,347)  (21,720)  (10,813)  (25,059)
                                        --------  --------  --------  --------
        Net cash used in investing
         activities.................... (102,347)  (21,720)  (10,813)  (25,059)
                                        --------  --------  --------  --------
Cash flows from financing activities:
  Notes payable........................   62,275   (64,834)  (43,444)    8,848
  Dividends............................ (103,565) (136,715)  (67,661) (128,978)
  Other................................       --        --    27,872    24,182
                                        --------  --------  --------  --------
        Net cash used in financing
         activities....................  (41,290) (201,549)  (83,233)  (95,948)
                                        --------  --------  --------  --------
Increase (decrease) in cash............    4,307    16,652    (6,427)  (25,821)
Cash and cash equivalents at beginning
 of period.............................   17,946    22,253    22,253    38,905
                                        --------  --------  --------  --------
Cash and cash equivalents at end of
 period................................ $ 22,253  $ 38,905  $ 15,826  $ 13,084
                                        ========  ========  ========  ========
Cash paid for interest................. $ 11,438  $ 19,023  $  8,383  $  5,896
                                        ========  ========  ========  ========
Cash paid for taxes.................... $  3,764  $  1,852  $  1,369  $  1,289
                                        ========  ========  ========  ========

    The accompanying notes are an integral part of the financial statements.

                         JOHNSON COURT REPORTING GROUP

                  NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  Johnson Court Reporting Group (the "Company"), operating through Goren of Newport, Inc., Rapidtext, Inc. and Medtext, Inc., provides litigation support services, closed-captioning services for the hearing impaired, remote classroom captioning services, medical transcription services, and scanning and imaging services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Presentation

  The accompanying combined financial statements include the accounts of Goren of Newport, Inc., Rapidtext, Inc. and Medtext, Inc. all of which are operated under common management. All intercompany amounts have been eliminated.

 Preparation of Interim Financial Statements

  The financial statements for the six month periods ended June 30, 1996 and 1997 reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  Cash is maintained in two banks. The balances, at times, may exceed federally insured amounts although management believes that risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and is depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the statement of income.

 Income Taxes

  The Company provides for deferred income taxes utilizing the liability method whereby deferred income taxes are recognized for the tax consequences in future years of differences in the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

 Revenue Recognition

  The Company recognizes revenue after the documents or records have been prepared for shipment or the services have been provided. An allowance is provided for anticipated bad debts based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Company grants credit to various companies primarily in the legal, medical and insurance industries which may be affected by economic or other external conditions. The Company maintains allowances for potential credit losses, and such losses have been within management's expectations. During the six-month period ended June 30, 1997, approximately 16% of revenues was from one company.

                         JOHNSON COURT REPORTING GROUP

3. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                                               DECEMBER 31,
                                                             ------------------
                                                USEFUL LIVES   1995      1996
                                                ------------ --------  --------
Property and equipment:
  Furniture and fixtures....................... 5 to 7 years   $8,098    $9,542
  Office equipment and computers...............   5 years     258,852   277,265
                                                             --------  --------
                                                              266,950   286,807
Less accumulated depreciation..................               (81,129) (117,667)
                                                             --------  --------
    Total......................................              $185,821  $169,140
                                                             ========  ========

4. INCOME TAXES:

  The components of deferred income tax assets and liabilities consisted of the following:

                                                                  DECEMBER 31,
                                                                 ---------------
                                                                  1995    1996
                                                                 ------- -------
Deferred income tax assets
  Accrued liabilities........................................... $35,284 $28,916
                                                                 ------- -------
    Total deferred income tax assets............................  35,284  28,916
                                                                 ------- -------
Deferred income tax liabilities
  Accounts receivable...........................................  98,654 100,993
  Property and equipment........................................  14,866  13,531
                                                                 ------- -------
    Total deferred income tax liabilities....................... 113,520 114,524
                                                                 ------- -------
    Net deferred income tax liability........................... $78,236 $85,608
                                                                 ======= =======

  The provision for income taxes consisted of the following:

                                                                  DECEMBER 31,
                                                                 ---------------
                                                                  1995    1996
                                                                 ------- -------
  Current....................................................... $20,164 $81,727
  Deferred......................................................  63,334   7,372
                                                                 ------- -------
                                                                 $83,498 $89,099
                                                                 ======= =======

  The difference between the Company's provision for income taxes and the amount that would have been derived by applying the federal statutory tax rate to pretax income for the years ended December 31, 1995 and 1996 is summarized as follows:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1995    1996
                                                                ------- -------
Tax at federal statutory rate.................................. $65,972 $75,427
State income taxes, net of federal tax benefit.................   9,702  11,092
Other..........................................................   7,824   2,580
                                                                ------- -------
                                                                $83,498 $89,099
                                                                ======= =======

                         JOHNSON COURT REPORTING GROUP

5. COMMITMENTS AND CONTINGENCIES:

 Independent Contractors

  The Company provides court reporting, captioning, transcription, and scanning and imaging services through the use of independent contractors, who are not employees of the Company. The Company does not pay or withhold federal or state employment taxes with respect to these independent contractors. Independent contractors are responsible for acquiring and operating their equipment. The use of independent contractors is consistent with industry practice and allows the Company to control costs. In the event the Company were required to treat these independent contractors as its employees, the Company could become responsible for the taxes required to be withheld and could incur additional costs associated with employee benefits and other employee costs.

 Operating Leases

  Aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year are as follows:

         1997...........................................  $5,885
         1998...........................................   6,147
         1999...........................................   2,832
         2000...........................................   2,832
         2001...........................................   2,832
                                                         -------
                                                         $20,528
                                                         =======

  Rent expense in 1995 and 1996 totaled $57,030 and $68,967, respectively. Certain rental agreements provide for additional rent based on the lessors' operating expenses.

 Legal Proceedings

  The Company is involved in certain lawsuits and claims arising in the normal course of business. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

6. NOTES PAYABLE:

  The Company has lines of credit with two financial institutions for up to $225,000 at an interest rate of 13%, collateralized by the Company's accounts receivable. These lines are drawn on when needed and are normally repaid within the fiscal year. As of December 31, 1995 and 1996, the Company had $29,365 and $39,270 borrowed under the lines of credit.

  The Company has notes payable of $103,734 and $28,995 to shareholders at December 31, 1995 and 1996.

7. SALE OF COMMON STOCK:

  On August 19, 1997, the Company's common stock was acquired by U.S. Legal Support, Inc. Summary financial information pertaining to the Company's operations from January 1, 1997 through the acquisition date is as follows:

                                                     (UNAUDITED)
         Revenues................................... $1,471,072
         Gross profit...............................    766,808
         Operating income...........................    161,028
         Income before income taxes.................    154,482

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders U.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of Amicus One Legal Support Services, Inc. as of December 31, 1996 and September 5, 1997 and the related statements of income, stockholders' equity and cash flows for the year ended December 31, 1996 and the period from January 1, 1997 through September 5, 1997. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amicus One Legal Support Services, Inc. as of December 31, 1996 and September 5, 1997, and the results of its operations and its cash flows for the year ended December 31, 1996 and the period from January 1, 1997 through September 5, 1997 in conformity with generally accepted accounting principles.

  As discussed in Note 1, the financial statements for the year ended December 31, 1996 have been restated.

                                          Coopers & Lybrand l.l.p.

Houston, Texas October 21, 1997

                    AMICUS ONE LEGAL SUPPORT SERVICES, INC.

                               BALANCE SHEET

                                                        COMBINED
                                                      PREDECESSORS   COMPANY
                                                      DECEMBER 31, SEPTEMBER 5,
                                                          1996         1997
                                                      ------------ ------------
                       ASSETS
Current assets:
  Cash...............................................     $1,626     $249,058
  Accounts receivable, net of allowance of $48,240
   and $100,000, respectively........................    513,608      321,991
  Prepaid expenses and other current assets..........     11,398        1,467
                                                        --------     --------
    Total current assets.............................    526,632      572,516
Property and equipment, net..........................     65,334       96,998
Other assets.........................................     34,014       15,032
                                                        --------     --------
Total assets.........................................   $625,980     $684,546
                                                        ========     ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term obligations........    $24,400     $253,978
  Advance from U.S. Legal Support, Inc. .............         --      277,043
  Accounts payable...................................     30,945       53,988
  Accrued liabilities................................     52,467       33,742
                                                        --------     --------
    Total current liabilities........................    107,812      618,751
Long-term obligations................................     10,423        2,774
Commitments and contingencies
Stockholders' equity:
  Common stock.......................................     11,750       49,499
  Retained earnings..................................    495,995       13,522
                                                        --------     --------
    Total stockholders' equity.......................    507,745       63,021
                                                        --------     --------
Total liabilities and stockholders' equity...........   $625,980     $684,546
                                                        ========     ========


    The accompanying notes are an integral part of the financial statements.

                    AMICUS ONE LEGAL SUPPORT SERVICES, INC.

                            STATEMENT OF INCOME

                                                      COMBINED
                                         COMBINED   PREDECESSORS
                                       PREDECESSORS  NINE MONTHS    COMPANY
                                        YEAR ENDED     ENDED      PERIOD ENDED
                                       ------------ ------------- ------------
                                       DECEMBER 31, SEPTEMBER 30, SEPTEMBER 5,
                                           1996         1996          1997
                                       ------------ ------------- ------------
                                                     (UNAUDITED)
Revenues..............................  $1,882,380   $1,394,243    $1,384,613
Cost of services......................     890,098      695,302       723,252
                                        ----------   ----------    ----------
Gross profit..........................     992,282      698,941       661,361
Selling, general and administrative
 expenses.............................     796,744      562,027       598,918
Depreciation..........................      39,580       22,323        23,607
                                        ----------   ----------    ----------
    Operating income..................     155,958      114,591        38,836
Interest expense......................       6,613        5,730        12,689
                                        ----------   ----------    ----------
Income before income taxes............     149,345      108,861        26,147
Income taxes..........................       9,879          244           625
                                        ----------   ----------    ----------
    Net income........................  $  139,466   $  108,617    $   25,522
                                        ==========   ==========    ==========


    The accompanying notes are an integral part of the financial statements.

                    AMICUS ONE LEGAL SUPPORT SERVICES, INC.

                     STATEMENT OF STOCKHOLDERS' EQUITY


                                                                     TOTAL
                                               COMMON  RETAINED  STOCKHOLDERS'
                                                STOCK  EARNINGS     EQUITY
                                               ------- --------  -------------
Combined Predecessors:
Balance as of January 1, 1996, as previously
 reported..................................... $11,750 $500,354    $512,104
Adjustment to accounts receivable.............      -- (109,217)   (109,217)
                                               ------- --------    --------
Balance as of January 1, 1996, as restated....  11,750  391,137     402,887
Distributions.................................      --  (34,608)    (34,608)
Net income....................................      --  139,466     139,466
                                               ------- --------    --------
Balance as of December 31, 1996...............  11,750  495,995     507,745
Company:
Reorganization to form new entity and
 distribution of certain net assets to
 owners.......................................  37,749 (495,995)   (458,246)
Net income....................................      --   25,522      25,522
Distributions.................................      --  (12,000)    (12,000)
                                               ------- --------    --------
Balance as of September 5, 1997............... $49,499 $ 13,522    $ 63,021
                                               ======= ========    ========


    The accompanying notes are an integral part of the financial statements.

                    AMICUS ONE LEGAL SUPPORT SERVICES, INC.

                          STATEMENT OF CASH FLOWS

                                                        COMBINED
                                           COMBINED   PREDECESSORS
                                         PREDECESSORS  NINE MONTHS    COMPANY
                                          YEAR ENDED      ENDED     PERIOD ENDED
                                         DECEMBER 31, SEPTEMBER 30, SEPTEMBER 5,
                                             1996         1996          1997
                                         ------------ ------------- ------------
                                                       (UNAUDITED)
Cash flows from operating activities:
  Net income...........................    $139,466     $108,617       $25,522
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation.......................      39,580       22,323        23,607
    Provision for doubtful accounts....      24,152       24,152        90,160
    Changes in operating assets and
     liabilities:
      Accounts receivable..............     (81,766)     (30,565)     (325,334)
      Prepaid expenses and other
       current assets..................       1,661        1,562           (69)
      Other assets.....................      17,366         (250)      (11,893)
      Accounts payable.................         866       26,036        31,678
      Accrued liabilities..............      17,339       14,747       (27,123)
                                           --------     --------      --------
        Net cash provided by (used in)
         operating activities..........     158,664      166,622      (193,452)
                                           --------     --------      --------
Cash flows from investing activities:
  Capital expenditures.................     (85,272)     (65,058)      (55,271)
  Investment in note receivable from
   officer.............................          --       (4,927)           --
                                           --------     --------      --------
        Net cash used in investing
         activities....................     (85,272)     (69,985)      (55,271)
                                           --------     --------      --------
Cash flows from financing activities:
  Distributions........................     (34,608)     (33,928)      (12,000)
  Proceeds from borrowings.............                                820,898
  Repayment of borrowings..............     (38,647)     (23,789)     (311,926)
                                           --------     --------      --------
        Net cash (used in) provided by
         financing activities..........     (73,255)     (57,717)      496,972
                                           --------     --------      --------
Increase in cash.......................         137       38,920       248,249
Cash and cash equivalents at beginning
 of period.............................       1,489        1,489           809
                                           --------     --------      --------
Cash and cash equivalents at end of pe-
 riod..................................    $  1,626     $ 40,409      $249,058
                                           ========     ========      ========
Cash paid for interest.................    $  6,613     $  5,730      $ 12,689
                                           ========     ========      ========
Cash paid for income taxes.............    $  9,040     $    244      $    825
                                           ========     ========      ========
Issuance of common stock for non-cash
 assets................................                               $157,906
                                                                      ========

    The accompanying notes are an integral part of the financial statements.

                    AMICUS ONE LEGAL SUPPORT SERVICES, INC.

                      NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  Amicus One Legal Support Services, Inc. (the "Company"), a New York Subchapter S Corporation, was formed on January 1, 1997 through the contribution of certain assets at predecessor cost by three shareholders who together owned two court reporting businesses known as Cardinal Reporting Co., Inc. ("Cardinal") and AM Court Reporting, Ltd. ("AM"). The owners of the "combined predecessors" have presented combined financial statements of the combined predecessor for 1996 to reflect the financial position and results of operations for the periods on a comparable basis. The 1996 financial statements have been restated to reflect the write-off of old outstanding accounts receivable balances at January 1, 1996. The Company operates in New York providing litigation support services primarily for insurance companies and law firms. The Company's primary business is court reporting, the transcription of spoken legal testimony into written word.

  The Company has 200 shares of no par value capital stock authorized, issued and outstanding at September 5, 1997. At December 31, 1996, Cardinal and AM were organized as a C Corporation and a S Corporation, respectively. Cardinal and AM had 2,500 and 200 shares, respectively, of no par value capital stock authorized, issued and outstanding at December 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Preparation of Interim Financial Statements

  The financial statements for the periods ended September 30, 1996 and January 5, 1997 reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the period. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  Cash is maintained in several banks. The balance, at times, may exceed federally insured amounts although management believes that risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and is depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the statements of operations.

 Revenue Recognition

  The Company recognizes revenue as the documents or records are delivered to customers. An allowance is provided for anticipated bad debts, based primarily on historical experience and current estimates.

 Income Taxes

  The Company is and AM was an S Corporation under the Internal Revenue Code and thus, for federal tax purposes, are not considered to be tax paying entities. Cardinal provided for deferred income taxes utilizing the liability method whereby deferred income taxes are recognized for the tax consequences in future years of

                    AMICUS ONE LEGAL SUPPORT SERVICES, INC.

differences in the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be utilized.

 Concentration of Credit Risk

  The Company grants credit to various companies primarily in the legal and insurance industries which may be affected by economic or other external conditions. The Company maintains allowances for potential credit losses, and such losses have been within management's expectations.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                                       DECEMBER 31, SEPTEMBER 5,
                                          USEFUL LIVES     1996         1997
                                          ------------ ------------ ------------
Furniture and fixtures................... 5 to 7 years   $112,812     $142,627
Office equipment and computers...........   5 years        19,274       44,730
                                                         --------     --------
                                                          132,086      187,357
Less accumulated depreciation............                 (66,752)     (90,359)
                                                         --------     --------
    Total................................                $ 65,334     $ 96,998
                                                         ========     ========

4. COMMITMENTS AND CONTINGENCIES:

 Independent Contractors

  The Company, like most court reporting firms, provides court reporting services through the use of independent contractors, who are not employees of the Company. The Company does not pay or withhold federal or state employment taxes with respect to these independent contractors. Independent court reporters are responsible for acquiring and operating their court reporting equipment. The use of independent contractors as court reporters is consistent with industry practice and allows the Company to control costs. In the event the Company were required to treat these court reporters as its employees, the Company could become responsible for the taxes required to be withheld and could incur additional costs associated with employee benefits and other employee costs.

 Operating Leases

  Aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year are as follows:

  September 6, 1997 through December 31, 1997.........................  $31,612
  1998................................................................   96,221
  1999................................................................   89,719
  2000................................................................   67,144
  2001................................................................   68,838
  Thereafter..........................................................   59,933
                                                                       --------
                                                                       $413,467
                                                                       ========

  Rent expense totaled approximately $103,000 and $68,000 for the year ended December 31, 1996 and the period ended September 5, 1997. Certain rental agreements provide for additional rent based on the lessors' operating expenses.

                    AMICUS ONE LEGAL SUPPORT SERVICES, INC.

5. LONG-TERM OBLIGATIONS:

  Long-term obligations consisted of the following:

                                                       DECEMBER 31, SEPTEMBER 5,
                                                           1996         1997
                                                       ------------ ------------
   Line of credit with a bank for up to $50,000 with
    interest at prime plus .25%. The line has no set
    maturity date....................................    $14,888      $    --
   Line of credit with a financial institution for up
    to $300,000 with interest of 30-day commercial
    paper rate plus 3.15% which was 8.77% at June 30,
    1997, collateralized by accounts receivable. The
    line has no set maturity date....................        --        243,677
   Capital lease obligations.........................     19,935        13,075
                                                         -------      --------
                                                          34,823       256,752
   Less current portion..............................    (24,400)     (253,978)
                                                         -------      --------
                                                         $10,423        $2,774
                                                         =======      ========

  The $300,000 line of credit was repaid in September 1997 with funds advanced by U.S. Legal Support Inc. (See Note 1).

6. SALE OF NET ASSETS:

  On September 6, 1997, the Company's net assets were sold to U.S. Legal Support, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
U.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of Block Court Reporting, Inc. as of December 31, 1995 and 1996, and the related statements of operations, stockholder's equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Block Court Reporting, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Houston, Texas
September 19, 1997

                          BLOCK COURT REPORTING, INC.

                               BALANCE SHEET

                                                    DECEMBER 31,
                                                  -----------------  JUNE 30,
                                                    1995     1996      1997
                                                  -------- -------- -----------
                                                                    (UNAUDITED)
                     ASSETS
Current assets:
  Cash...........................................     $994   $1,852    $4,437
  Accounts receivable, net of allowance of
   $10,000, $15,000 and $15,000, respectively....  141,279  207,911   142,214
  Deferred income taxes..........................                       6,074
                                                  -------- --------  --------
    Total current assets.........................  142,273  209,763   152,725
Property and equipment, net......................  125,271   89,830    84,489
Other assets.....................................    6,568    6,568     6,568
                                                  -------- --------  --------
Total assets..................................... $274,112 $306,161  $243,782
                                                  ======== ========  ========
 LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...............................   $7,640 $164,213  $149,921
  Accrued liabilities............................    6,332   17,129    56,228
  Long-term obligations, current portion.........  109,905   68,218    62,990
  Deferred income taxes..........................   45,910   14,107       --
                                                  -------- --------  --------
    Total current liabilities....................  169,787  263,667   269,139
Long-term obligations............................   12,329   15,125       --
Stockholder's equity (deficit):
  Common stock, $.01 par value, 1,000 shares
   authorized, issued, and outstanding...........       10       10        10
  Additional paid in capital.....................      990      990       990
  Retained earnings (accumulated deficit)........   90,996   26,369   (26,357)
                                                  -------- --------  --------
    Total stockholder's equity (deficit).........   91,996   27,369   (25,357)
                                                  -------- --------  --------
Total liabilities and stockholder's equity
 (deficit)....................................... $274,112 $306,161  $243,782
                                                  ======== ========  ========


    The accompanying notes are an integral part of the financial statements.

                          BLOCK COURT REPORTING, INC.

                          STATEMENT OF OPERATIONS

                                    FOR THE YEARS ENDED    SIX MONTHS ENDED
                                       DECEMBER 31,            JUNE 30,
                                   ----------------------  ------------------
                                      1995        1996       1996      1997
                                   ----------  ----------  --------  --------
                                                              (UNAUDITED)
Revenues.......................... $1,024,931  $1,316,782  $693,458  $517,838
Cost of services..................    496,301     661,838   376,756   262,455
                                   ----------  ----------  --------  --------
Gross profit......................    528,630     654,944   316,702   255,383
Selling, general and
 administrative expenses..........    524,864     740,279   339,110   331,936
                                   ----------  ----------  --------  --------
    Operating income (loss).......      3,766     (85,335)  (22,408)  (76,553)
Interest expense..................     14,197      13,302     8,833     4,306
                                   ----------  ----------  --------  --------
Loss before income taxes..........    (10,431)    (98,637)  (31,241)  (80,859)
Income tax benefit................     (3,575)    (34,010)   11,055   (28,133)
                                   ----------  ----------  --------  --------
    Net loss...................... $   (6,856) $  (64,627) $(20,186) $(52,726)
                                   ==========  ==========  ========  ========


    The accompanying notes are an integral part of the financial statements.

                          BLOCK COURT REPORTING, INC.

                STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)

                                                       RETAINED       TOTAL
                                          ADDITIONAL   EARNINGS   STOCKHOLDER'S
                                  COMMON   PAID-IN   (ACCUMULATED    EQUITY
                                  STOCK    CAPITAL     DEFICIT)     (DEFICIT)
                                  ------  ---------- ------------ -------------
January 1, 1995.................. $ 100    $ 2,790     $ 97,852     $100,742
Issuance of common stock.........    10        990          --         1,000
Retirement of common stock.......  (100)    (2,790)         --        (2,890)
Net loss.........................   --         --        (6,856)      (6,856)
                                  -----    -------     --------     --------
December 31, 1995................    10        990       90,996       91,996
Net loss.........................   --         --       (64,627)     (64,627)
                                  -----    -------     --------     --------
December 31, 1996................    10        990       26,369       27,369
Net loss (Unaudited).............   --         --       (52,726)     (52,726)
                                  -----    -------     --------     --------
June 30, 1997 (Unaudited)........ $  10    $   990     $(26,357)    $(25,357)
                                  =====    =======     ========     ========



    The accompanying notes are an integral part of the financial statements.

                          BLOCK COURT REPORTING, INC.

                            STATEMENT OF CASH FLOWS

                                          FOR THE YEARS        FOR THE SIX
                                          ENDED DECEMBER      MONTHS ENDED
                                               31,              JUNE 30,
                                         -----------------  ------------------
                                          1995      1996      1996      1997
                                         -------  --------  --------  --------
                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income............................ $(6,856) $(64,627) $(20,186) $(52,726)
  Adjustments to reconcile net income to
   net cash (used in) provided by
    operating activities:
    Depreciation........................  36,464    35,441    11,271     9,388
    Changes in operating assets and
     liabilities:
      Accounts receivable............... (88,025)  (66,632)  (16,843)   65,697
      Accounts payable..................  33,555   156,573   152,600   (14,292)
      Accrued liabilities............... (56,414)   10,797     9,920    39,099
      Deferred income taxes.............  45,910   (31,803)      --    (20,181)
      Due from shareholder..............     --        --    (48,934)      --
      Income taxes payable..............     --        --    (30,157)      --
      Other assets......................  (6,568)      --     37,879       --
                                         -------  --------  --------  --------
        Net cash (used in) provided by
         operating activities........... (41,934)   39,749    95,550    26,985
                                         -------  --------  --------  --------
Cash flows from investing activities:
  Capital expenditures.................. (21,483)      --        --     (4,047)
                                         -------  --------  --------  --------
        Net cash used in investing
         activities..................... (21,483)      --        --     (4,047)
                                         -------  --------  --------  --------
Cash flows from financing activities:
  Net payments of long-term
   obligations..........................    (414)  (38,891)  (26,554)  (20,353)
                                         -------  --------  --------  --------
        Net cash used in financing
         activities.....................    (414)  (38,891)  (26,554)  (20,353)
                                         -------  --------  --------  --------
Net (decrease) increase in cash......... (63,831)      858    68,996     2,585
Cash and cash equivalents at beginning
 of year................................  64,825       994       994     1,852
                                         -------  --------  --------  --------
Cash and cash equivalents at end of
 year................................... $   994  $  1,852  $ 69,990  $  4,437
                                         =======  ========  ========  ========
Cash paid for interest.................. $14,197  $ 13,302  $  8,833  $  4,306
                                         =======  ========  ========  ========
Cash paid for income taxes.............. $ 1,000
                                         =======


    The accompanying notes are an integral part of the financial statements.

                          BLOCK COURT REPORTING, INC.

                      NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  Block Court Reporting, Inc. (the "Company"), a District of Columbia corporation, is a court reporting business based in Washington, D.C. The Company provides general court reporting services, the transcription of spoken legal testimony into the written word as well as video captioning services to the Washington, D.C., Northern Virginia, and Baltimore, Maryland markets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Preparation of Interim Financial Statements

  The financial statements for the six month periods ended June 30, 1996 and 1997 reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the period. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  Cash is maintained primarily in one bank. The balance, at times, may exceed federally insured amounts although management believes that risk of loss is minimal.

 Property and Equipment

  Property and equipment is recorded at cost and is depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the statements of operations.

 Revenue Recognition

  The Company recognizes revenue as the documents or records are delivered to customers. An allowance is provided for anticipated bad debts, based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Company grants credit to various companies primarily in the legal industry which may be affected by economic or other external conditions. The Company maintains allowance for potential credit losses, and such losses have been within management's expectations.

                          BLOCK COURT REPORTING, INC.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                 USEFUL LIVES   1995     1996
                                                 ------------ --------  -------
Property and equipment:
  Vehicles......................................   5 years     $60,538  $60,538
  Furniture and fixtures........................   7 years      26,063   23,425
  Office equipment, computers and software...... 3 to 5 years   75,134   75,905
                                                              --------  -------
                                                               161,735  159,868
Less accumulated depreciation...................               (36,464) (70,038)
                                                              --------  -------
    Total.......................................              $125,271  $89,830
                                                              ========  =======

  The Company had fully depreciated assets totaling approximately $19,000 at December 31, 1996.

4. COMMITMENTS AND CONTINGENCIES:

 Independent Contractors

  The Company, like most court reporting firms, provides court reporting services through the use of independent contractors, who are not employees of the Company. The Company does not pay or withhold federal or state employment taxes with respect to these independent contractors. Independent court reporters are responsible for acquiring and operating their court reporting equipment. The use of independent contractors as court reporters is consistent with industry practice and allows the Company to control costs. In the event the Company were required to treat these court reporters as its employees, the Company could become responsible for the taxes required to be withheld and could incur additional costs associated with employee benefits and other employee costs.

 Operating Lease

  The Company leases office space under a noncancelable operating lease which expires on July 31, 1997. The remaining rental commitment under this lease at December 31, 1996 was approximately $50,000. Subsequent to year-end, the Company entered into new noncancelable operating lease for office space commencing on October 1, 1997 and ending on September 30, 2000. The minimum rental commitment under this lease for each of the next four years approximates $10,000, $42,000, $42,000, and $32,000. Both agreements provide for additional rent based on increases determined from indices specified within the lease agreements. Additionally, the Company is required to pay its pro rata share of increases in real estate taxes.

  Rent expense in both 1995 and 1996 totalled approximately $97,000.

5. INCOME TAXES:

  The benefit for income taxes consisted of the following:

                                                               FOR THE YEARS
                                                              ENDED DECEMBER
                                                                    31,
                                                             ------------------
                                                               1995      1996
                                                             --------  --------
Current..................................................... $(49,485) $ (2,207)
Deferred....................................................   45,910   (31,803)
                                                             --------  --------
    Total................................................... $ (3,575) $(34,010)
                                                             ========  ========

                          BLOCK COURT REPORTING, INC.

  The components of deferred income tax liabilities and assets are as follows:

                                                              DECEMBER 31,
                                                            ------------------
                                                              1995      1996
                                                            --------  --------
Deferred tax assets:
  Accounts payable.........................................   $2,600  $ 55,832
Deferred tax liabilities:
  Accounts receivable......................................   48,510    69,939
                                                            --------  --------
    Net deferred income taxes.............................. $(45,910) $(14,107)
                                                            ========  ========

6. LONG-TERM OBLIGATIONS:

  The Company has a line of credit with a bank for up to $25,000 at an interest rate equal to the prime lending rate plus two percentage points. As of December 31, 1996 and June 30, 1997, there was $18,000 and $23,000 drawn on this line of credit, respectively. These borrowings have been classified as current.

  The Company has a promissory note with a bank at an interest rate equal to the prime lending rate plus one percentage point. At December 31, 1996, the maturities of the promissory note for each of the next two years approximated $38,000 and $15,000.

  The Company leases vehicles under long-term capital leases which expire during 1997. At December 31, 1996, future minimum payments under these leases approximated $13,000.

7. RELATED PARTY TRANSACTIONS:

  The Company subleases certain office space to an affiliate for approximately $2,000 per month.

8. SALE OF THE COMPANY:

  On September 5th 1997, the Company's stock was acquired by U.S. Legal Support, Inc. Summary financial information pertaining to the Company's operations from January 1, 1997 through the acquisition date is as follows:

                                                                     (UNUADITED)
        Revenues....................................................  $701,401
        Gross profit................................................   426,178
        Operating loss..............................................   (90,940)
        Income before income taxes..................................   (93,448)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
U.S. Legal Support, Inc.:

  We have audited the accompanying balance sheet of Commander Wilson, Inc. (a sole proprietorship) as of December 31, 1995 and 1996, and the related statements of income, owner's deficit and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Commander Wilson, Inc. (a sole proprietorship) as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand l.l.p.

Houston, Texas
September 22, 1997

                             COMMANDER WILSON, INC.

                               BALANCE SHEET

                                                  DECEMBER 31,
                                                 ----------------  SEPTEMBER 30,
                                                  1995     1996        1997
                                                 -------  -------  -------------
                                                                    (UNAUDITED)
                     ASSETS
Current assets
  Prepaid expenses..............................  $1,969  $   --       $--
                                                 -------  -------      ----
    Total current assets........................   1,969      --        --
                                                 -------  -------      ----
Total assets....................................  $1,969  $   --       $--
                                                 =======  =======      ====
        LIABILITIES AND OWNER'S DEFICIT
Current liabilities
  Accounts payable and accrued liabilities...... $36,000  $37,303      $--
                                                 -------  -------      ----
    Total current liabilities...................  36,000   37,303
Commitments and contingencies
Owner's deficit................................. (34,031) (37,303)      --
                                                 -------  -------      ----
Total liabilities and owner's deficit...........  $1,969  $   --       $--
                                                 =======  =======      ====


    The accompanying notes are an integral part of the financial statements.

                             COMMANDER WILSON, INC.

                            STATEMENT OF INCOME

                                              FOR THE YEARS     FOR THE NINE
                                                  ENDED         MONTHS ENDED
                                               DECEMBER 31,    SEPTEMBER 30,
                                             ---------------- ----------------
                                               1995     1996   1996     1997
                                             -------- ------- ------- --------
                                                                (UNAUDITED)
Revenues.................................... $577,733 $94,291 $84,291 $335,540
Cost of services............................  100,570     --      --       --
                                             -------- ------- ------- --------
Gross profit................................  477,163  94,291  84,291  335,540
Selling, general and administrative
 expenses...................................  284,170  68,528  51,021   61,763
                                             -------- ------- ------- --------
    Net income.............................. $192,993 $25,763 $33,270 $273,777
                                             ======== ======= ======= ========



    The accompanying notes are an integral part of the financial statements.

                             COMMANDER WILSON, INC.

                       STATEMENT OF OWNER'S DEFICIT

                                                                       OWNER'S
                                                                       EQUITY
                                                                      (DEFICIT)
                                                                      ---------
Balance on January 1, 1995...........................................   $5,800
Net income...........................................................  192,993
Distributions to owner, net.......................................... (232,824)
                                                                      --------
Balance on December 31, 1995.........................................  (34,031)
Net income...........................................................   25,763
Distributions to owner, net..........................................  (29,035)
                                                                      --------
Balance on December 31, 1996.........................................  (37,303)
Net income (unaudited)...............................................  273,777
Distributions to owner, net (unaudited).............................. (236,474)
                                                                      --------
Balance on September 30, 1997 (unaudited)............................ $     --
                                                                      ========



    The accompanying notes are an integral part of the financial statements.

                             COMMANDER WILSON, INC.

                          STATEMENT OF CASH FLOWS

                                        FOR THE YEARS     FOR THE NINE MONTHS
                                        ENDED DECEMBER            ENDED
                                             31,             SEPTEMBER 30,
                                       -----------------  ---------------------
                                         1995     1996      1996        1997
                                       --------  -------  ---------  ----------
                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income.........................  $192,993  $25,763    $33,270    $273,777
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Change in operating assets and
     liabilities:
      Accounts payable...............    41,800    1,303        --      (37,303)
      Prepaid expenses...............    (1,969)   1,969      1,969         --
                                       --------  -------  ---------  ----------
        Net cash provided by
         operating activities........   232,824   29,035     35,239     236,474
Cash flows from investing
 activities..........................       --       --         --          --
Cash flows from financing activities:
  Distributions to owner.............  (232,824) (29,035)   (35,239)   (236,474)
                                       --------  -------  ---------  ----------
        Net cash used in financing
         activities..................  (232,824) (29,035)   (35,239)   (236,474)
                                       --------  -------  ---------  ----------
Change in cash.......................       --       --         --          --
Cash and cash equivalents at the
 beginning of period.................       --       --         --          --
                                       --------  -------  ---------  ----------
Cash and cash equivalents at the end
 of the period.......................  $    --   $   --   $     --   $      --
                                       ========  =======  =========  ==========


    The accompanying notes are an integral part of the financial statements.

                            COMMANDER WILSON, INC.

                      NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

  Commander Wilson, Inc. (the "Company"), a sole proprietorship, provides legal recruitment services to law firms and corporations primarily in Texas.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Preparation of Interim Financial Statements

  The unaudited financial statements for the periods ended September 30, 1996 and 1997 reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash

  The Company does not maintain a cash account. All cash receipts are deposited into the owner's bank account and recorded as distributions to the owner. All cash disbursements are made from the owner's bank account and recorded as contributions to the Company.

 Property and Equipment

  Property and equipment is recorded at cost and is depreciated on the straight-line basis over the estimated useful lives of the assets. Expenditures for improvements that extend the life of such assets are capitalized, while maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in operations. All property and equipment is fully depreciated.

 Revenue Recognition

  The Company records revenue when candidates accept a job offer. Non-refundable retainers to provide recruitment services on an exclusive basis are earned upon receipt. An allowance is provided for bad debts, based primarily on historical experience and current estimates.

 Concentration of Credit Risk

  The Company grants credit to primarily law firms and corporations which may be affected by economic or other external conditions. The Company maintains allowances for potential credit losses and such losses have been within management's expectations. During the years ended December 31, 1995 and 1996 approximately 53% and 93% of revenues was earned from two and five companies, respectively. During the six months ended June 30, 1997 approximately 48% of revenues was earned from two companies.

 Income Taxes

  The Company is organized as a sole proprietorship. No provision for federal income taxes is provided in these financial statements because the Company's income is included in the owner's tax return.

                            COMMANDER WILSON, INC.

3. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

  At December 31, 1996, aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year are as follows:

         1997........................................... $22,548
         1998...........................................   5,599
                                                         -------
                                                         $28,147
                                                         =======

4. LITIGATION:

  In September 1994, an independent contractor filed a lawsuit against the Company claiming breach of contract for approximately $600,000. In April 1997, the Company settled the lawsuit for approximately $36,000. Legal expenses of approximately $57,000 are included in selling, general and administrative expenses for the year ended December 31, 1995.

5. SALE OF THE BUSINESS:

  In September 1997, the owner agreed to sell the Company's business to U.S. Legal Support, Inc.

6. BANKRUPTCY:

  In May 1996, the Company's owner filed a voluntary petition for Chapter XIII bankruptcy relief following the initiation of a lawsuit filed by a former independent contractor engaged by the Company. The Company's owner has submitted a Chapter XIII plan which has not yet been confirmed by the presiding bankruptcy court. The ultimate outcome and the effect, if any, of this matter on the Company cannot be determined.

[Logo of U.S. Legal Support, Inc. appears here]

                     A leading provider of court reporting,
                      certified record retrieval and legal
                        placement and staffing services

                                                Court Reporting
[Photo of court reporter transcribing]

Certified Record Retrieval

                                          [Photo of certified records retrieval]

                                                Legal Placement and Staffing

[Photo of attorney working]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the Common Stock offered by this Prospectus, nor does it constitute an offer to sell or the solicitation of an offer to buy the shares of Common Stock to anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such other or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                              ------------------

                               TABLE OF CONTENTS

                              ------------------

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
The Company..............................................................  12
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  16
Selected Financial Data..................................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  31
Management...............................................................  39
Certain Transactions.....................................................  43
Principal Shareholders...................................................  45
Description of Capital Stock.............................................  47
Shares Eligible for Future Sale..........................................  49
Underwriting.............................................................  51
Legal Matters............................................................  52
Experts..................................................................  52
Available Information....................................................  53
Index to Financial Statements............................................ F-1

Until         , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock offering hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




                                3,500,000 SHARES

                                   LOGO
[LOGO OF U.S. LEGAL SUPPORT APPEARS HERE]

                                  COMMON STOCK


                               ----------------

                                   PROSPECTUS

                               ----------------


                                  NationsBanc
                                   Montgomery
                                Securities, Inc.

                               Hambrecht & Quist

                              J.C. Bradford & Co.


                                         , 1997



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the securities being registered. All amounts are estimates except for the fees payable to the Commission and the NASD and the listing fee.

                                                                    AMOUNT
                                                                 -------------
      Securities and Exchange Commission registration fee....... $   15,950.00
      National Association of Securities Dealers, Inc. filing
       fee......................................................      5,732.50
      NASDAQ listing fee........................................     60,000.00
      Printing and engraving expenses...........................    300,000.00
      Legal fees and expenses...................................    500,000.00
      Accounting fees and expenses..............................  1,250,000.00
      Blue sky fees and expenses................................      7,000.00
      Transfer Agent fees.......................................     10,000.00
      Miscellaneous.............................................      7,317.50
                                                                 -------------
          TOTAL................................................. $2,150,000.00
                                                                 =============

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  The Registrant's Articles of Incorporation, as amended (the "Articles of Incorporation") and Bylaws require the Registrant to indemnify officers and directors of the Registrant to the fullest extent permitted by Article 2.02-1 of the Business Corporation Act of the State of Texas (the "TBCA"). The Articles of Incorporation and Bylaws are filed as Exhibits 3.1 and 3.2 to the Registration Statement. Generally, Article 2.02-1 of the TBCA permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (i) conducted himself in good faith; (ii) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, or (b) in other cases, that his conduct was at least not opposed to the corporation's best interests; and
(iii) in the case of any criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBCA requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

  The Articles of Incorporation provide that a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director's capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director's duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (iv) an act or omission for which the liability of the director is expressly provided by statute; or (v) an act related to an unlawful stock repurchase or payment of dividend.

  The Form of Underwriting Agreement filed herewith as Exhibit 1.1, under certain circumstances, provides for indemnification by the Underwriters of the directors, officers and controlling persons of the Company.

  The Company intends to purchase liability insurance policies covering the directors and officers of the Company, including, to provide protection where the Company cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  All information set forth in this Item 15 gives effect to a 100-for-one stock split with respect to the Common Stock and Preferred Stock of tghe Company effected on December 16, 1996.

  In connection with the initial capitalization of the Company, on October 2, 1996, the Company issued 150,000 shares of Common Stock to GulfStar Investments, Ltd. at a price of $.01 per share for services rendered valued at $1,500 and 843,840 shares of Common Stock to Richard O. Looney at a price of $.01 per share for services rendered valued at $8,438.40. On January 17, 1997, the Company issued: (i) 135,000 shares of Series A Convertible Preferred Stock to the Trust for Defined Benefit Plans of Zeneca Holdings Inc. at a price of $1.00 per share for an aggregate sales price of $135,000; (ii) 670,000 shares of Series A Convertible Preferred Stock to the Delaware State Employees' Retirement Fund at a price of $1.00 per share for an aggregate sales price of $670,000; and (iii) 195,000 shares of Series A Convertible Preferred Stock to the Trust for Defined Benefit Plans of ICI American Holdings Inc. at a price of $1.00 per share for an aggregate sales price of $195,000. On July 22, 1997, the Company issued 25,000 shares to David W. Pfleghar at a price of $.01 per share for an aggregate sales price of $250.00. All of such sales were completed without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act, no public offering being involved.

  On January 17, 1997, the Company acquired all the issued and outstanding capital stock of Looney & Company in exchange for cash and the issuance of 2,000,000 (2,046,667 as a result of a post-closing adjustment on June 23, 1997) shares of Series B Convertible Preferred to Richard O. Looney. On that date, the Company also acquired all the issued and outstanding capital stock of Klein, Bury & Associates in exchange for cash and the issuance of 170,600 shares of Common Stock to Michael Klein. On April 3, 1997, the Company acquired all the assets of Cindi Rogers & Associates, Inc. in exchange for the payment of cash and the issuance of 5,000 shares of Common Stock to Cynthia A. Rogers. In connection with its acquisition of all the assets of San Francisco Reporting Service, the Company paid cash and issued 15,304 shares of Common Stock each to Jay Harbidge and Richard Posner on May 14, 1997, and 115,625 shares of Series C Convertible Preferred Stock each to Jay Harbidge and Richard Posner on June 23, 1997. On May 19, 1997, the Company acquired all the assets of G&G Court Reporters in exchange for cash and the issuance of a $345,750 Convertible Subordinated Promissory Note and a $691,750 Convertible Subordinated Promissory Note to the Giammanco Family Trust. On August 19, 1997, the Company acquired all the issued and outstanding capital stock of Goren of Newport, Inc. d/b/a/ Johnson Court Reporting in exchange for cash and the issuance of a $78,401 Subordinated Promissory Note and 46,118.117 shares of Common Stock to Glory Johnson. On that date the Company also acquired all the issued and outstanding capital stock of RapidText, Inc. in exchange for cash and the issuance of a $22,738 Subordinated Promissory Note and 13,375.529 shares of Common Stock to Glory Johnson and a $37,598 Subordinated Promissory Note and 22,116.471 shares of Common Stock to Seaquestor Trust. On that date the Company also acquired all the issued and outstanding capital stock of MedText, Inc. in exchange for cash and the issuance of a $107,023 Subordinated Promissory Note and 60,865.764 shares of Common Stock to Seaquestor Trust. On August 28, 1997, the Company acquired all the assets of Encore Court Reporting in exchange for cash and the issuance of 2,941 shares of Common Stock to Jan Coldren. On August 29, 1997, the Company acquired all the assets of Legal Enterprise, Inc. in exchange for cash and the issuance of a $319,340 Subordinated Promissory Note and a $821,160 Convertible Subordinated Promissory Note to Legal Enterprise, Inc. On September 4, 1997, the Company acquired all the capital stock of Block Court Reporting, Inc. in exchange for cash and the issuance of a $240,000 Subordinated Promissory Note and a $360,000 Convertible Subordinated Promissory Note to Martin H. Block. On that date, the Company also acquired all the assets of Amicus One Legal Support Services, Inc. in exchange for cash and the issuance of a $560,000 Subordinated Promissory Note and 116,471 shares of Common Stock to Amicus One. On September 17, 1997, the Company acquired all the issued and outstanding capital stock of Burton House, Inc. d.b.a. Ziskind, Greene, Watanabe & Nason in exchange for cash and the issuance of 158,824 shares of Common Stock to Gregg M. Ziskind and Susan L. Ziskind. On that date the Company also acquired all the assets of Elaine P. Dine, Inc. and Elaine P. Dine Temporary Attorneys, L.L.C. in exchange for cash and the issuance of a $2,000,000 Junior Subordinated Promissory Note and 76,471 shares of Common Stock to such companies. All of such sales were completed without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act, no public offering being involved.

  On January 17, 1997, the Company granted options to purchase 96,160 shares of Common Stock to certain employees or other optionees of Looney & Company and Klein Bury at exercise prices ranging from $.01 to $.10 in exchange for options previously granted to such employees and optionees by such companies. On September 17, 1997, the Company granted options to purchase 41,176 shares of Common Stock to certain employees of Elaine P. Dine, Inc. at an exercise price of $.01 per share in exchange for options previously granted to such employees by such company. On September 25, 1997, options to purchase 12,480 shares of Common Stock were exercised at a price of $.01 per share. The Company received $124.80 in aggregate consideration upon the exercise of such options. All of such sales were completed without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act, no public offering being involved. In addition, the Company believes that the exemption provided by Rule 701 promulgated under the Securities Act is applicable to such sales.

   On September 8, 1997, the Company sold a number of shares of Common Stock equal to $1,072,604 divided by 90% of the initial public offering price per share to Kirby A. Kennedy & Associates in connection with a definitive agreement in which the Company will acquire all of the assets of Kirby A. Kennedy & Associates in exchange for cash and the issuance of such shares. On September 15, 1997, the Company sold a number of shares of Common Stock equal to $2,400,000 divided by 90% of the initial public offering price per share to Colleen Jilio in connection with a definitive agreement in which the Company will acquire all of the assets of Jilio & Associates in exchange for cash and the issuance of such shares. On September 25, 1997, the Company sold a number of shares of Common Stock equal to $2,500,000 divided by 90% of the initial public offering price per share to Reporting Services Associates, Inc. in connection with a definitive agreement in which the Company will acquire all of the assets of Reporting Service Associates in exchange for cash and the issuance of such shares. On that date the Company also sold a number of shares of Common Stock equal to $607,500 divided by 90% of the initial public offering price per share to James M. Wilson in connection with a definitive agreement in which the Company will acquire all of the assets of Commander Wilson Incorporated in exchange for cash and the issuance of such shares. All of such sales were completed without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act, no public offering being involved. The shares of Common Stock referred to in this paragraph will be issued and delivered simultaneously with the consummation of the Offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

     EXHIBIT
     NUMBER                        DESCRIPTION OF EXHIBIT
     -------                       ----------------------
     1.1*    Form of Underwriting Agreement between the Company and the
              Underwriters named therein.
     2.1+    Stock Purchase Agreement by and between Litigation Resources of
             America, Inc. and Richard O. Looney, dated as of January 17, 1997.
     2.2+    Stock Purchase Agreement by and between Litigation Resources of
             America, Inc. and Michael Klein, dated as of January 17, 1997.
     2.3+    Securities Purchase Agreement by and among Litigation Resources of
             America, Inc. (the "Company"), the Subsidiaries of the Company
             listed on the signature pages thereto and the Investors listed on the signature pages thereto, dated as of January 17, 1997, as amended.
     2.4+    Agreement of Purchase and Sale of Assets by and between Litigation
             Resources of America--California, Inc. and San Francisco Reporting
             Service, dated May 14, 1997.

     EXHIBIT
     NUMBER                        DESCRIPTION OF EXHIBIT
     -------                       ----------------------
     2.5+    Agreement of Purchase and Sale of Assets by and between Litigation
             Resources of America--California, Inc., Litigation Resources of
             America, Inc., Peter Giammanco and Leslie Giammanco, individuals
             d/b/a G&G Court Reporters, and Peter Giammanco and Leslie
             Giammanco as Trustees of the Giammanco Family Trust, dated as of
             May 19, 1997.
     2.6+    Letter Agreement by and between Sandra Rocca and Litigation
             Resources of America--Midwest, Inc., dated August 15, 1997
     2.7+    Plan and Agreement of Reorganization and Merger by and among
             Litigation Resources of America--California, Inc., Goren of
             Newport, Inc. d/b/a Johnson Court Reporting, Glory Johnson and
             Litigation Resources of America, dated as of August 19, 1997.
     2.8+    Plan and Agreement of Reorganization and Merger by and among
             Litigation Resources of America--California, Inc., RapidText,
             Inc., Seaquestor Trust, Glory Johnson and Litigation Resources of
             America, dated as of August 19, 1997.
     2.9+    Plan and Agreement of Reorganization and Merger by and among
             Litigation Resources of America--California, Inc., MedText, Inc.,
             Seaquestor Trust and Litigation Resources of America, dated as of
             August 19, 1997.
     2.10+   Agreement of Purchase and Sale of Assets by an among Litigation
             Resources of America--California, Inc., Litigation Resources of
             America, Inc., Legal Enterprise, Inc., Tony L. Maddocks and Alan
             Simon, dated as of August 29, 1997.
     2.11+   Agreement of Purchase and Sale of Assets by an among Litigation
             Resources of America--Northeast, Inc., Litigation Resources of
             America, Inc., Amicus One Legal Support Services, Inc., Richard A.
             Portas, Joseph N. Spinozzi, Carl Anderson and Howard Breshin,
             dated as of September 4, 1997.
     2.12+   Stock Purchase Agreement by and between Litigation Resources of
             America, Inc., Litigation Resources of America--Northeast, Inc.,
             and Martin H. Block, dated as of September 4, 1997.
     2.13+   Agreement of Purchase and Sale of Assets by an among Litigation
             Resources of America--Midwest, Inc., Litigation Resources of
             America, Inc., Kirby A. Kennedy & Associates, Kirby A. Kennedy and
             Jeanne M. Kennedy, dated as of September 8, 1997.
     2.14+   Agreement of Purchase and Sale of Assets by an among Litigation
             Resources of America--California, Inc., Litigation Resources of
             America, Inc., and Colleen Jilio, a resident of California d.b.a.
             Jilio & Associates, dated as of September 15, 1997.
     2.15+   Agreement of Purchase and Sale of Assets by an among Litigation
             Resources of America--Northeast, Inc., Litigation Resources of
             America, Inc., Elaine P. Dine, Inc., Elaine P. Dine Temporary
             Attorneys, L.L.C., Elaine P. Siegel ane Laurie Becker, dated as of
             September 17, 1997.
     2.16+   Stock Purchase Agreement by and between Litigation Resources of
             America, Inc., Litigation Resources of America--California, Inc.,
             Gregg M. Ziskind and Susan L. Ziskind, dated as of September 17,
             1997.
     2.17+   Agreement of Purchase and Sale of Assets by an among Looney &
             Company, U.S. Legal Support, Inc. and James M. Wilson, a resident of Houston, Texas d.b.a Commander Wilson, Incorporated, dated as of September 25, 1997.
     2.18+   Agreement of Purchase and Sale of Assets by an among Litigation
             Resources of America--Northeast, Inc., Litigation Resources of
             America, Inc., Reporting Services Associates, Inc. and Lee
             Goldstein, dated as of September 25, 1997.

     EXHIBIT
     NUMBER                        DESCRIPTION OF EXHIBIT
     -------                       ----------------------
      3.1    Articles of Incorporation, as amended, of the Company.
      3.2    Bylaws of the Company, as amended.
      4.1    Registration Rights Agreement between the Company and Richard O.
             Looney, dated
             January 17, 1997.
      4.2    Registration Rights Agreement between the Company and Michael
             Klein, dated
             January 17, 1997.
      4.3    Registration Rights Agreement between the Company and certain purchasers, dated
             January 17, 1997.
      4.4    Form of Registration Rights Agreement among the Company and certain holders of the Common Stock.
      4.5    Securityholders Agreement among Litigation Resources of America,
             Inc., the Investors named therein and the Shareholders named therein, dated January 17, 1997, as amended.
      4.6+   Registration Rights Agreement between the Company and Gregg M.
             Ziskind and Susan L. Ziskind, dated Septeember 17, 1997.
      5.1*   Opinion of Bracewell & Patterson, L.L.P. as to the validity of the
             Common Stock being offered.
     10.1    U.S. Legal Support, Inc. 1997 Stock Incentive Plan.
     10.2    Form of Option Agreement for 1997 Stock Incentive Plan.
     10.3    U.S. Legal Support, Inc. 1997 Non-Employee Directors Stock Option
              Plan.
     10.4    Form of Option Agreement for Non-Employee Directors Stock Option
              Plan.
     10.5+   Employment Agreement by and among the Company, Looney & Company and Richard O. Looney, dated January 17, 1997, as amended.
     10.6+   Employment Agreement by and among the Company, Klein, Bury &
             Associates and Michael Klein, dated January 17, 1997, as amended.
     10.7+   Employment Agreement by and among the Company, Litigation
             Resources of America--California, Inc. and Tony L. Maddocks, dated
             August 29, 1997.
     10.8+   Employment Agreement dated September 25, 1997 by and among the
             Company and James M. Wilson dated September 25, 1997.
     10.9+   Letter Agreement dated May 7, 1997 by and between James M. Wilson
             d.b.a. Commander Wilson, Inc. and the Company.
     10.10+  Termination of Letter Agreement Dated May 7, 1997, between James
             M. Wilson d.b.a. Commander Wilson, Inc. and the Company, dated
             September 25, 1997.
     10.11+  Letter Agreement dated April 24, 1997 by and between the Company and The GulfStar Group, Inc.
     10.12+  Fourth Amended and Restated Bank Credit Agreement among the
             Company, its subsidiaries and Texas Commerce Bank, National
             Association.

     EXHIBIT
     NUMBER                        DESCRIPTION OF EXHIBIT
     -------                       ----------------------
     11.1+   Computation of Historical and SAB No. 55 Earnings Per Share.
     11.2+   Computation of Pro Forma Earnings Per Share.
     21.1    Subsidiaries of the Company.
     23.1*   Consent of Bracewell & Patterson, L.L.P. (included in its opinion filed as Exhibit 5 hereto).
     23.2+   Consent of Coopers & Lybrand L.L.P.
     23.3    Consent of Fentress Bracewell.
     23.4+   Consent of Ronald C. Lassiter.
     24.1    Powers of Attorney (See page II-7).
     27      Financial Data Schedule

--------
+Filed herewith.
*To be filed by amendment.

(b) Financial Statement Schedules

  The following financial statement schedules are included herein.

  Schedule II--Valuation and Qualifying Accounts.

  All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 14, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, U.S. LEGAL SUPPORT, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT THERETO TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON DECEMBER 1, 1997.

                                          U.S. Legal Support, Inc.

                                                  /s/ Richard O. Looney
                                          By: _________________________________
                                                     Richard O. Looney
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby revokes the Power of Attorney dated September 25, 1997 and constitutes and appoints Richard O. Looney and David P. Tusa, or either of them, the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities (until revoked in writing), to sign this Registration Statement, any Registration Statement filed pursuant to Rule 462(b), and any and all amendments (including post-effective amendments) thereto, to file the same, together with all exhibits thereto and documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities authorities, granting unto said attorney-in-fact and agent, or their substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE INDICATED CAPACITIES ON DECEMBER 1, 1997.

              SIGNATURE                                      TITLE
              ---------                                      -----
        /s/ Richard O. Looney
 ------------------------------------
          Richard O. Looney           Director, President and Chief Executive Officer
                                       (principal executive officer)
          /s/ David P. Tusa
 ------------------------------------
            David P. Tusa             Executive Vice President and Chief Financial
                                       Officer
                                       (principal financial officer)
        /s/ Scott R. Creasman
 ------------------------------------
          Scott R. Creasman           Vice President and Corporate Controller
                                       (principal accounting officer)
        /s/ Michael A. Klein
 ------------------------------------
           Michael A. Klein           Director
        /s/ Robert J. Cresci
 ------------------------------------
           Robert J. Cresci           Director
          /s/ G. Kent Kahle
 ------------------------------------
            G. Kent Kahle             Director

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of U.S. Legal Support, Inc.:

  In connection with our audits of the financial statements of Looney & Company as of December 31, 1995 and 1996, and for each of the three years in the period December 31, 1996, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed on S-2 herein.

  In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as whole, presents fairly, in all material respects, the information required to be included herein.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
September 5, 1997

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                BALANCE  CHARGED                        BALANCE
                               BEGINNING    TO                          AT END
         DESCRIPTION           OF PERIOD EXPENSES DEDUCTIONS OTHER (1) OF PERIOD
         -----------           --------- -------- ---------- --------- ---------
LOONEY & COMPANY
Year ended December 31, 1994:
  Allowance for uncollectible
   accounts...................   $ 32      $ 28      $ --      $ --      $ 60
                                 ====      ====      ====      ====      ====
Year ended December 31, 1995:
  Allowance for uncollectible
   accounts...................   $ 60      $ 83      $ --      $ --      $143
                                 ====      ====      ====      ====      ====
Year ended December 31, 1996:
  Allowance for uncollectible
   accounts...................   $143      $ 80      $ --      $ --      $223
                                 ====      ====      ====      ====      ====
U.S. LEGAL SUPPORT, INC.
Nine months ended September
 30, 1997
  Allowance for uncollectible
   accounts...................   $223      $154      $(36)     $436      $777
                                 ====      ====      ====      ====      ====

--------
(1) Acquired allowances for uncollectible accounts in acquisitions.

                                      S-2